As filed with the Securities and Exchange Commission on April 28, 2003
                                                     Registration No. 333-100019
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                        Pre-Effective Amendment No. 2 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                    EMT Corp.
             (Exact name of Registrant as specified in its charter)

          Indiana                       6141                    35-204-3933
 (State or jurisdiction of    (Primary standard industrial   (I.R.S. employer
incorporation or organization) classification code number) identification number


               8452 Woodfield Crossing Boulevard, Suite 401
                        Indianapolis, Indiana 46240
                              (317) 469-2064
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Cheryl E. Watson
                  8425 Woodfield Crossing Boulevard, Suite 401
                           Indianapolis, Indiana 46240
                                 (317) 469-2064
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                    Copies to:
                      Thomas H. Duncan, Esq.
                      Ballard Spahr Andrews & Ingersoll, LLP
                      1225 17th Street, Suite 2300
                      Denver, CO  80202
                      (303) 292-2400
                              --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE
============================================= ============== =========== ============== =============

                                                               Proposed     Proposed
                                                               maximum      maximum        Amount
                                                  Amount       offering    aggregate         of
     Title of each class of securities             to be      price per     offering    registration
              to be registered                  registered     unit (1)    price (1)         fee
--------------------------------------------- -------------- ----------- -------------- -------------
Senior Series A1-1 through A1-22 Auction
Rate Notes                                    $1,686,000,000     100%    $1,686,000,000  $155,112(2)
Senior Subordinate Series B1-1 through B1-3
Auction Rate Notes
============================================= ============== =========== ============== =============
(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)
     under the Securities Act of 1933.
(2)  Previously paid on September 23, 2002.
                                           --------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                    EMT CORP.
                                    (ISSUER)

                                OFFER TO EXCHANGE

       EMT Corp. is offering to exchange the following student loan asset-backed notes:


              $82,000,000 1998 Senior Series A1-1 (Auction Rate Securities) $80,000,000 1998 Senior Series A1-2 (Auction Rate Securities) $80,000,000 1998 Senior Series A1-3 (Auction Rate Securities) $80,000,000 1998 Senior Series A1-4 (Auction Rate Securities) $28,000,000 1998 Senior Subordinate Series B1-1 (Auction Rate
                          Securities)
       for similarly titled notes issued on June 4, 1998.

              $75,000,000 1999 Senior Series A1-5 (Auction Rate Securities) $75,000,000 1999 Senior Series A1-6 (Auction Rate Securities)
       for similarly titled notes issued on January 28, 1999.

              $60,000,000 1999-I Senior Series A1-7 (Auction Rate Securities) $60,000,000 1999-I Senior Series A1-8 (Auction Rate Securities) $55,000,000 1999-I Senior Series A1-9 (Auction Rate Securities)
       for similarly titled notes issued on September 29, 1999.

              $70,000,000 2000 Senior Series A1-10 (Auction Rate Securities) $70,000,000 2000 Senior Series A1-11 (Auction Rate Securities) $70,000,000 2000 Senior Series A1-12 (Auction Rate Securities) $50,000,000 2000 Senior Series A1-13 (Auction Rate Securities) $50,000,000 2000 Senior Series A1-14 (Auction Rate Securities) $50,000,000 2000 Senior Series A1-15 (Auction Rate Securities) $15,000,000 2000 Senior Subordinate Series B1-2 (Auction Rate Securities)
       for similarly titled notes issued on April 13, 2000.

              $98,000,000 2000-I Senior Series A1-16 (Auction Rate Securities) $98,000,000 2000-I Senior Series A1-17 (Auction Rate Securities) $98,000,000 2000-I Senior Series A1-18 (Auction Rate Securities) $98,000,000 2000-I Senior Series A1-19 (Auction Rate Securities) $98,000,000 2000-I Senior Series A1-20 (Auction Rate Securities) $49,000,000 2000-I Senior Series A1-21 (Auction Rate Securities) $49,000,000 2000-I Senior Series A1-22 (Auction Rate Securities) $48,000,000 2000-I Senior Subordinate Series B1-3 (Auction Rate Securities)
       for similarly titled notes issued on June 9, 2000.

               The terms of the new notes issued by EMT Corp. in connection with the exchange will be the same as those of the outstanding old notes issued on the dates listed above, except for the elimination of transfer restrictions relating to the old notes and the revision of certain terms of the new Series 1998 Notes so that interest is calculated in the same manner on all of the new notes. The new notes are auction rate notes, and like the old notes, are redeemable on any interest payment date at our option and may only be transferred pursuant to the auction procedures described in this prospectus or through a broker-dealer.
               The new notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program having the characteristics described in this prospectus and cash and short-term investment securities held in a reserve account and other accounts created under the trust agreement. The new notes are payable solely from the trust estate created under the trust agreement.

               SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE OFFER.
               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS _______________, 2003

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................1
WHERE YOU CAN FIND MORE INFORMATION............................................9
ABOUT US......................................................................10
SELECTED FINANCIAL DATA.......................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...............................................................19
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURE..................................................................23
USE OF PROCEEDS...............................................................24
THE EXCHANGE OFFER............................................................24
OUR STUDENT LOANS.............................................................37
SERVICING.....................................................................44
INFORMATION RELATING TO THE GUARANTEE AGENCIES................................46
DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM......................49
DESCRIPTION OF THE GUARANTEE AGENCIES.........................................63
DESCRIPTION OF THE NEW NOTES..................................................70
SECURITY AND SOURCES OF REPAYMENT FOR THE NOTES...............................83
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................85
THE TRUST AGREEMENT...........................................................87
FEDERAL INCOME TAX CONSEQUENCES...............................................98
STATE TAX CONSIDERATIONS.....................................................101
ERISA CONSIDERATIONS.........................................................101
LEGAL MATTERS................................................................102
RATINGS......................................................................102
PLAN OF DISTRIBUTION.........................................................103
INDEX TO EMT CORP. FINANCIAL STATEMENTS......................................F-1


                                  -------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT THE EXCHANGE OFFER AND THE NEW NOTES AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU FIND IMPORTANT IN MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER. THIS PROSPECTUS CONTAINS MORE DETAILED TERMS ABOUT THE EXCHANGE OFFER AND THE NEW NOTES BEING OFFERED TO YOU, AS WELL AS SELECTED BUSINESS INFORMATION AND FINANCIAL DATA. YOU ARE STRONGLY ENCOURAGED TO READ THIS ENTIRE PROSPECTUS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

                               THE EXCHANGE OFFER


        You are entitled to exchange your old notes for new notes that have been registered under the Securities Act of 1933 (the "1933 Act"). The new notes will have the same terms as the old notes that you currently hold, except that the new notes will be registered under the 1933 Act and will not be subject to certain restrictions on their transfer, and certain terms of the new Series 1998 Notes have also been changed so that the way we calculate the interest rates for all of the new notes will be the same. The new notes will be backed by the same pool of student loans and other assets as the old notes. Following the exchange offer, any old notes held by you that are not exchanged will continue to be subject to the existing restrictions on their transfer.


        You should read the discussion under the heading "THE EXCHANGE OFFER" for more detailed information about the exchange offer and resales of the new notes. You should also read the discussion under the headings "PROSPECTUS SUMMARY -- SUMMARY OF TERMS OF THE NEW NOTES" for further information regarding the new notes.

                          SUMMARY OF THE EXCHANGE OFFER
THE ISSUER

  o    EMT Corp.

SALE OF THE OLD NOTES

        We sold the old notes we are offering to exchange in this prospectus in a series of private placement transactions on June 4, 1998, January 28, 1999, September 29, 1999, April 13, 2000 and June 9, 2000. All of the old notes are student loan asset-backed auction rate securities. The initial purchasers in each of the private placement transactions subsequently resold the old notes to qualified institutional buyers that agreed to comply with certain transfer restrictions and other conditions pursuant to Rule 144A under the 1933 Act.

THE EXCHANGE OFFER

        We are offering to exchange the new notes described above in a principal amount equal to the principal amount of the old notes held by you. In order to be exchanged, your old notes must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue new notes on or promptly after the expiration of the exchange offer.

SECURITIES OFFERED

        We are offering the following notes to be exchanged for similarly titled old notes:

Student Loan Asset-Backed Auction Rate Notes, 1998 Senior Series A1-1 in the aggregate principal amount of $82,000,000

Student Loan Asset-Backed Auction Rate Notes, 1998 Senior Series A1-2 in the aggregate principal amount of $80,000,000

Student Loan Asset-Backed Auction Rate Notes, 1998 Senior Series A1-3 in the aggregate principal amount of $80,000,000

Student Loan Asset-Backed Auction Rate Notes, 1998 Senior Series A1-4 in the aggregate principal amount of $80,000,000


Student Loan Asset-Backed Auction Rate Notes, 1998 Senior Subordinate Series B1-1 in the aggregate principal amount of $28,000,000


Student Loan Asset-Backed Auction Rate Notes, 1999 Senior Series A1-5 in the aggregate principal amount of $75,000,000

Student Loan Asset-Backed Auction Rate Notes, 1999 Senior Series A1-6 in the aggregate principal amount of $75,000,000

Student Loan Asset-Backed Auction Rate Notes, 1999-I Senior Series A1-7 in the aggregate principal amount of $60,000,000


Student Loan Asset-Backed Auction Rate Notes, 1999-I Senior Series A1-8 in the aggregate principal amount of $60,000,000


Student Loan Asset-Backed Auction Rate Notes, 1999-I Senior Series A1-9 in the aggregate principal amount of $55,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-10 in the aggregate principal amount of $70,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-11 in the aggregate principal amount of $70,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-12 in the aggregate principal amount of $70,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-13 in the aggregate principal amount of $50,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-14 in the aggregate principal amount of $50,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Series A1-15 in the aggregate principal amount of $50,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000 Senior Subordinate Series B1-2 in the aggregate principal amount of $15,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-16 in the aggregate principal amount of $98,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-17 in the aggregate principal amount of $98,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-18 in the aggregate principal amount of $98,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-19 in the aggregate principal amount of $98,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-20 in the aggregate principal amount of $98,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-21 in the aggregate principal amount of $49,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Series A1-22 in the aggregate principal amount of $49,000,000

Student Loan Asset-Backed Auction Rate Notes, 2000-I Senior Subordinate Series B1-3 in the aggregate principal amount of $48,000,000

ACCRUED INTEREST ON THE NEW NOTES AND OLD NOTES

        Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

EXPIRATION DATE

        The exchange offer will expire at 5:00 p.m., New York City time, on ________________, 2003, unless it is extended in our sole discretion. We will not extend the exchange offer beyond ________, 2003.

CONDITIONS TO THE EXCHANGE OFFER


        The exchange offer is subject to the registration statement and any post-effective amendment to the registration statement covering the new notes being effective under the Securities Act of 1933. The exchange offer is also subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of the conditions occurs. For a description of the customary conditions to which the exchange offer is subject and additional information, see the section "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER."


PROCEDURES FOR TENDERING OLD NOTES

        If you are a holder of old notes who wishes to accept the exchange offer, you must:

  o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth in the section "The Exchange Offer--Exchange Agent"; or

  o arrange for The Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

        By tendering your old notes in either manner, you will be representing among other things, that:

  o the new notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

  o you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer; and

  o     you are not an "affiliate" of ours.

SPECIAL CONSIDERATIONS APPLICABLE TO BROKER-DEALERS

        Any broker-dealer participating in the exchange offer should consider that:

  o each broker-dealer that receives new notes must acknowledge that it will deliver a prospectus in connection with any resales of the new notes;

  o broker-dealers who acquired their old notes as a result of market making or other trading activities may use the exchange offer prospectus, as supplemented or amended, in connection with resales of the new notes; and

  o broker-dealers who acquired their old notes directly from us in the initial offering and not as a result of market making and trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with resales of the new notes and cannot rely on the Securities and Exchange Commission's Exxon Capital line of no-action letters.

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

        If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES

        If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures described in the section "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING."

WITHDRAWAL RIGHTS

        You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See the discussion under the heading "THE EXCHANGE OFFER - WITHDRAWAL OF TENDER" for details on how to effect a withdrawal.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF EXCHANGE NOTES

        We will accept for exchange all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued in the exchange offer will be delivered promptly following the expiration date. For additional information, see the section "THE EXCHANGE OFFER--ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES."

CONSEQUENCES OF FAILURE TO
EXCHANGE YOUR NOTES


        If you do not exchange your old notes for new notes, the restrictions on transfer provided in the old notes will continue to apply to your old notes.

Under the terms of the Trust Agreement, the old notes may only be transferred or resold pursuant to an effective registration statement, or to a person who the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the 1933 Act, or to an institutional accredited investor. In addition, interest on the old Series 1998 Notes will continue to be calculated in the manner it has previously been calculated.


FEDERAL TAX CONSIDERATIONS

        Ballard Spahr Andrews & Ingersoll, LLP has rendered an opinion regarding the following items that constitute all material federal income tax consequences of participating in the offering:

  o there will be no federal income tax consequences to you if you exchange your old notes for new notes in the exchange offer, and

  o the new notes will be characterized as debt for federal income tax purposes.

        By acceptance of your new notes, you will be deemed to have agreed to treat your new notes as debt instruments for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income

        For additional information regarding federal income tax considerations, you should read the discussion under the heading "FEDERAL INCOME TAX CONSEQUENCES."

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes in the exchange offer. We will pay all expenses incident to the exchange offer.

EXCHANGE AGENT

        Zions First National Bank is serving as the exchange agent for the exchange offer. The exchange agent's address, telephone number and facsimile number is:

        Zions First National Bank
        717 Seventeenth Street, Suite 301
        Denver, CO  80202
        Phone:  (303) 296-6339
        Fax:  (303) 947-7480

                        SUMMARY OF TERMS OF THE NEW NOTES

        The new notes to be issued to you in the exchange offer will evidence the same obligations of EMT Corp. as the old notes you currently hold. The trust agreement that currently governs your old notes will be the same trust agreement that will govern the new notes, except that certain restrictions on your ability to transfer the new notes will be removed if you exchange your old notes. Certain terms of the new Series 1998 Notes will also be changed so that the way we calculate interest on all of the new notes will be the same.

THE ISSUER

        EMT Corp. issued the old notes and will issue and exchange the new notes for the outstanding old notes. Our mailing address and telephone number are:
8425 Woodfield Crossing Boulevard, Suite 501, Indianapolis, Indiana 46240, (317) 469-2000.

SECURITY FOR THE NOTES

        The new notes will be secured by the student loans and other assets pledged to the indenture trustee. At November 30, 2002, we held $1,618,511,156 in student loans. On that date, $152,388,375 (9.4%) of the student loans were more than 30 days delinquent and $6,633,929 (0.40%) of the financed student loans had defaulted and had claims filed with their guarantor. The notes are also secured by the reserve account and by balances in the revenue account and loan account established under the trust agreement. No other party is providing any other security or credit enhancement for the notes.

        All of the student loans were originated under the Federal Family Education Loan Program ("FFELP") and are guaranteed by guarantee agencies. The guarantee agencies that collectively guarantee approximately 98% of the aggregate loan balances of the current pool of student loans are the following:

        United Student Aid Funds
        Michigan Higher Education
             Assistance Agency
        Pennsylvania Higher Education
             Assistance Agency
        Illinois Student Assistance
             Commission
        Great Lakes Higher Education
             Corporation
        Kentucky Higher Education
             Assistance Authority

THE SERVICER

      EFS Services, Inc., acts as servicer of the student loans that will secure the new notes under a Servicing Agreement dated as of May 15, 1998. EFS Services, Inc. has engaged Nelnet Loan Services, Inc., to provide day-to-day servicing of the student loans as subservicer. See "SERVICING - SERVICING AGREEMENT."

THE TRUSTEES

        The institutional bank trustees are as follows:

   o Zions First National Bank, as successor to Key Bank National Association, is the eligible lender trustee;

   o Zions First National Bank, as successor to Bank One Trust Company, acts as indenture trustee under the terms of a trust agreement.

ISSUE DATE


        Issuance of the new notes is scheduled for ______________, 2003.


INTEREST

        We will pay you interest as described below on the new notes in the same manner as we have paid interest on the old notes, from available funds.

        All of the new notes bear interest at a rate periodically determined by auction procedures described below in "DESCRIPTION OF THE NEW NOTES-SUMMARY OF AUCTION PROCEDURES."

        However, the interest that may be paid on the new notes is subject to a cap. Interest may not exceed 17%, or the "net loan rate" in effect for such auction period.

        For all of the new notes, the net loan rate is the greater of:

   o the rate of interest per annum equal to the applicable United States Treasury security rate, plus 1.50%; or

   o the weighted average interest rate on our student loans, less our applicable program expenses during such period, not to exceed 1.50% of the outstanding principal amount of the notes.

        For auction periods of 180 days or less, the applicable United States Treasury security rate is the rate for 91-day United States Treasury securities, and for auction periods of more than 180 days, the applicable United States Treasury security rate is the rate for one-year United States Treasury securities.

        Calculation of the net loan rate for the new notes designated as Series 1998 Notes will be different than for the old Series 1998 Notes. For the old Series 1998 Notes, the net loan rate is the rate of interest per annum equal to the applicable United States Treasury security rate, plus 1.50%. We have made this change so that the net loan rate will be the same for all of the series of the new notes.

        For any interest period in which the interest rate for the new notes is equal to the net loan rate, note owners may receive, to the extent money is available under the terms of the trust agreement, interest carryover. Interest carryover refers to the difference between the interest that would have accrued on the notes at the applicable auction rate and the amount of interest actually accrued on the notes at the net loan rate.


        The period between auctions for each series of notes, except the Series A1-10, A1-11, A1-16 and B1-1 notes, will generally be 28 days. The auction period for the Series A1-10, A1-11 and A1-16 notes will be 7 days, and the initial auction period for the Series B1-1 notes will end on June 2, 2003. We may change the length of the auction period for any series of notes without noteholder approval.


        On the first business day after each auction date for a series of notes (other than the 1998 Senior Subordinate Series B1-1 notes), we will pay the holders of those notes the interest accrued on their notes during the preceding auction period at the applicable interest rate. Interest on the 1998 Senior Subordinate Series B1-1 notes will be paid on the day following each June auction date for those notes and on each December 1.

        For each series of the new notes, we will calculate interest on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed during the related auction period.

        This means that interest on the new notes designated as Series 1998 Notes is calculated differently than for the old Series 1998 Notes. For the old Series 1998 Notes, interest is calculated on the basis of a 360 day year and the actual number of days elapsed during the related auction period. We have made this change so that interest is calculated uniformly for all series of the new notes.

PRINCIPAL REVOLVING PERIOD

        We currently use the principal payments that we receive on our student loans to purchase additional student loans. All of the student loans that we purchase are originated under the FFELP and are guaranteed by guarantee agencies. The portfolios of student loans that we acquire with principal receipts will have the following characteristics, absent receipt of a ratings confirmation permitting otherwise:

  o     not more than 15% of the loans will be consolidation loans;

  o not more than 10% of the loans will be made to students of two-year schools or proprietary schools;

  o not more than 10% of the loans will be unsubsidized Stafford loans not in repayment; and

  o not more than 40% of all loans purchased during the revolving period will have been originated after July 1, 1998.

        We may continue to purchase additional student loans during a period ending on December 1, 2003, that is referred to as the revolving period. The revolving period may be extended if we obtain a letter from the rating agencies then rating our notes approving another termination date.

PAYMENT OF PRINCIPAL ON THE NOTES

        We will pay principal on the new notes in the same manner as on the old notes, from available funds.

        As of the date of this Prospectus, no principal distributions have been made on the old notes. No principal distributions will be made on the new notes until the end of the revolving period described above. After the end of the revolving period, we will make principal payments on the notes on the interest payment dates for each series of notes. Principal payments will be made to the extent that funds are available in the revenue account and loan account created under the trust agreement that are in excess of those required to pay those items described in paragraphs "First" through "Eighth" described below under the heading "PRIORITY OF PAYMENTS," which include servicing and administrative fees and interest then due on the notes.

        We will make principal payments first to the Series A1-1 notes through the Series A1-22 notes, sequentially in that order, so that no series of notes will receive a payment until the principal amount of each series bearing a lower numerical designation has been reduced to zero, second, to the Series B1-1 notes until paid in full, third, to the Series B1-2 notes until paid in full, and fourth, to the Series B1-3 notes until paid in full.

        Distributions of principal will be made only in amounts equal to $50,000 and in integral multiples of $50,000. The specific notes of a series that will receive principal payments will be selected by the securities depository by lot in such manner as it determines.

        In the future, we may issue additional senior notes with earlier maturity dates than the maturity dates of the new notes. These notes may have the right to receive earlier principal payments than the new notes.

FINAL MATURITY

        The final payment of principal and interest on the new notes will be made no later than December 1, 2030.

        The student loans pledged to the trust estate include loans that mature prior to the final maturity of each series of the notes. For this and other reasons, the actual maturity of each series may occur sooner.

PRIORITY OF PAYMENTS

        On each payment date, we will apply funds available in the following priority.

  o FIRST, to the servicer, the amount, if any, then due representing the servicing fee portion of our program expenses;

  o SECOND, to the owners of senior notes, the amount of interest then due on such senior notes;

  o THIRD, to the owners of senior subordinate notes, the amount of interest then due on such senior subordinate notes;

  o FOURTH, to us, the amount of all program expenses then due, other than servicing fees;

  o FIFTH, to the owners of senior notes, the principal amount of such senior notes due on such date at maturity or upon scheduled or mandatory sinking fund redemption or prepayment;

  o SIXTH, to the owners of the Senior Subordinate notes, the principal amount of the senior subordinate notes due on such date at maturity or upon scheduled mandatory sinking fund redemption or prepayment;

  o SEVENTH, in the event that the amount on deposit in the reserve account is less than the reserve account requirement, to the reserve account an amount then available to meet the reserve account requirement;

  o EIGHTH, to the note owners, according to the priorities among senior, senior subordinate and junior subordinate notes, the amount of interest carryover then due, provided that such payments will only be made from amounts on deposit in the accounts created under the trust agreement that exceed the aggregate outstanding principal balance of the notes;

  o NINTH, after the end of the revolving period, to the owners of senior notes as a principal payment prior to maturity, in the amount we determine as of the first business day of each calendar quarter to be available after providing for any payments to be made on priorities

        First through Eighth above during such quarter, to the note owners of the Series A1-1 notes through Series A1-22 notes, sequentially in that order, so that no series of notes will receive a payment until the principal amount of each series bearing a lower numerical designation has been reduced to zero;

  o TENTH, after the end of the revolving period, to the owners of senior subordinate notes as a principal payment prior to maturity, in the amount we determine as of the first business day of each calendar quarter to be available after providing for any payments to be made on priorities First through Eighth above during such quarter, to the note owners of the Series B1-1 notes, the Series B1-2 notes and the Series B1-3 notes, sequentially in that order, until the principal amount of each series bearing a lower numerical designation has been reduced to zero;

  o ELEVENTH, to the owners of junior subordinate notes, the amount of interest then due and after the outstanding principal amount of all senior subordinate notes has been reduced to zero the principal amount of the junior subordinate notes due on such date; and

  o TWELFTH, to the loan account, all amounts remaining after giving effect to the above transfers and after retaining an amount equal to not less than 30 days interest expected to be payable on all notes.


RESERVE ACCOUNT

        The indenture trustee made deposits from the proceeds of the sales of the old notes into a reserve account for the notes. The balance in the reserve account was approximately $33,720,000 at November 30, 2002. The amount on deposit in the reserve account will be not less than the greater of

   o    $500,000, or

   o    2% of the principal amount of all notes outstanding.

REDEMPTION

        The new notes are subject to redemption at our sole discretion, in whole or in part, on any interest payment date at a redemption price equal to the principal amount of the new notes being redeemed, plus accrued interest, if any, to the date of redemption.

ERISA CONSIDERATIONS

        Employee benefit plans or individual retirement accounts subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code may acquire the new notes subject to certain conditions. See "ERISA CONSIDERATIONS."

REGISTRATION, CLEARING AND
SETTLEMENT

        Your new notes will be held through The Depository Trust Company in the United States or through Cedel Bank, societe anonyme or the Euroclear System in Europe. You will not receive a definitive note representing your interest, except in limited circumstances.

RESALES OF NEW NOTES

        Based on interpretations by the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the 1933 Act, without further compliance with the registration and prospectus delivery requirements of the 1933 Act, provided that:

  o the new notes are acquired in the ordinary course of the holder's business; and

  o the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the new notes.

        However, any holder who is:

  o     an "affiliate" of ours;

  o who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer; or

  o any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the 1933 Act,


could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the 1933 Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the 1933 Act and must, therefore, deliver a prospectus meeting the requirements of the 1933 Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of the new notes. For more detailed information, see the section "PLAN OF DISTRIBUTION" in this prospectus.


RATINGS

        It is a condition to the issuance of the new notes that all of the new Senior Notes, Series A1-1 through A1-22, be rated "AAA" by Standard & Poor's Rating Services and Fitch Ratings, and that the new Senior Subordinate Notes, Series B1-1 through B1-3, be rated A by S&P & Fitch. These ratings are the same ratings that currently apply to the related series of old notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the fiscal years ended December 31, 2002, and June 30, 2001, 2000 and 1999, and for the periods ended December 31, 2001, December 21, 2001 and June 30, 1998. The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income from operations before income taxes plus fixed charges. Fixed charges consist of all interest on all indebtedness plus amortization of debt issuance costs. Our calculation of our ratios of earnings to fixed charges are set forth in an exhibit to the registration statement of which this prospectus is a part.


                                     Period From
                       Year Ended    December 22,  Period From   Year ended    Year ended    Year      Period
                       December 31,    2001 to       July 1,      June 30,      June 30,     ended     ended
                          2002       December 31,     2001 to        2001          2000     June 30,  June 30,
                                        2001       December 21,                              1999      1998
                                                     2001
                      ------------- ------------- ------------- ------------- ------------ --------- ---------

    Ratio of
    earnings to
    fixed charges....     1.70%         1.73%          1.43%         1.10%         1.09%      1.17%     1.13%


                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS TOGETHER WITH THE OTHER MATTERS SET FORTH IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER.

YOU ARE RESTRICTED FROM TRANSFERRING YOUR OLD NOTES IF YOU FAIL TO EXCHANGE THEM FOR NEW NOTES

If you do not exchange old notes for new notes in this exchange offer, you will be restricted from transferring your old notes in the future. In general, outside of the exchange offer, you may not offer or sell your old notes unless they have been registered under applicable federal and state securities laws or you offer or sell them in a transaction that is exempt from these laws. We do not currently intend to register your old notes except in connection with this exchange offer.

LIMITED TRADING MARKET MAY NOT BE SUFFICIENTLY LIQUID TO ALLOW YOU TO RESELL YOUR NEW NOTES

The new notes will constitute a new issue of securities without any established trading market. A secondary market for any series of new notes may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently active or liquid to allow you to resell any of your new notes.

WE WILL HAVE LIMITED ASSETS WHICH COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

We will not have any significant assets or sources of funds except for the student loans and related assets. We will pay interest and principal on the new notes solely from the student loans and related assets held in the trust estate created under the trust agreement. No insurance or guarantee of the notes will be provided by any government agency or instrumentality, by any of our affiliates, by any insurance company or by any other person or entity. You must rely for repayment on proceeds realized from the student loans and other assets in the trust estate. See "DESCRIPTION OF THE NEW NOTES - GENERAL" and "SECURITY FOR THE NOTES."

FAILURE BY LOAN HOLDERS OR SERVICERS TO COMPLY WITH STUDENT LOAN ORIGINATION AND SERVICING PROCEDURES COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

The Higher Education Act requires loan holders and servicers to follow specified procedures to ensure that FFELP Loans are properly originated and serviced. Failure to follow these procedures may result in:

o Loss of Reinsurance Payments, Interest Subsidies and Special Allowance Payments. The Department of Education's refusal to make reinsurance payments to the guarantee agencies or to make interest subsidy payments and special allowance payments to the eligible lender trustee with respect to the FFELP Loans; and

o Loss of Guarantee Payments. The guarantee agencies' inability or refusal to make guarantee payments with respect to the FFELP Loans.

The loss of any of these payments may adversely affect our ability to pay principal and interest on your new notes.

IF WE ARE NOT ABLE TO ACQUIRE ADDITIONAL STUDENT LOANS WE WILL REDEEM OUR NOTES

We expect to use the principal receipts from our student loans to acquire additional student loans from sellers from time to time during the revolving period. We also expect that each seller will be able to make certain representations and warranties with respect to each student loan and that we will be able to maintain certain overall portfolio characteristics in connection with these acquisitions. If the sellers do not deliver the students loans, or if we are not able to use principal payments that we receive on our student loans to purchase additional loans that meet our requirements, we will use those amounts to redeem your notes.

HOLDERS OF SENIOR SUBORDINATE NOTES COULD SUFFER LOSSES DUE TO SUBORDINATION TO THE SENIOR NOTES

The Series B1-1, B1-2 and B1-3 Senior Subordinate Notes are subordinated to the Series A1-1 through A1-22 Senior Notes and will also be subordinate to any additional senior notes issued in the future. In some circumstances, payment of interest on and any interest rate exchange payments relating to your Senior Subordinate Notes may be deferred and no payment of principal of the Senior Subordinate Notes will be made until all Senior Notes have been paid in full. Consequently, as holders of Senior Subordinate Notes, you will bear losses on the student loans before these losses are borne by the holders of the Senior Notes. In addition, as holders of the Senior Subordinate Notes, you may be limited in the legal remedies that are available to you until the holders of the Senior Notes are paid in full.

OFFSET BY GUARANTEE AGENCIES OR A REDUCTION IN THE AMOUNT OF AVAILABLE FUNDS BY THE DEPARTMENT OF EDUCATION COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON NEW NOTES

If the Department of Education or a guarantee agency determines that the eligible lender trustee owes a liability to the Department of Education or the guarantee agency on any FFELP Loan for which the eligible lender trustee is or was legal titleholder, including FFELP loans held under the trust agreement, the

Department of Education or the guarantee agency might seek to collect that liability by offsetting against payments due the eligible lender trustee on account of student loans held on our behalf. The offsetting or shortfall of payments due to the eligible lender trustee could adversely affect the amount of available funds for any collection period and our ability to pay interest and principal on your new notes.

A DECLINE IN THE FINANCIAL HEALTH OF GUARANTEE AGENCIES COULD ADVERSELY AFFECT THE ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

The FFELP Loans are not secured by any collateral of the borrowers. Payments of principal and interest are guaranteed by guarantee agencies to the extent described in this prospectus. Excessive borrower defaults could impair a guarantee agency's ability to meet its guarantee obligations. In addition, the Higher Education Act requires that the Secretary of Education recall from the guarantee agencies a portion of their reserves under the Federal Family Education Loan Program. The financial health of a guarantee agency could affect the timing and amount of available funds for any collection period and the ability to pay principal of and interest on the new notes. Although a holder of FFELP Loans could submit claims for payment directly to the Department of Education if the Department determines that a guarantee agency is unable to meet its insurance obligations, there is no assurance that the Department of Education would ever make that determination or that it would pay claims in a timely manner. The eligible lender trustee may receive claim payments directly from the Department of Education under Section 432(o) of the Higher Education Act if that determination is made.

A DECLINE IN THE FINANCIAL HEALTH OF ANY EXCHANGE COUNTERPARTY OR ANY PROVIDER OF AN EXCHANGE COUNTERPARTY GUARANTEE COULD REDUCE THE FUNDS AVAILABLE TO PAY YOUR NEW NOTES

If any interest rate exchange agreement relating tothe notes is ever executed, any time that the exchange rate being paid by an exchange counterparty is greater than the exchange rate we are required to pay, the ability to make principal and interest payments on your notes will be adversely affected by the exchange counterparty's inability or the inability of any provider of an exchange counterparty guarantee to meet its net payment obligation to the indenture trustee. In addition, under some circumstances, our failure to make an exchange payment (other than an early termination payment) under the interest rate exchange agreement may constitute an event of default under the indenture.

CHANGES TO THE FFEL PROGRAM COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

The Higher Education Act and other relevant federal or state laws may be amended or modified in the future. In particular, the level of guarantee payments may be adjusted from time to time, which may affect the ability to pay principal and interest on your notes. We cannot predict whether any changes will be adopted or, if adopted, what impact these changes may have on the trust estate or your notes.

WE MAY ISSUE ADDITIONAL NOTES

Pursuant to the provisions of the trust agreement under which the old notes were issued and under which the new notes will be issued, we may issue additional notes secured by the assets pledged to the trust estate. Those additional notes may be on a parity with or subordinate to any of the senior notes. Any such additional notes may be entitled to payments or distribution of principal earlier than payments or distributions of principal on the existing new notes. We do not have to obtain your consent or approval to issue new notes, but will obtain a rating confirmation from the rating agencies then rating our notes.

REINVESTMENT RISK AND PREPAYMENTS BY BORROWERS ARE UNPREDICTABLE AND MAY REDUCE THE YIELD ON YOUR NEW NOTES

Student loans may be prepaid by borrowers at any time without penalty. The rate of prepayments cannot be predicted and may be influenced by economic and other factors, such as interest rates, the availability of other financing and the general job market.

To the extent borrowers elect to borrow money through consolidation loans, you may receive as a prepayment of principal the aggregate principal amount of the loan.

If loan prepayments result in a series of notes being prepaid before their expected maturity dates, you may not be able to reinvest your funds at the same yield as the yield on the notes. We cannot predict the prepayment rate of any notes, and reinvestment risks resulting from a faster or slower prepayment speed will be borne entirely by you and the other holders of the notes.

UNCERTAINTY OF THE MATURITY OF YOUR INVESTMENT MAY CREATE REINVESTMENT RISK

Scheduled payments on the student loans and the maturities of the student loans may be extended without your consent, which may lengthen the weighted average life of your investment. Prepayments of principal on the student loans and other factors may shorten the life of your investment.

BORROWERS OF STUDENT LOANS ARE SUBJECT TO A VARIETY OF FACTORS THAT MAY ADVERSELY AFFECT THEIR REPAYMENT ABILITY

Collections on the student loans may vary greatly in both timing and amount from the payments actually due on the student loan for a variety of economic, social and other factors.

Failures by borrowers to pay timely the principal and interest on the student loans or an increase in deferments or forbearances could affect the timing and amount of available funds for any collection period and the ability to pay principal and interest on your new notes. The effect of these factors, including the effect on the timing and amount of available funds to pay principal and interest on your new notes is impossible to predict.

THE INTEREST RATES ON STUDENT LOANS AND OTHER INVESTMENTS MAY BE INSUFFICIENT TO COVER INTEREST ON THE NOTES DUE TO RATE DIFFERENCES

The interest rate on the student loans securing repayment of your notes may be lower than the interest rate on your notes. A shortfall may occur which would affect our ability to pay principal and interest on your notes.

The interest rates on your notes will be reset periodically through auction procedures and will fluctuate from one interest period to another in response to changes in benchmark rates or general market conditions. The student loans held in the trust estate bear interest at rates that are generally based upon the bond equivalent yield of the 91-day Treasury Bill rate.

As a result of the differences in the manner in which interest rates on student loans and the interest rates on the notes are determined, there could be periods of time when the interest rates on student loans are inadequate to cover the interest due on the notes and expenses required to be paid under the trust agreement. To the extent that the interest rates on student loans decrease or do not increase as fast as the interest rates on the notes, the interest rates with respect to the notes may be limited to the net loan rate or may be deferred to future periods. There can be no assurance that sufficient funds will be available in future periods to make up for any shortfalls in the current payments of interest on the notes. Further, if there is a decline in the interest rates on student loans, the amount of funds representing interest deposited into the trust estate may be reduced and, even if there is a similar reduction in the interest rates applicable to any series of notes, there may not necessarily be a similar reduction in the other amounts required to be paid out of these funds (such as administrative expenses). In addition, proceeds of and revenues relating to the notes in the accounts under the trust agreement may be used to acquire investment agreements at fluctuating interest rates. Although we expect to structure the investment agreements to minimize the risk resulting from differences in the fluctuation of the interest rates on the investment agreements and your notes, there can be no assurance that it will be successful.

IF THE INDENTURE TRUSTEE HAS DIFFICULTY LIQUIDATING STUDENT LOANS YOU MAY SUFFER A LOSS

Generally, during an event of default, the indenture trustee is authorized to sell the student loans that secure repayment of the new notes. However, the indenture trustee may not find a purchaser for the student loans. Also, the market value of the student loans might not equal the principal amount of notes plus accrued interest. In either event, there may not be sufficient funds to pay principal and interest on the notes and you may suffer a loss.

THE INSUFFICIENCY OF FUNDS FOR PRINCIPAL DISTRIBUTIONS IS NOT AN EVENT OF DEFAULT AND YOU WOULD NOT HAVE ANY REMEDIES

The principal amount required to be paid on the notes on any payment date under the trust agreement generally is limited to amounts we determine to be available for payment. Therefore, failure to pay principal will not result in the occurrence of an event of default until the final legal maturity of the notes.

BANKRUPTCY OR INSOLVENCY OF OUR PARENT OR AN AFFILIATED COMPANY COULD RESULT IN PAYMENT DELAYS TO YOU

We are an indirect, wholly owned subsidiary of EFS, Inc. EFS is a wholly owned subsidiary of Nelnet, Inc. If EFS, Nelnet or another affiliated company that has sold us loans seeks relief under the bankruptcy or related laws, a bankruptcy court could attempt to consolidate our assets into the bankruptcy estate of that company. If that occurs, you can expect delays in receiving payments on the new notes and even a reduction in payments on the new notes.

We have taken steps to structure our loan purchases from any seller as a "true sale" under law. A true sale helps to establish that the loans would not continue to be the property of the seller if the seller becomes bankrupt or insolvent. If a court disagrees with this position, we could experience delays in receiving payments on our student loans and you could then expect delay in receiving payments on your notes or even a reduction in payment on your notes. A court could also subject the student loans to a superior tax or government lien arising before the sale of the student loans to us. If we purchase student loans from a bank and the bank becomes insolvent, it would become subject to receivership by the Federal Deposit Insurance Corporation. In that case, the

FDIC could treat the transfer of the student loans to us as a secured loan rather than as a sale. If that were to happen, we would have only a security interest in the student loans. Nevertheless, we may experience delays in receiving payments with respect to those loans. In addition, the FDIC may seek a release of the loans to itself, as receiver, which would accelerate and prepay the "loan."

CONSUMER PROTECTION LAWS MAY INCREASE COSTS AND UNCERTAINTIES OF YOUR INVESTMENT

Consumer protection laws impose substantial requirements on lenders and servicers. Some state laws impose finance charge ceilings and other restrictions on transactions and require contract disclosures. These state laws are generally preempted by the Higher Education Act for FFELP Loans. However, the form of promissory notes required by the Department of Education for FFELP Loans provides that holders of the promissory notes evidencing loans made to borrowers attending for-profit schools are subject to any claims and legal defenses that the borrower may have against the school.

BOOK-ENTRY REGISTRATION MAY LIMIT INVESTORS' ABILITY TO PARTICIPATE DIRECTLY AS A HOLDER

Your notes may be represented by one or more certificates registered in the name of Cede & Co., the nominee for DTC, and will not be registered in your name. If so, you will only be able to exercise your rights indirectly through DTC and its participating organizations.

CREDIT RATINGS ADDRESS ONLY A LIMITED SCOPE OF INVESTOR CONCERNS

A rating agency will rate each series of notes in one of its four highest rating categories. A rating is not a recommendation to buy, hold or sell notes or a comment concerning the market price or suitability for any investor. A rating only addresses the likelihood of the ultimate payment of principal and stated interest and does not address the likelihood of prepayments on the notes or the likelihood of the payment of carryover interest. A rating may not remain in effect for the life of the notes. Any reduction or withdrawal of a rating may have an adverse effect on the liquidity and market price of the notes.

DELAY IN RECEIPT OF GUARANTEE PAYMENTS ON DEFAULTED STUDENT LOANS COULD REDUCE THE AMOUNT OF FUNDS AVAILABLE TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

If there is a default on any of our student loans, a claim for default cannot be submitted by the indenture trustee to a guarantee agency for either 180 or 270 days depending on when the student loan originated. It may be up to 60 days after submission of the claim before the indenture trustee receives payment from the guarantee agency. This delay may decrease our funds available to pay principal and interest on your notes.

INABILITY OF SELLER TO MEET ITS REPURCHASE OBLIGATIONS MAY ADVERSELY AFFECT THE ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NEW NOTES

Upon the occurrence of a breach of representations and warranties with respect to a student loan, we may require the seller of such student loan to repurchase the student loan. If such seller were to become insolvent or otherwise be unable to repurchase the student loan, it is unlikely that a repurchase of student loans would occur. The failure of the seller to repurchase student loans would constitute a breach of the related loan purchase agreement and would be enforceable by the trustee on behalf of the note owners, but would not constitute an event of default under the trust agreement or permit the exercise of remedies thereunder.

THE STUDENT LOANS WE PURCHASED MAY BE EVIDENCED BY A MASTER PROMISSORY NOTE

Beginning July 1, 1999, loans made under the Federal Family Education Loan Program may be evidenced by a master promissory note. Once a borrower executes a master promissory note with a lender, additional loans made by the lender are evidenced by a confirmation sent to the borrower, and all loans are governed by the single master promissory note.

A loan evidenced by a master promissory note may be sold independently of the other loans governed by the master promissory note. If we purchase a loan governed by a master promissory note and do not acquire possession of the master promissory note, other parties could claim an interest in the loan. This could occur if the holder of the master promissory note were to take an action inconsistent with our rights to a loan, such as delivery of a duplicate copy of the master promissory note to a third party for value. Although such action would not defeat our rights to the loan or impair the security interest held by our indenture trustee for your benefit, it could delay our receipt of principal and interest payments on the loan.

THE EVENTS OF SEPTEMBER 11, 2001 MAY RESULT IN DELAYED PAYMENTS FROM BORROWERS CALLED TO ACTIVE MILITARY SERVICE

The response of the United States to the terrorists attacks on September 11, 2001 will increase the number of citizens who are in active military service.

The Soldiers' and Sailors' Civil Relief Act of 1940 limits the ability of a lender under the Federal Family Education Loan Program to take legal action against the borrower during the borrower's period of active duty and, in some cases, during an additional three month period thereafter.

We do not know how many student loans have been or may be affected by the application of the Soldiers' and Sailors' Civil Relief Act of 1940. Payments on student loans we acquire may be delayed as a result of these requirements, which may reduce the funds available to pay principal and interest on the notes.


                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the 1933 Act and the rules and regulations thereunder covering the new notes being offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules, as portions have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the new notes offered by this prospectus, reference is made to the registration statement which is on file at the offices of the SEC and may be obtained on payment of the fee prescribed by the SEC or may be examined without charge at the offices of the SEC.

        We are not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act"). We will become subject to these requirements on the effectiveness of the registration statement, and in accordance therewith will file reports and other information with the SEC. The registration statement and periodic reports and other information we file with the SEC can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov.

                                    ABOUT US

GENERAL

        EMT Corp. is an Indiana corporation organized on April 14, 1998, and structured to be a bankruptcy remote, limited purpose corporation that acquires student loans and pledges those student loans and other related assets to a trustee to secure notes.

        EMT is a wholly owned subsidiary of EFS Finance Co. and an indirect wholly owned subsidiary of EFS, Inc., an Indiana corporation. EFS is a subsidiary of Nelnet, Inc. Nelnet, Inc., through its subsidiaries, provides a secondary market for federally guaranteed education loans and private loans and services such loans for itself and other lenders. Our Articles of Incorporation impose limitations on the nature of our business and a restriction on our ability to commence a voluntary case or proceeding under any bankruptcy or other insolvency laws without the prior unanimous affirmative vote of all of our directors. Our Articles of Incorporation also require that we have a director who qualifies as an "independent director."

DIRECTORS AND EXECUTIVE OFFICERS


        Our board of directors and principal executive officers' names and principal occupations or affiliations are shown on the following table:


                                                                         Officers and
                                                  Principal               Directors
                             Positions            Occupation or               Term
Name of Director/Officer        Held       Age    Affiliation           From        To
------------------------     ---------     ---    ------------          ----        --
Michael S. Dunlap            Director      39     Chairman,          December     Present
                                                  Nelnet, Inc.         2001

Stephen F. Butterfield       Director      50     Vice Chairman,     December     Present
                                                  Nelnet, Inc.         2001

David A. Bottegal            Director,     46     Senior Vice        December     Present
                             Secretary            President,           2001
                                                  Nelnet, Inc.

John Breslow                 Director      53     Chairman of       March 2002    Present
                                                  the Board,
                                                  Linweld, Inc.

Cheryl Watson                President     42     Executive         August 2002   Present
                                                  Director,
                                                  Investor
                                                  Relations,
                                                  Nelnet, Inc.

Terry Heimes                 Chief         38     Executive Vice     December     Present
                             Financial            President and        2001
                             Officer and          Chief Financial
                             Treasurer            Officer,
                                                  Nelnet, Inc.

                                       10

                                                                         Officers and
                                                  Principal               Directors
                             Positions            Occupation or               Term
Name of Director/Officer        Held       Age    Affiliation           From        To
------------------------     ---------     ---    ------------          ----        --

Jeffrey R. Noordhoek         Vice          37     Senior Vice        December     Present
                             President            President,           2001
                                                  Nelnet, Inc.

James Kruger                 Vice          40     Director of        December     Present
                             President            Finance and          2001
                                                  Accounting,
                                                  Nelnet, Inc.

        The Board of Directors and executive officers described below are responsible for our overall management. Our officers and directors are shareholders, officers and directors of business entities that have engaged in the business of purchasing, holding and selling student loans.

         Michael S. Dunlap
         Director

                Michael S. Dunlap is the co-founder and chairman of the board of Nelnet, Inc. (the ultimate parent company of EMT Corp.) and is responsible for the overall strategy and direction of Nelnet, Inc. and its subsidiaries. Mr. Dunlap is also the chief executive officer of Union Bank and Trust Company and president of Farmers & Merchants Investment, Inc. (the parent of Union Bank and Trust Company). Mr. Dunlap has been an employee of Union Bank and Trust Company for approximately 20 years and is a member of the Nebraska State Bar Association. Mr. Dunlap received his B.S. degree in finance and accounting and his law degree from the University of Nebraska.

         Stephen F. Butterfield
         Director

                 Stephen F. Butterfield serves as the vice chairman of Nelnet, Inc., assisting in the executive direction of the company and managing its capital markets relationships. Mr. Butterfield has been a member of the student loan industry since January 1989, first as president of a for-profit student loan secondary marketing facility located in Scottsdale, Arizona, and second as president of the Student Loan Acquisition Authority of Arizona, a non-profit secondary marketing facility in Scottsdale, Arizona. Prior to his work in the student loan industry, Mr. Butterfield spent 15 years as an investment banker for Boettcher and Company specializing in municipal finance. Mr. Butterfield received his B.S. degree in business administration from Arizona State University.

         John Breslow
         Director

                John Breslow has been the owner and Chairman of the Board of Directors of Linweld, Inc. since 1979. Linweld is a Nebraska based company that sells welding products, air cleaning equipment, industrial and medical gases, and safety equipment. Mr. Breslow is also a partner in the Phoenix Coyotes hockey team and serves on the Board of Directors of Stratus Funds, Inc., a registered investment company under the Investment Company Act of 1940. Mr. Breslow received a B.A. in education from the University of Nebraska.

         Cheryl Watson
         President

                Cheryl Watson is responsible for the overall operations of EMT Corp. Ms. Watson is a finance executive at Nelnet, Inc. She joined Nelnet, Inc. in April, 2002. Prior to joining Nelnet, Inc. she was a consultant to participants in the student loan industry and from 1988 through 2001 she held various positions with USA Group and Sallie Mae Student Loan Finance Company. Ms. Watson is a certified public accountant and received a B.S. degree from Indiana University.
         Terry Heimes
         Chief Financial Officer and Treasurer

                Terry Heimes is responsible for the coordination of all financial and accounting functions. Mr. Heimes is the Executive Vice President and Chief Financial Officer of Nelnet, Inc. where he oversees the preparation and issuance of financial statements, corporate accounting/tax matters, preparation of asset-backed securitization, and warehousing activities. With over 13 years experience in education finance, Mr. Heimes is versed in taxable and tax-exempt issuances of debt, warehousing lines of credit, asset-backed commercial paper, conduit financing, private placements, and conversion of non-profit tax-exempt issuers to taxable issuers. Mr. Heimes joined Nelnet in 1998 with the conversion and acquisition of the Nebraska Higher Education Loan Program, Inc. (NEBHELP). Prior to joining NEBHELP, Mr. Heimes worked for the public accounting firm of KPMG LLP. Mr. Heimes received a B.S. degree in business administration with an emphasis in accounting from the University of Nebraska - Kearney.

         David A. Bottegal
         Director and Secretary

                David A. Bottegal is a Senior Vice President of Nelnet, Inc. where he assists in the overall strategic direction of the company. Prior to joining Nelnet, Inc. in 2001 Mr. Bottegal spent 18 years with Sallie Mae in various areas of the company, in the later years specifically being responsible for the acquisition of USA Group, Nellie Mae, and SLFR. Mr. Bottegal received his M.B.A from Marymount University and his B.A. from Catholic University in Washington, DC.

         Jeffrey Noordhoek
         Vice President

                Jeffrey Noordhoek is a Senior Vice President in the capital markets area of Nelnet, Inc., where he is responsible for leading the company in its securitization and capital markets funding efforts. Prior to joining Nelnet, Inc. in 1996, Mr. Noordhoek served as a senior associate for the State Street Capital Corporation where he assisted in the establishment of Clipper Receivables Commercial Paper Conduit and the Clipper Blue Tax-Exempt financing vehicles. While at State Street, Mr. Noordhoek worked at its offices in Luxembourg, Toronto, and Boston where he successfully executed securitizations in numerous asset classes. Mr. Noordhoek received his B.S. in business administration from the University of Nebraska and his M.B.A from Boston University.

         James Kruger
         Vice President

                James Kruger joined Nelnet, Inc. in 1998 with the conversion and acquisition of Nebraska Higher Education Loan Program, Inc. (NEBHELP). Mr. Kruger functions as Director of Finance and Accounting for Nelnet, Inc. and its related companies and is responsible for internal and external financial reporting, budgeting, cash management, and financial analysis. Prior to joining NEBHELP, Mr. Kruger worked for the public accounting firm of KPMG LLP through 1995, most recently as a senior manager in the audit department. Mr. Kruger received his B.S. in business administration with an emphasis in accounting from the University of Nebraska - Lincoln.


EXECUTIVE COMPENSATION

        Our executive officers are not compensated by us for services they render, although some of our officers are compensated by Nelnet, Inc.

        AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

        We have not issued any options.

        LONG-TERM INCENTIVE PLAN AWARDS

        We have no long-term incentive plan.

        DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

        We have no such benefit plans.

        EMPLOYMENT AGREEMENTS

        We have not entered into any employment agreements.

        DIRECTOR COMPENSATION

        Our directors are not compensated as directors, but may receive reimbursement of out-of-pocket expenses in connection with attendance at board meetings.

        OFFICER COMPENSATION

        We have not adopted a compensation plan for officers.

        BOARD MEETINGS

        During fiscal year 2002, the board held three regular meetings.

        COMMITTEES OF THE BOARD

        The Board of Directors has not established an Audit Committee or a Compensation Committee.


THE OLD NOTES

        We issued the old notes under a Trust Agreement dated as of May 15, 1998, with NBD Bank, N.A. and a Terms Supplement to such Trust Agreement for each issuance of the old notes. Zions First National Bank, as successor trustee, currently acts as indenture trustee under the Trust Agreement. The following table describes the Terms Supplement under which each series of the old notes were issued:

Series                                            Terms Supplement
------                                            ----------------

Series 1998 A-1, A-2, A-3, A-4, B-1       First Terms Supplement dated as of
                                          May 15, 1998.

Series 1999 A-5, A-6                      Second Terms Supplement dated as of
                                          January 1, 1999.

Series 1999-I A-7, A-8, A-9               Third Terms Supplement dated as of
                                          September 1, 1999.

Series 2000 A-10, A-11, A-12, A-13, A-14, Fourth Terms Supplement dated as of
                                          April 1, A-15, B-2 2000.

Series 2000-I A-16, A-17, A-18,
A-19, A-20,                               Fifth Terms Supplement dated as of
                                          June 1, A-21, A-22, B-3 2000.

        In each case, the proceeds from the sale of the old notes were used by the eligible lender trustee, on our behalf, to acquire student loans. Under the Trust Agreement, the assets of the trust estate include:

        o       the pool of student loans;

        o all funds related to the student loans collected after the applicable cut-off dates; and

        o all monies and investments on deposit in the loan account, revenue account, and reserve account.

All of the accounts above are held in the name of the indenture trustee.

        We will enter into a sixth terms supplement to the Trust Agreement with Zions Bank under which the new notes will be issued. The new notes will be obligations of EMT Corp. only and will be payable solely from the assets of the trust estate under the Trust Agreement. See "SECURITY AND SOURCES OF REPAYMENT FOR THE NOTES."

EFS AND ITS SUBSIDIARIES

        EFS is an Indiana corporation formed in January of 1995 for the purpose of acquiring all of the assets of Indiana Secondary Market for Education Loans, Inc. and Education Financial Services of Indiana, Inc., both Indiana non-profit corporations. EFS is a wholly owned subsidiary of Nelnet, Inc. The principal offices of EFS are located at 8425 Woodfield Crossing Boulevard, Suite 401, Indianapolis, Indiana 46240.

        EFS has two principal wholly owned subsidiaries: EFS Finance Co. and EFS Services, Inc. EFS Finance and EFS Services are solely dedicated to serving the education loan industry. EFS purchases student loans from financial institutions through EFS Finance and EFS Services provides servicing for such student loans. EFS Services is the servicer for the student loans pledged as security for our notes.


NELNET, INC.

        Nelnet is a Nevada corporation formed with the purpose of creating a network of student loan finance industry participants to provide services to educational institutions, lenders and students across the country. Nelnet provides a wide array of education loan finance services, including student loan secondary market operations, administrative management services and asset finance services. Through its operating subsidiaries, Nelnet owns and manages over $8.5 billion in student loans.

THE ADMINISTRATOR


        We have entered into an Administrative Agreement with EFS dated as of May 15, 1998, under which EFS provides certain administrative services to us. The services EFS provides include administering the accounting and financial reporting activities of our business, including keeping our financial books and records, preparation of monthly, quarterly and year end financial statements in accordance with generally accepted accounting principles and preparation of such other reports as we, the trustee or the rating agencies may request from time to time. The administrative agreement will remain in effect until it is terminated by either party. Both we and EFS may terminate the agreement on 30 days' written notice. Under the terms of the administrative agreement, we pay to EFS a monthly administrative services fee equal to 0.0083% of the month-end outstanding balance of student loans receivable.


THE ELIGIBLE LENDER TRUSTEE

        We entered into a Trust Agreement dated as of April 15, 1998, with Key Bank National Association, as eligible lender trustee. Zions First National Bank was named as the successor eligible lender trustee under the terms of the Trust Agreement effective as of November 30, 2002. Zions Bank holds legal title to the student loans we have pledged to the trust estate for our benefit. During the revolving period, Zions Bank will purchase additional student loans from EFS Finance or other third-party sellers on our behalf.

        We also entered into a Pledge Agreement, dated as of April 15, 1998, as amended, under which we pledged and granted to the indenture trustee, a security interest in

        o the student loans to be acquired by the eligible lender trustee on our behalf and the accounts created under the Trust Agreement,

        o all contracts, documents and agreements relating to the pledged student loans, and

        o       all proceeds of the above.

                            SELECTED FINANCIAL DATA


        The following table sets forth our selected financial data as of December 31, 2002 and 2001, and as of June 30, 2001, 2000, 1999 and 1998, and
for each of the fiscal years ended December 31, 2002 and June 30, 2001, 2000 and 1999, and for the periods ended December 31, 2001, December 21, 2001 and June 30, 1998. This information has been derived from our financial statements which, for the fiscal years ended June 30, 2001, 2000 and 1999, have been audited by the predecessor auditor and which for the periods ended December 21, 2001 and December 31, 2001 and the fiscal year ended December 31, 2002, have been audited by KPMG LLP. Information for the period ended June 30, 1998 has been derived from unaudited financial statements. The information below should be read in conjunction with the Financial Statements and Notes thereto beginning on page F-1 of this prospectus.

                                    EMT Corp.
                             Selected Financial Data
                             (Dollars In Thousands)

                                                  Period From        Period From                                             Period
                                   Year Ended   December 22, 2001    July 1, 2001    Year ended   Year ended   Year ended    ended
                                  December 31    to December 31,     to December 21,  June 30,      June 30,     June 30,   June 30,
                                     2002             2001               2001           2001          2000         1999      1998
                                  ------------  -----------------  ----------------     ----          ----         ----      ----
STATEMENT OF INCOME DATA1:

Revenues:
   Loan interest...........          $75,096            $2,324          $45,602        $126,789     $57,373      $29,998      $2,083
   Investment interest.....             $706               $24             $555          $1,849      $1,153         $615        $134
   Late fees...............             $679               $16             $316            $750        $353         $159           -
                                        ----               ---             ----            ----        ----         ----      ------
     Total revenues........          $76,481            $2,364          $46,473        $129,388     $58,879      $30,772      $2,217
                                     -------            ------          -------        --------     -------      -------      ------
Expenses:
   Interest on notes payable         $33,422            $1,087          $26,514        $101,655     $45,448      $22,123      $1,498
   Loan servicing fees to
   related party...........           $6,891              $252           $4,475          $9,524      $4,504       $2,452        $330
   Trustee and broker fees.           $4,614              $118           $2,097          $4,223      $2,062         $994         $74
   Amortization of debt
   issuance costs..........           $1,595               $43             $757          $1,584        $639         $332         $24
   Provision for loan losses            $428               $16             $501            $577      $1,244         $100          $3
   Other general and
   administrative .........               $6                $1               $6             $18         $36           $3          $1
   Management fee to related
   party...................           $4,887               $27             $483          $1,020      $1,020       $1,020         $85
                                      ------               ---             ----          ------      ------       ------         ---
     Total expenses........          $51,843            $1,544          $34,833        $118,601     $54,953      $27,024      $2,015
                                     -------            ------          -------        --------     -------      -------      ------
     Income before income tax
     expense                         $24,638              $820          $11,640         $10,787      $3,926       $3,748        $202

Income tax expense/2........          $8,767              $312             --              --          --         $1,505         $80
                                      ------              ----         --------        --------    --------       ------         ---
     Net income............          $15,871              $508          $11,640         $10,787      $3,926       $2,243        $122
                                     =======              ====          =======         =======      ======       ======        ====

BALANCE SHEET DATA/1:

Cash and cash equivalents..             $658              $438                             $238        $278       $1,685        $861
Restricted cash - held by trustee    $97,040           $49,050                          $40,862     $43,654      $12,546     $12,380
Student loans receivable, net     $1,635,280        $1,685,682                       $1,629,016  $1,621,149     $484,566    $335,404
Total assets...............       $1,769,752        $1,779,413                       $1,717,287  $1,710,987     $513,252    $358,733
Notes payable..............       $1,686,000        $1,686,000                       $1,686,000  $1,686,000     $500,000    $350,000
Total liabilities..........       $1,698,095        $1,690,066                       $1,690,751  $1,692,838     $502,186    $351,910
Stockholder's equity.......          $71,657           $89,347                          $26,536     $18,149      $11,066      $6,823


--------
/1 EMT Corp. was acquired by Nelnet, Inc. on December 22, 2001 through the purchase of EFS, Inc. As a result of the acquisition, EMT Corp.'s fiscal year end changed from June 30 to December 31. The purchase price of EFS, Inc. was allocated to EMT Corp.'s assets and liabilities based on fair values on the acquisition date. Excess consideration over carrying value of net assets acquired was approximately $52,662,000 and related to premiums on student loans. The allocation of the purchase price resulted in a new basis of accounting. Consequently, the statements of income for the period from July 1, 2001 to December 21, 2001 and from December 22, 2001 to December 31, 2001 are presented separately.

/2 EMT Corp. files a consolidated Federal tax return with Nelnet. The financial statements subsequent to December 21, 2001, reflect income taxes computed as if EMT Corp. filed a separate tax return as a C corporation under the provisions of the Internal Revenue Code (the "Code"). From July 1, 1999 until the acquisition by Nelnet, EMT Corp. was an S corporation under the Code. As such, any income tax liability on EMT Corp.'s earnings was the responsibility of EMT Corp.'s shareholder. Pro forma income tax expense for the period July 1, 2001 to December 21, 2001 and years ended June 30, 2001 and 2000 would have been $4,190, $3,803, and $1,413, respectively, if the company was a C corporation during these peroids. Prior to July 1, 1999, EMT Corp. was a C corporation.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the information set forth under the Section "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this prospectus.

GENERAL

        We are an Indiana corporation organized on April 14, 1998 as a bankruptcy remote, limited purpose corporation that acquires student loans and pledges such student loans and certain related assets to a trustee to secure the issuance of notes. Since our inception, we have issued auction rate notes in five separate private placement transactions on June 4, 1998, January 28, 1999, September 29, 1999, April 13, 2000 and June 9, 2000. The notes shown in the financial statements included in this prospectus represent limited obligations of EMT Corp. secured solely by the student loans and other assets pledged to the trust estate.

        Our assets consist primarily of student loans. At December 31, 2002, we held approximately $1,635,280,000 in student loans, including unamortized premiums and net of allowance for loan losses.

        On December 21, 2001, Nelnet, Inc. acquired our parent company, EFS, Inc. Nelnet's acquisition of EFS was accounted for under purchase accounting. Accordingly, EFS's purchase price was allocated to EMT Corp.'s assets and liabilities based on fair values on the acquisition date. The allocation of the purchase price resulted in a new basis of accounting subsequent to the acquisition date and, as such, our results of operations prior to the acquisition may not appropriately be compared to our results of operations subsequent to the acquisition date. Consequently, we have not included below a discussion comparing our operations for the year ended December 31, 2002 with prior periods. See note 1(a) to the financial statements included elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

        The notes to the financial statements contained in this prospectus contain a summary of our significant accounting policies. Certain of these policies are considered to be important to the portrayal of our financial condition since they may require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Our critical accounting policy is determining the level of the allowance for loan losses. Additional information about this policy can be found in note 1 to the financial statements included elsewhere in this prospectus.

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses represents management's estimate of probable losses on student loans held in the trust estate and pledged to repay the notes. This evaluation process is subject to numerous estimates and judgments. In making such estimates and judgments, management considers such things as the value and character of loans outstanding, past loan loss experience and general economic conditions. The allowance for loan losses is determined via a process that begins with estimates of probable losses on student loans held in the trust estate, based on a statistical analysis. Historical delinquencies and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions.

        The allowance for loan losses reflects assumptions and estimates we believe are reasonable in light of historical loan losses and known trends with respect to student loans held in the trust estate. However, these estimates and assumptions are inherently uncertain and there can be no guarantee that management's estimates and assumptions will prove correct in future periods. Management continually measures expected losses against actual losses and assumptions are revised accordingly. Moreover, changes in the estimates and assumptions management uses to estimate the allowance for loan losses could have a direct impact on the amount of the allowance and our financial condition in future periods.

RESULTS OF OPERATIONS

        YEAR ENDED DECEMBER 31, 2002.

        REVENUES. Revenues for the year ended December 31, 2002 consisted primarily of interest earned on student loans, which totaled $75,096,128, net of premium amortization on student loans of $16,374,443. The amount of interest was derived from student loans in an aggregate principal amount, including unamortized premiums and net of allowance for loan losses, of $1,635,280,159 at December 31, 2002. Our average net investment in student loans during the year was $1,631,136,896 (excluding funds held by the trustee), and the average effective annual interest rate on student loans was 5.52% for the year. We also earned investment interest and late fees for the year in the amounts of $705,602 and $679,300, respectively.

        EXPENSES. Expenses for the year ended December 31, 2002 consisted primarily of interest on our outstanding notes which totaled $33,421,900. The amount of interest expense reported depends upon the amount of notes outstanding during the year and the interest rates on such notes.

        The average outstanding principal balance of our notes for the year ended December 31, 2002 was $1,686,000,000 and the average annual cost of borrowings was 1.98%. We also incurred loan servicing fees to related parties in the amount of $6,890,569 for the year. Trustee and broker fees and amortization of debt issuance costs for the year amounted to $4,614,055 and $1,594,751, respectively. Provision for loan losses for the year amounted to $428,000. For the year, management fees to related parties, in a monthly amount equal to 0.0083% of the outstanding principal balance of our student loans, were $4,887,320.

        INCOME TAX EXPENSE. We have recognized income tax expense of $8,767,000 for the year ended December 31, 2002. The effective tax rate for the year was 35.6%

        NET INCOME. We had net income of $15,871,082 for the year ended December 31, 2002. There were no unusual or infrequent events or transactions or any significant economic factors that materially affected the amount of reported income.

        PERIOD FROM DECEMBER 22, 2001 TO DECEMBER 31, 2001.

        REVENUES. Revenues for the period December 22, 2001 to December 31, 2001 consisted primarily of interest earned on student loans, which totaled $2,323,561, net of premium amortization on student loans of $673,356. The amount of interest was derived from student loans in an aggregate principal amount, including unamortized premiums and net of allowance for loan losses, of $1,685,681,894 at December 31, 2001. Our average net investment in student loans during the period was $1,623,757,472 (excluding funds held by the trustee), and the average effective annual interest rate on student loans was 6.32% for the period. We also earned investment interest and late fees during the period in the amounts of $24,307 and $15,978, respectively.

        EXPENSES. Expenses for the period December 22, 2001 to December 31, 2001 consisted primarily of interest on outstanding notes which totaled $1,086,604. The amount of interest expense depends upon the amount of notes outstanding during the period and the interest rates on such notes.

        The average outstanding principal balance of our notes for the period December 22, 2001 to December 31, 2001 was $1,686,000,000 and the average interest rate on our outstanding notes during the period was 2.36%. We also incurred loan servicing fees to related parties in a monthly amount equal to 0.0083% of the outstanding principal balance of our student loans, in the amount of $251,960 for the period. Trustee and broker fees and amortization of debt issuance costs for the period amounted to $118,200 and $43,165, respectively. For the period, provision for loan losses amounted to $15,806. Management fees to related parties for the period were $27,419.

        INCOME TAX EXPENSE. We had recognized income tax expense of $312,000 for the period December 22, 2001 to December 31, 2001. The effective tax rate for the period was 38.0%.

        NET INCOME. We had net income during the period December 22, 2001 to December 31, 2001 of $508,127. There were no unusual or infrequent events or transactions or any significant economic factors that materially affected the amount of reported income.

        PERIOD FROM JULY 1, 2001 TO DECEMBER 21, 2001.

        REVENUES. Revenues for the period July 1, 2001 to December 21, 2001 consisted primarily of interest earned on student loans, which totaled $45,601,700, net of premium amortization on student loans of $8,568,670. Our average net investment in student loans during the period was $1,532,101,540 (excluding funds held by the trustee), and the average effective annual interest rate on student loans was 6.80% for the period. We also earned investment interest and late fees for the period in the amounts of $555,135 and $316,296, respectively.

        EXPENSES. Expenses for the period July 1, 2001 to December 21, 2001 consisted primarily of interest on outstanding notes which totaled $26,514,003. The amount of interest expense reported depends upon the amount of notes outstanding during the period and the interest rates on such notes.

        The average outstanding principal balance of our notes for the period July 1, 2001 to December 21, 2001 was $1,595,354,839 and the average interest rate on outstanding notes during the period was 3.49%. We also incurred loan servicing fees to related parties in the amount of $4,475,056 for the period. Trustee and broker fees and amortization of debt issuance costs for the period amounted to $2,097,386 and $756,569, respectively. Provision for loan losses for the period amounted to $501,314. Management fees to related parties for the period were $482,581.

        NET INCOME. We had net income of $11,640,038 for the period July 1, 2001 to December 21, 2001. We did not recognize income tax expense for the period because we were a S Corporation. There were no unusual or infrequent events or transactions or any significant economic factors that materially affected the amount of reported income.

        YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000.

        REVENUES. Revenues for the year ended June 30, 2001 consisted primarily of interest earned on student loans, which totaled $126,789,204 compared to $57,372,778 for the year ended June 30, 2000. Interest on student loans is presented net of premium amortization of $8,964,096 and $3,332,570 for the years ended June 30, 2001 and 2000, respectively. The increase in revenues is directly attributable to interest earned on additional student loans acquired in April and June 2000. The amount of interest reported for each year was derived from student loans in an aggregate principal amount, including unamortized premiums and net of allowance for loan losses of approximately $1,607,102,000 at June 30, 2001, compared to $1,590,847,000 at June 30, 2000. Our average net investment in student loans during the year ended June 30, 2001 was $1,607,914,517 (excluding funds held by the Trustee), compared to $758,178,170 for the year ended June 30, 2000 and the average effective annual interest rate on student loans was 8.44% for the year ended June 30, 2001, compared to 7.57% for the year ended June 30, 2000, respectively. We also earned investment interest for the year ended June 30, 2001 in the amount of $1,849,463, compared to $1,153,501 for the year ended June 30, 2000. The increase in investment interest is a result of additional cash held in restricted funds due to the increased debt outstanding. We earned late fees for the year ended June 30, 2001 in the amount of $749,592 compared to $353,125 for the year ended June 30, 2000. The increase in late fees resulted from an increase in student loans held in 2001.

        EXPENSES. Expenses for the year ended June 30, 2001 consisted primarily of interest on our outstanding notes which totaled $101,654,664, compared to $45,447,563 for the year ended June 30, 2000. The amount of interest expense reported depends upon the amount of notes outstanding during the years and the interest rates on such notes. The increase in interest expense is directly attributable to payment of interest on additional notes issued in April and June 2000, the proceeds of which were used to acquire additional student loans.

        The average outstanding principal balance on our notes for the year ended June 30, 2001 was $1,686,000,000 compared to $792,583,333 for the year ended June 30, 2000. The average annual cost of borrowings was 6.03% for the year ended June 30, 2001, compared to 5.73% for the year ended June 30, 2000. We also incurred loan servicing fees to related parties in the amount of $9,524,214 for the year ended June 30, 2001 compared to $4,504,351 for the year ended June 30, 2000. Loan servicing fees for the year ended June 30, 2001 were higher than for the year ended June 30, 2000 primarily due to the acquisition of additional student loans in April and June 2000. Trustee and broker fees and amortization of debt issuance costs for the year ended June 30, 2001 amounted to $4,223,332 and $1,584,106, respectively, compared to $2,061,586 and $639,347, respectively, for the year ended June 30, 2000. The increase in trustee and broker fees and amortization of debt issuance costs is a result of increased debt outstanding in 2001. Provision for loan losses for the year ended June 30, 2001 was $577,056, compared to $1,244,443 for the year ended June 30, 2000. The decrease in the provision for loan losses was recognized in order to reflect the appropriate allowance amounts in relation to the estimated defaults and the student loan balance. Management fees to related parties were $1,020,000 for the years ended June 30, 2001 and 2000.

        NET INCOME. We had net income of $10,787,131 for the year ended June 30, 2001 compared to net income of $3,926,174 for the year ended June 30, 2000. We did not recognize income tax expense for the periods because we were a S corporation. There were no unusual or infrequent events or transactions or significant economic factors that materially affected the amount of reported income.

LIQUIDITY AND CAPITAL RESOURCES

        Our student loans are pledged as collateral for the notes, the terms of which provide for the retirement of all notes from the proceeds of the student loans. Cash flows from payments on the student loans, together with proceeds of reinvestment income earned on the student loans, are intended to provide cash sufficient to make all required payments of principal and interest on each outstanding series of notes. The Trust Agreement under which the notes were issued also creates a reserve account from which money can be drawn to make payments of interest and principal on the notes. The reserve account is fully funded under the terms of the Trust Agreement and we anticipate the cash flow generated from student loans will be sufficient to meet our obligations on the outstanding notes.

        It is anticipated that regular payments under the terms of the student loans, as well as early prepayment, will reduce the number of student loans held in the trust estate. We are authorized under the Trust Agreement to use principal receipts from student loans to purchase additional student loans until December 1, 2003.

        Management's expectations are that future cash flows provided by operating activities will be sufficient to meet our obligations.

IMPACT OF INFLATION

        For the year ended December 31, 2002, cost increases were not materially impacted by inflation.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On December 21, 2001, PricewaterhouseCoopers LLP was dismissed as EMT Corp.'s independent accountant. Such dismissal was the result of Nelnet, Inc.'s acquisition of EMT Corp.'s parent company, EFS, Inc. PricewaterhouseCoopers LLP's report on EMT Corp.'s financial statements for the years ended June 30, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. On December 22, 2001, we retained KPMG LLP as our independent auditors. The decision to change independent auditors was approved by our Board of Directors. During the two fiscal years preceding PricewaterhouseCoopers LLP's dismissal and through December 21, 2001, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.


                                 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. The proceeds we received from the sale of the old notes were used to pay underwriting discounts and offering expenses, to make deposits to the reserve account and to acquire student loans.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

        We sold the old notes in five separate private placement transactions.

        o We sold the 1998 Senior Series A-1 through A-4 and 1998 Senior Subordinate Series B Notes on June 3, 1998 to Salomon Smith Barney and Education Securities under a purchase agreement dated as of June 3, 1998.

        o We sold the 1999 Senior Series A-5 and A-6 Notes on January 28, 1999 to Salomon Smith Barney under a purchase agreement dated January 28, 1999.

        o We sold the 1999-I Senior Series A-7 through A-9 Notes on September 29, 1999 to PaineWebber Incorporated under a purchase agreement dated as of September 29, 1999.

        o We sold the 2000 Senior Series A-10 through A-15 and 2000 Senior Subordinate Series B-2 Notes on April 13, 2000 to Salomon Smith Barney, PaineWebber Incorporated and Dain Rauscher Incorporated under a purchase agreement dated as of April 12, 2000.

        o We sold the 2000-I Senior Series A-16 through A-22 and 2000-I Senior Subordinate Series B-3 Notes on June 8, 2000 to Salomon Smith Barney and PaineWebber Incorporated under a Purchase Agreement dated as of June 8, 2000.

In each case, the initial purchasers resold the old notes to institutional investors.

        Under the Trust Agreement, the old notes are required to bear a restrictive legend that prohibits the transfer of such notes except to a purchaser whom the seller reasonably believes is a Qualified Institutional Buyer purchasing for its own account or for the account of a Qualified Institutional Buyer who receives notice that the resale or other transfer of the note is being made in reliance on Rule 144A or to an institutional accredited investor, as defined in Rule 501(a)(i)(2), (3) or (7) under the 1933 Act. We are effecting the exchange offer so that our note owners will no longer be subject to the requirement that the notes bear the restrictive legend described above.

        To the extent old notes are tendered and accepted in the exchange offer, the principal amount of outstanding old notes will decrease with a resulting decrease. Old notes that are still outstanding following the consummation of the exchange offer will continue to be subject to transfer restrictions.

TERMS OF THE EXCHANGE OFFER

        On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. As of the date of this prospectus, a total of $1,686,000,000 principal amount of the old notes are outstanding. We will issue and exchange new notes of each series in principal amounts equal to the principal amounts of outstanding old notes of each series accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer.

        You only may tender and exchange your old notes for a corresponding series of new notes, such that you may tender and exchange:


        o       Series 1998 A-1 Notes for Series 1998 A1-1 Notes;
        o       Series 1998 A-2 Notes for Series 1998 A1-2 Notes;
        o       Series 1998 A-3 Notes for Series 1998 A1-3 Notes;
        o       Series 1998 A-4 Notes for Series 1998 A1-4 Notes;
        o       Series 1998 B Notes for Series 1998 B1-1 Notes;
        o       Series 1999 A-5 Notes for Series 1999 A1-5 Notes;
        o       Series 1999 A-6 Notes for Series 1999 A1-6 Notes;
        o       Series 1999-I A-7 Notes for Series 1999-I A1-7 Notes;
        o       Series 1999-I A-8 Notes for Series 1999-I A1-8 Notes;
        o       Series 1999-I A-9 Notes for Series 1999-I A1-9 Notes;
        o       Series 2000 A-10 Notes for Series 2000 A1-10 Notes;
        o       Series 2000 A-11 Notes for Series 2000 A1-11 Notes;
        o       Series 2000 A-12 Notes for Series 2000 A1-12 Notes;
        o       Series 2000 A-13 Notes for Series 2000 A1-13 Notes;
        o       Series 2000 A-14 Notes for Series 2000 A1-14 Notes;
        o       Series 2000 A-15 Notes for Series 2000 A1-15 Notes;
        o       Series 2000 B-2 Notes for Series 2000 B1-2 Notes;
        o       Series 2000-I A-16 Notes for Series 2000-I A1-16 Notes;
        o       Series 2000-I A-17 Notes for Series 2000-I A1-17 Notes;
        o       Series 2000-I A-18 Notes for Series 2000-I A1-18 Notes;
        o       Series 2000-I A-19 Notes for Series 2000-I A1-19 Notes;
        o       Series 2000-I A-20 Notes for Series 2000-I A1-20 Notes;
        o       Series 2000-I A-21 Notes for Series 2000-I A1-21 Notes;
        o       Series 2000-I A-22 Notes for Series 2000-I A1-22 Notes; and
        o       Series 2000-I B-3 Notes for Series 2000-I B1-3 Notes;

        The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that:

        o the number "1" has been added after the class designation for each series of notes;

        o       the offering of the new notes has been registered under the 1933
                Act;

        o the new notes will not be subject to certain transfer restrictions;

        o the "net loan rate" for the new Series 1998 Notes will be calculated in the same manner as for all of the other series of the new notes; and

        o interest on the new Series 1998 Notes will be calculated on the basis of a 365/366 day year, as applicable, and the actual number of days elapsed during the related auction period.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the Trust Agreement under which the old notes were, and the new notes will be, issued.


        This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of old notes on or about __________, 2003. The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. However, the exchange offer is subject to conditions, which we may waive. See "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER."


        You do not have any appraisal or dissenters' rights under Indiana law or the trust agreement in connection with the exchange offer. During the exchange offer, we will comply with the applicable requirements of the 1934 Act and the rules and regulations of the SEC established under the 1934 Act.

        If you tender old notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than specific applicable taxes, in connection with the exchange offer. See "--FEES AND EXPENSES."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

        The expiration date is 5:00 p.m., New York City time, on ____________, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

        We have the right to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under the heading "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER" have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent. We also have the right to amend the terms of the exchange offer. If we delay acceptance of any old notes, or terminate or amend the exchange offer, we will make a public announcement to that effect as promptly as practicable. If we believe that we have made a material amendment of the terms of the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law. We will notify the exchange agent of any extension of the exchange offer in writing or orally (which we will promptly confirm in writing). Unless otherwise required by applicable law or regulation, we will make a public announcement of any extension of the expiration date before 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no obligation to publish, advise or otherwise communicate any public announcement, other than by making a timely press release.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn. The maximum period of time the offer will remain open after the date of this prospectus, including any extensions of the expiration date, is 90 days.

INTEREST ON THE NEW NOTES

        Interest on the new notes will accrue from the last interest payment date on which we paid interest on the old notes surrendered in exchange for them. See "DESCRIPTION OF THE NEW NOTES--INTEREST."

PROCEDURES FOR TENDERING

        A holder of old notes wishing to tender in this exchange offer must either:

        o complete, sign and date the letter of transmittal, or a facsimile of it, have the signatures on it guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent; or

        o       comply with the book-entry transfer procedures described below.

        A holder's tender of old notes will constitute an agreement between the holder and us under the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow enough time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Only a person in whose name old notes are registered on the register maintained by the trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver the old notes by book-entry transfer at DTC may tender the old notes in the exchange offer.

        Any beneficial holder whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial holder wishes to tender on his own behalf, he must, prior to completing and executing the letter of transmittal and delivering his old notes, obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        BOOK-ENTRY DELIVERY PROCEDURES. Book-entry delivery of the old notes may be made by any financial institution that is a participant in the book-entry transfer facility system of The Depository Trust Company by causing DTC to transfer the old notes into the exchange agent's account and delivering an agent's message (as described below) on or prior to the expiration date of the exchange offer under DTC's Automated Tender Offer Program. If delivery of old notes is made through book-entry transfer into the exchange agent's account at DTC and an agent's message is not delivered, the letter of transmittal (or facsimile of it), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the heading "THE EXCHANGE OFFER--EXCHANGE AGENT" prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Delivery of documents to DTC under its procedures does not constitute delivery to the exchange agent.

        The term agent's message means a message that states that DTC has received an express acknowledgment from the tendering DTC participant that the DTC participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against the DTC participant. The agent's message is transmitted by DTC to, and received by, the exchange agent and forms a part of the confirmation of the book-entry tender of old notes into the exchange agent's account at DTC.

        DELIVERY OF OLD NOTES HELD IN PHYSICAL FORM. For a holder to validly tender old notes held in physical form:

        o the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

        o the exchange agent must receive certificates for the old notes at such address.

A holder who desires to tender old notes and who cannot comply with the procedures set forth above for tenders on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        Signatures on a letter of transmittal or a notice of withdrawal need not be guaranteed if:

        o the tendered old notes are registered in the name of the signer of the letter of transmittal; and

        o the new notes to be issued in exchange for the old notes are to be issued in the name of the holder.

        All other letters of transmittal or notices of withdrawal must be guaranteed by:

        o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

        o a commercial bank or trust company having an office or correspondent in the United States; or

        o an eligible guarantor institution within the meaning of Rule 17Ad-15 under the 1934 Act.

        If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by appropriate bond powers that authorize that person to tender the old notes on behalf of the registered holder, and, in either case, signed as the name of the registered holder or holders appears on the old notes.

        If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other acting as a fiduciary or representative signs the letter of transmittal or any old notes or bond powers, that person should so indicate when signing, and, unless we waive the requirement, must submit with the letter of transmittal evidence satisfactory to us of their authority to so act.


        VALIDITY OF TENDER. The validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, in the opinion of our counsel, it would be unlawful for us to accept. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within this time as we shall determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of old notes. Also, neither we, the exchange agent nor any other person has any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until any irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the exchange agent to the tendering holder of the old notes promptly following the expiration date of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

        o purchase or make offers for any old notes that remain outstanding after the expiration date of the exchange offer, or (as set forth under the heading "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER") to terminate the exchange offer; and

        o to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or other ways.

The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

        Holders who wish to tender their old notes and who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date of the exchange offer, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

        o       the tender is made through an eligible guarantor institution;

        o prior to the expiration date of the exchange offer, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery): (1) setting forth the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered, (2) stating that the tender is being made, and (3) guaranteeing that, within three business days after the expiration date of the exchange offer, the letter of transmittal (or facsimile of it), together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

        o the properly completed and executed letter of transmittal (or facsimile of it), together with the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date of the exchange offer.

On request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

        The letter of transmittal includes agreements and representations and warranties that are part of the exchange offer.

        By tendering old notes for exchange, the holder assigns, transfers and exchanges the old notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The holder represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes, and that, when the old notes are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The holder also agrees that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by a book-entry transfer facility. All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

        The holder certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the 1933 Act and that it is acquiring the new notes in the ordinary course of business.


        Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the new notes. In addition, each holder that is a broker-dealer receiving new notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the 1933 Act.


WITHDRAWAL OF TENDERS

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a facsimile transmission or letter notice of withdrawal at its address set forth in this prospectus. A notice of withdrawal must:

        o specify the name of the person having deposited the old notes to be withdrawn;

        o include a statement that the note depositor is withdrawing its election to have old notes exchanged and identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of the old notes);

        o be signed by the note depositor in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer that will permit the trustee with respect to the old notes to register the transfer of the old notes into the name of the note depositor withdrawing the tender; and

        o specify the name in which any of the old notes are to be registered, if different from that of the note depositor.

        If you have tendered old notes under the procedures for book-entry transfer set forth under the headings "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission.

        The validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes that have been withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures set forth under the heading "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING," at any time prior to the expiration date of the exchange offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

        On satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date of the exchange offer, all old notes properly tendered and will issue and deliver the new notes promptly after acceptance of the old notes. See "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER." For each old note that we accept for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

        For purposes of the exchange offer, we will have accepted properly tendered old notes for exchange when, as and if we give oral or written notice to that effect to the exchange agent, with written confirmation of any oral notice to be given promptly afterwards.

        In all cases, we will issue new notes for old notes that we accept for exchange under the exchange offer only after timely receipt by the exchange agent of:

        o certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility,

        o a properly completed and duly executed letter of transmittal or a properly transmitted agent's message, and

        o all other required documents or a timely book-entry confirmation of the old notes into the exchange agent's account at DTC.


        If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if a tender of old notes is withdrawn or old notes are submitted for a greater principal amount than the holder desired to exchange, we will return these unaccepted or non-exchanged old notes without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility) promptly after the expiration date of the exchange offer.

RESALE OF NEW NOTES

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued to you under the exchange offer in exchange for your old notes without compliance with the registration and prospectus delivery provisions of the 1933 Act, so long as by tendering old notes in exchange for new notes and by executing the letter of transmittal that accompanies this prospectus you represent that:

        o       you are not our "affiliate" (as defined in Rule 405 of the 1933
                Act);

        o you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes; and

        o you are acquiring the new notes in the ordinary course of your business.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "PLAN OF DISTRIBUTION." We have agreed to allow exchanging dealers (and any other persons subject to similar prospectus delivery requirements) to use this prospectus in connection with a resale.

CONDITIONS TO THE EXCHANGE OFFER


        We will not accept old notes for new notes and may terminate or not complete the exchange offer if the registration statement covering the exchange offer is not effective under the 1933 Act.

        We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

        o any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

        o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

        o any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

                o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

                o any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from the date of this prospectus;

                o a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

                o any material disruption has occurred in commercial banking or securities settlement or clearance services in the United States;

                o any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

                o a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

                o if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer; or

        o any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in our business condition, income or operations, taken as a whole;

        If any of the above events occur, we may:

        o terminate the exchange offer and promptly return all tendered old notes to tendering existing noteholders;

        o extend the exchange offer and, subject to your right to withdraw tender of your old notes described in "Withdrawal of Tenders" above, retain all tendered old notes until the extended exchange offer expires;

        o       amend the terms of the exchange offer; or

        o waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

        The conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties. All such conditions to the exchange offer, other than those subject to applicable law, will be either satisfied or waived by us on or before the expiration of the exchange offer. There are no federal or state regulatory requirements that must be met, except for requirements under applicable securities laws.


        If a waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of old notes, and we will extend the exchange offer for a period of five to ten business days, depending on the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during this period.

SOLICITATION OF TENDERS; FEES AND EXPENSES

        Solicitation of exchanges of the old notes may be made by telecopier, by telephone, or in person by our officers and regular employees or by officers and regular employees of our affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.

        The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others that may solicit the acceptance of the exchange offer.

        We will pay the expenses to be incurred in connection with the exchange offer from corporate funds and not from funds held in the trust estate securing payment of the notes. The expenses include fees and expenses of the exchange agent and trustee, registration fees, and accounting, legal, printing and related fees and expenses.

EXCHANGE AGENT

        Zions First National Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and inquiries for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

         By mail:                                By hand or overnight delivery:

         Corporate Trust Department              Corporate Trust Department
         Zions First National Bank               Zions First National Bank
         717 Seventeenth St., Suite 301          717 Seventeenth St., Suite 301
         Denver, Colorado  80202                 Denver, Colorado  80202

             (if by mail, registered or certified mail recommended)

                         facsimile transmission number:
                        (for eligible institutions only)

                                 (303) 947-7480

                              confirm by telephone:

                                 (303) 296-6339

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

TRANSFER TAXES

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders will be responsible for the payment of any applicable transfer tax if they instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

ACCOUNTING TREATMENT


        The new notes will be recorded at the same carrying value as the old notes on the date of the exchange. The unamortized expenses relating to the issuance of the old notes will be written off and the expenses of this exchange offer will be amortized over the term of the new notes.

                                OUR STUDENT LOANS

        The notes are limited obligations, secured by and payable solely from the trust estate. Among the assets that serve as security for the notes are the student loans we acquired with the proceeds of the old notes. See "SECURITY AND SOURCES OF REPAYMENT FOR THE NOTES." The following tables describe the characteristics of the student loans pledged to the trust estate, as of November 30, 2002. The percentages set forth in the tables below may not always add to 100% and the balances may not always add to $1,618,511,156 due to rounding.

                     COMPOSITION OF OUR STUDENT LOANS
                          AS OF NOVEMBER 30, 2002

     Outstanding Principal Balance                             $1,618,511,156
     Number of Accounts                                               194,281
     Average Outstanding Principal Balance Per Borrower                $8,331
     Number of Loans                                                  551,783
     Average Outstanding Principal Balance Per Loan                    $2,933
     Weighted Average Annual Interest Rate(1)                           5.23%
     Weighted Average Remaining Term (months)                             129


--------------------
(1) Determined using the interest rates applicable to the student loans as of November 30, 2002. However, because the student loans bear interest at variable rates per annum, the existing interest rates may not be indicative of future interest rates on the student loans. In addition, the interest rates do not represent the total rate of return with respect to certain FFELP Loans, due to Special Allowance Payments. See "DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM-Federal Family Education Loans-Special Allowance Payments."

                           DISTRIBUTION OF OUR STUDENT
                   LOANS BY LOAN TYPE AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                                Outstanding         Loans by
                             Number of           Principal        Outstanding
Loan Type                      Loans              Balance      Principal Balance
---------                      -----              -------      -----------------

Consolidation                 21,885         $  339,441,136           20.97%
PLUS                          28,585             96,637,673            5.97
SLS                            4,142             12,968,458            0.80
Stafford-Subsidized          348,655            752,818,254           46.51
Stafford-Unsubsidized        148,516            416,645,635           25.74
                             -------         --------------          -------
          Total              551,783         $1,618,511,156          100.00%
                             =======         ==============          =======

                        DISTRIBUTION OF OUR STUDENT LOANS
                    BY INTEREST RATE AS OF NOVEMBER 30, 2002

                                                                  Percentage of
                                               Outstanding          Loans by
                             Number of          Principal         Outstanding
Interest Rate Range            Loans             Balance       Principal Balance
-------------------            -----             -------       -----------------

Less than 4.00%                   17               339,912             0.02%
4.00% to 4.49%               187,122           519,186,559            32.07
4.50% to 4.99%               269,204           663,224,136            40.97
5.00% to 5.49%                52,679            93,338,167             5.76
5.50% to 5.99%                   304             4,623,438             0.28
6.00% to 6.49%                 2,771            39,800,801             2.45
6.50% to 6.99%                 3,752            58,889,049             3.63
7.00% to 7.49%                 3,081            14,023,044             0.86
7.50% to 7.99%                 2,403            35,616,135             2.20
8.00% to 8.49%                22,253           105,567,601             6.52
8.50% to 8.99%                     -                     -               -
9.00% to 9.49%                 8,051            82,185,300             5.07
9.50% or Greater                 146             1,717,016             0.10
                             -------         -------------           -------
          Total              551,783         1,618,511,156           100.00%
                             =======         =============           =======

                      DISTRIBUTION OF OUR STUDENT LOANS BY
               RANGE OF PRINCIPAL BALANCE AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                            Outstanding             Loans by
Range of Outstanding         Number of       Principal            Outstanding
Principal Balance              Loans          Balance          Principal Balance
-----------------              -----          -------          -----------------

$499.99 or Less                61,945      $   16,871,250             1.04%
$500     -     $999.99         73,323          55,098,005             3.40
$1,000   -   $1,999.99        135,881         200,194,772            12.36
$2,000   -   $2,999.99        115,990         288,854,174            17.84
$3,000   -   $3,999.99         60,997         210,248,683            12.99
$4,000   -   $5,999.99         57,635         279,936,948            17.29
$6,000   -   $7,999.99         16,667         113,813,295             7.03
$8,000   -   $9,999.99         10,014          88,254,618             5.45
$10,000  -  $14,999.99          9,402         112,460,249             6.94
$15,000  -  $19,999.99          4,154          71,736,432             4.43
$20,000 or Greater              5,775         181,042,731            11.18
                              -------       -------------           -------
        Total                 551,783      $1,618,511,156           100.00%
                              =======       =============           =======

                      DISTRIBUTION OF OUR STUDENT LOANS BY
                 BORROWER PAYMENT STATUS AS OF NOVEMBER 30, 2002

                                                                Percentage of
                                            Outstanding          Loans by
Borrower                     Number of       Principal           Outstanding
Payment Status                 Loans          Balance         Principal Balance
--------------                 -----          -------         -----------------

In School                    84,795       $  232,263,882             14.35%
Grace                        12,673           35,824,941              2.21
Deferment                    51,956          161,983,500             10.00
Forbearance                  72,018          281,054,636             17.36
Repayment*
  First Year Repayment       46,528          196,241,841             12.12
  Second Year Repayment      28,910          114,074,618              7.04
  Third Year Repayment       35,784          112,534,877              6.95
  More than Three Years     216,913          477,898,931             29.52
Claims                        2,206            6,633,929              0.40
                            -------       --------------            -------
          Total             551,783       $1,618,511,156            100.00%
                            =======       ==============            =======

        *The average weighted number of months in repayment for all student loans currently in repayment is ____, calculated as the term to maturity at the commencement of repayment less the number of months remaining to scheduled maturity as of November 30, 2002.

                      DISTRIBUTION OF OUR STUDENT LOANS BY
                  DATE OF DISBURSEMENT AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                               Outstanding          Loans by
                                 Number of      Principal         Outstanding
Reinsurance Level                  Loans         Balance       Principal Balance
-----------------                  -----         -------       -----------------

Pre-October, 1993                 101,227    $  164,860,614         10.18%
October 1, 1993 and thereafter    450,556     1,453,650,542         89.81
                                  -------     -------------        -------
          Total                   551,783    $1,618,511,156        100.00%
                                  =======     =============        =======

        Student loans disbursed prior to October 1, 1993 are 100% guaranteed by the guarantee agencies and are 100% reinsured against default by the Department of Education. Student loans disbursed after October 1, 1993 are 98% guaranteed by the guarantee agencies and are reinsured by the Department of Education up to a maximum of 98% of the guarantee payments.

                      DISTRIBUTION OF OUR STUDENT LOANS BY
                       SCHOOL TYPE AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                                 Outstanding        Loans by
                                  Number of       Principal       Outstanding
School Type                         Loans          Balance     Principal Balance
-----------                         -----          -------     -----------------

4-Year Institutions/Post-grad      430,014     $1,342,639,312        82.95%
2-Year Institutions                 39,651         85,996,518         5.31
Consolidation/Uncoded*                 651         11,008,425         0.68
Vocational/Trade                    69,122        153,597,924         9.49
Other                               12,345         25,268,977         1.56
                                   -------      -------------       -------
          Total                    551,783     $1,618,511,156       100.00%
                                   =======      =============       =======

* Refers to consolidation loans for which the school type applicable to the loans the borrower consolidated is unavailable.

          DISTRIBUTION OF OUR STUDENT LOANS BY SAP INTEREST RATE INDEX
                             AS OF NOVEMBER 30, 2002

                                                              Percentage of
                                          Outstanding            Loans by
      SAP Interest       Number of         Principal           Outstanding
       Rate Index          Loans            Balance         Principal Balance
       ----------          -----            -------         -----------------

91 Day T-Bill Index       413,216        $1,081,979,132             66.85%
90 Day CP Index           138,567           536,532,024             33.14
                          -------        --------------             -----
            Total         551,783        $1,618,511,156            100.00%
                          =======        ==============            =======

         DISTRIBUTION OF OUR STUDENT LOANS BY NUMBER OF DAYS DELINQUENT
                             AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                          Outstanding               Loans by
                          Number of        Principal              Outstanding
    Days Delinquent         Loans           Balance            Principal Balance
    ---------------         -----           -------            -----------------

0-30                       501,317       $1,465,735,227               90.56%
31-60                       17,537           54,578,751                3.37
61-90                        9,567           30,182,908                1.86
91-120                       5,139           15,513,073                0.95
121 and above               18,223           52,501,197                3.21
                           -------       --------------              -------
        Total              551,783       $1,618,511,156              100.00%
                           =======       ==============              =======

                      DISTRIBUTION OF OUR STUDENT LOANS BY
               NUMBER OF MONTHS REMAINING UNTIL SCHEDULED MATURITY
                             AS OF NOVEMBER 30, 2002

                                           Outstanding       Percentage of Loans
                         Number of          Principal           by Outstanding
Number of Months*          Loans             Balance          Principal Balance
-----------------          -----             -------          -----------------
1 to 23                    18,198           $ 7,446,259              0.46%
24 to 35                   20,053            17,393,968              1.07
36 to 47                   26,555            30,756,440              1.90
48 to 59                   33,814            51,814,678              3.20
60 to 71                   39,004            73,005,087              4.51
72 to 83                   41,659            91,686,397              5.66
84 to 95                   45,882           117,497,231              7.25
96 to 107                  46,894           134,835,321              8.33
108 to 119                 76,223           237,927,969             14.70
120 to 131                 92,972           310,596,924             19.19
132 to 143                 43,787           139,328,696              8.60
144 to 155                 24,770            78,547,021              4.85
156 to 167                 14,372            53,189,809              3.28
168 to 179                 11,710            58,921,508              3.64
180 to 191                  5,511            28,974,349              1.79
192 to 203                  3,003            17,405,144              1.07
204 to 215                  1,383            15,805,271              0.97
216 to 227                  1,209            22,066,550              1.36
228 to 239                  2,136            44,632,040              2.75
240 to 251                    832            18,868,191              1.16
252 to 263                    151             4,221,152              0.26
264 to 275                    155             5,069,114              0.31
276 to 287                    192             6,329,233              0.39
288 to 299                    464            15,293,269              0.94
300 to 311                    269             9,114,276              0.56
312 to 323                     50             2,153,926              0.13
324 to 335                     60             2,620,470              0.16
336 to 347                    110             5,337,512              0.32
348 to 359                    219            10,175,079              0.62
360 to 371                    146             7,498,271              0.46
                          -------        --------------            -------
           Total          551,783        $1,618,511,156            100.00%
                          =======        ==============            =======


----------------
        *Does not give effect to any deferral or forbearance periods that may be granted in the future.

            DISTRIBUTION OF OUR STUDENT LOANS BY GEOGRAPHIC LOCATION
                             AS OF NOVEMBER 30, 2002

        The following chart shows the geographic distribution of the student loans based on the permanent billing addresses of the borrowers as shown on the servicer's records:

                                             Outstanding       Percent of Loans
                             Number of        Principal         by Outstanding
Location                       Loans           Balance        Principal Balance
--------                       -----           -------        -----------------
Alabama                         889            $ 2,909,969             0.17%
Alaska                          344              1,056,096             0.06
Arizona                       2,603              8,436,997             0.52
Arkansas                        430              1,271,672             0.07
Armed Forces Europe             392              1,141,699             0.07
Armed Forces Pacific            145                418,055             0.02
California                    7,145             24,944,396             1.54
Colorado                      2,757              9,534,852             0.58
Connecticut                     802              2,831,740             0.17
Delaware                        423              1,306,803             0.08
District of Columbia            542              2,284,046             0.14
Florida                       7,350             24,594,788             1.51
Georgia                       3,579             12,425,182             0.76
Guam                             17                 39,485             0.00*
Hawaii                          422              1,465,855             0.09
Idaho                           236                763,202             0.04
Illinois                     53,428            162,519,975            10.04
Indiana                     151,889            462,003,477            28.54
Iowa                          2,482              7,284,872             0.45
Kansas                        1,306              3,912,815             0.24
Kentucky                     52,182            151,539,896             9.36
Louisiana                     1,109              4,774,845             0.29
Maine                           299              1,117,576             0.06
Marshall Islands                  2                  6,310             0.00*
Maryland                      3,679             12,869,477             0.79
Massachusetts                 6,402             19,552,249             1.20
Michigan                     99,210            241,325,242            14.91
Minnesota                     3,203              7,782,891             0.48
Mississippi                     418              1,572,859             0.09
Missouri                      4,467             14,382,113             0.88
Montana                         261                688,601             0.04
Nebraska                        376              1,314,424             0.08
Nevada                          838              2,929,907             0.18
New Hampshire                   468              1,237,823             0.07
New Jersey                    2,300              8,291,371             0.51
New Mexico                      524              1,905,435             0.11
New York                      6,795             34,424,335             2.12

                                             Outstanding       Percent of Loans
                             Number of        Principal         by Outstanding
Location                       Loans           Balance        Principal Balance
--------                       -----           -------        -----------------
North Carolina                4,245             13,382,107             0.82
North Dakota                    280                706,975             0.04
Ohio                         24,918             75,761,391             4.68
Oklahoma                        711              2,086,919             0.12
Oregon                          974              3,764,026             0.23
Pennsylvania                 75,545            208,003,556            12.85
Puerto Rico                      49                135,600             0.00*
Rhode Island                    379              1,235,889             0.07
South Carolina                1,772              5,509,568             0.34
South Dakota                    274                746,654             0.04
Tennessee                     3,531             12,151,935             0.75
Texas                         5,346             16,399,839             1.01
Utah                            361              1,307,994             0.08
Vermont                         224                936,284             0.05
Virgin Islands                   51                210,816             0.01
Virginia                      4,558             14,161,805             0.87
Washington                    1,842              5,851,984             0.36
West Virginia                 1,257              3,498,434             0.21
Wisconsin                     4,911             12,596,839             0.77
Wyoming                         155                640,388             0.03
Other / Uncoded                 686              2,560,821             0.15
                            -------          -------------           -------
               Total        551,783          1,618,511,156           100.00%
                            =======          =============           =======

---------------------
*       Less Than 0.005%

                        DISTRIBUTION OF OUR STUDENT LOANS
                   BY GUARANTEE AGENCY AS OF NOVEMBER 30, 2002

                                                                 Percentage of
                                               Outstanding          Loans by
                             Number of          Principal         Outstanding
Name of Guaranty Agency        Loans             Balance       Principal Balance
-----------------------        -----             -------       -----------------

USAF                         189,287         $529,496,005              32.71%
PHEAA                        113,159          475,321,021              29.36
MGA                          111,428          244,324,900              15.09
KHEAA                         59,437          163,654,341              10.11
ISAC                          49,192          130,320,543               8.05
GLHEC                         17,044           41,622,907               2.57
ASA                            5,894           16,300,055               1.00
HESC                           1,736            5,980,809               0.36
CSAC                           1,052            3,780,762               0.23
MSLP                           1,238            3,121,424               0.19
TGSLC                            762            1,594,050               0.09
ICSAC                            663            1,067,087               0.06
NSLP                             305              696,937               0.04
ECMC                             259              545,231               0.03
OSFA                             193              320,793               0.01
NJOSA                             74              168,129               0.01
LOSFA                             48              141,719               0.00*
NELA                               5               28,256               0.00*
RIHEA                              5               15,685               0.00*
SLGFA                              2               10,500               0.00*
                             -------       --------------             -------
          Total              551,783       $1,618,511,156             100.00%
                             =======       ==============             =======

---------------------
*       Less Than 0.005%

        For a list of the guarantee agencies and their corresponding abbreviations, see the section "INFORMATION RELATING TO THE GUARANTEE AGENCIES."

                                    SERVICING

SERVICING AGREEMENT

      We have entered into a Servicing Agreement dated as of May 15, 1998, under which EFS Services provides servicing for the student loans pledged to the trust estate. EFS Services is a wholly owned subsidiary of EFS and, as such, is our affiliate. See "THE ISSUER - EFS AND ITS SUBIDIIARIES."

        Pursuant to the Servicing Agreement, EFS Services is required to service the student loans in accordance with all applicable federal and state laws, including all applicable standards, guidelines and requirements of the Higher Education Act and any Guarantee Agency. EFS Services' duties include collecting and posting all borrower payments, responding to borrower inquiries, monitoring borrower status, making required disclosures to borrowers, sending bills or payment coupons to borrowers and otherwise establishing repayment terms, reporting tax information to borrowers, if applicable, accounting for collections and furnishing monthly and annual statements with respect to such duties, as requested. EFS Services is also required to deliver its audited financial statements to the trustee and the rating agencies each year.

        EFS Services is required to make reasonable efforts to collect from the Department of Education when due all Interest Subsidy Payments and Special Allowance Payments with respect to the student loans and, in connection with the collection of such payments, to prepare and file with the Department of Education all necessary or appropriate forms and other documents. EFS Services is also required to make reasonable efforts to collect from the Guarantee Agencies all amounts due and payable with respect to student loans and, in connection with the collection of such Guarantee payments, to comply with all applicable laws and agreements and to follow the procedures and practices it follows with respect to student loans it services for other holders of such loans.

        The Servicing Agreement permits EFS Services to appoint a subservicer to perform all or any portion of EFS Services' obligations under the Servicing Agreement, provided that EFS Services remains obligated and liable to us, the eligible lender trustee, the trustee and the note owners for servicing the student loans in accordance with the Servicing Agreement.

        EFS Services is liable to us and the eligible lender trustee for losses resulting from EFS Services' negligence or misconduct with respect to servicing the student loans. EFS Services' liability for losses with respect to a student loan are limited to the principal amount and accrued interest that are not paid by a Guarantee Agency by reason of EFS Services' servicing deficiencies after EFS Services fails to cure such deficiency within the time permitted by the Guarantee Agency. EFS services is required to pay to us any damages owed under the Servicing Agreement within 10 days after the time period for cure lapses, but, in any event, within 90 days from the date of a Guarantee Agency's first rejection of a claim by reason of servicer deficiency. Upon payment of damages by EFS Services, we are required to assign the defaulted student loans to EFS Services.

SERVICING COMPENSATION


        EFS Services currently receives a servicing fee for the servicing of the student loans on a per account basis. Servicing fees are equal to $1.27 for each account in school, $2.34 for each account in grace, $2.60 for each account in repayment, deferment or forbearance and $15.91 for each account in default. Servicing fees are payable out of available funds as part of our program operating expenses.



        The servicing fee is intended to compensate EFS Services for performing the functions of a third party servicer of student loans as an agent for their beneficial owner, including collecting and posting all payments, responding to inquiries of borrowers on the student loans, investigating delinquencies, pursuing, filing and collecting any guarantee payments, including litigation costs, accounting for collections and furnishing monthly and annual statements to the administrator. The servicing fee also will reimburse EFS Services for taxes, accounting fees, outside auditor fees, data processing costs and other costs incurred in connection with administering the student loans.


SUB-SERVICING AGREEMENT


        EFS Services has entered into a Sub-Servicing Agreement with Nelnet Loan Services, Inc. under which, as of November 20, 2002, Nelnet Loan Services, as subservicer, assumed all of the duties of EFS Services under the Servicing Agreement for the term of the Servicing Agreement. Netnet Loan Services will provide data processing and other assistance in connection with the servicing of our portfolio of student loans as required by the Higher Education Act and the guarantee agencies. EFS Services, pursuant to the Sub-Servicing Agreement, pays Nelnet Loan Services subservicing fees and certain expenses for the services that Nelnet Loan Services provides. In the event EFS Services no longer acts as the primary servicer of our student loan portfolio, Nelnet Loan Services has agreed to service our student loans under the terms of and pursuant to the servicing agreement.


        Nelnet Loan Services, Inc. began its education loan servicing operations on January 1, 1978, and provides education loan servicing, time sharing, administration and other services to lenders, secondary market purchasers and guarantee agencies throughout the United States. Nelnet Loan Services is a privately held corporation. Nelnet Loan Services offers student loan servicing to lending institutions and secondary markets. Nelnet Loan Services has offices located in Aurora, Colorado; Jacksonville, Florida; Indianapolis, Indiana; and Lincoln, Nebraska, and as of July 31, 2002 employed a total of 781 employees. As of July 31, 2002, Nelnet Loan Services services or provides servicing software for more than $36.5 billion in student loans.

        Nelnet Loan Services' due diligence schedule is conducted through automated letter generation. Telephone calls are made by an auto-dialer system. All functions are monitored by an internal quality control system to ensure their performance. Compliance training is provided on both centralized and unit level basis. In addition, Nelnet Loan Services has distinct compliance and internal auditing departments whose functions are to advise and coordinate compliance issues.

        Nelnet Loan Services depends heavily on computer based data processing systems in servicing student loans. On January 1, 2002, Nelnet Loan Services converted the student loans that it services to a computer hardware and software platform developed and maintained by an affiliated company. The computer conversion was preceded by the development and implementation by Nelnet Loan Services of servicing procedures tailored to the new system, comprehensive training of servicing staff and a number of test conversions. In November, 2002, Nelnet Loan Services converted approximately $3 billion of student loans to its computer hardware and software platform. Problems or errors may occur in connection with the implementation of the new computer platform and the conversion of additional loans to that platform. If servicing errors do occur, they may result in a failure to collect amounts due on our student loans or to follow procedures required under the Higher Education Act.

                 INFORMATION RELATING TO THE GUARANTEE AGENCIES

        The payment of principal and interest on all of our student loans will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education. The guarantee provided by each guarantee agency is an obligation solely of that guarantee agency and is not supported by the full faith and credit of the federal or any state government. However, the Higher Education Act provides that if the Secretary of Education determines a guarantee agency is unable to meet its insurance obligations, the Secretary shall assume responsibility for all functions of the guarantee agency under its loan insurance program.

        Of the student loans that we currently own, approximately

     o    32.71% are guaranteed by United Student Aid Funds, Inc. ("USAF").


     o 29.36% are guaranteed by Pennsylvania Higher Education Assistance Agency ("PHEAA")

     o 15.09% are guaranteed by Michigan Higher Education Assistance Authority ("MGA").


     o    10.11%  are  guaranteed  by  Kentucky  Higher   Education   Assistance
          Authority ("KHEAA").


     o and the remaining 12.73% are guaranteed by one of the following guarantee agencies:

          American Student Assistance (ASA)
          California Student Aid Commission (CSAC)
          Education Credit Management Corporation (ECMC)
          Florida Dept. of Education - Office of Student Financial
            Assistance (OSFA)
          Great Lakes Higher Education Guaranty Corporation (GLHEC) Illinois Student Assistance Commission (ISAC)
          Iowa College Student Aid Commission (ICSAC)
          Louisiana Office of Student Financial Assistance (LOSFA) Missouri Student Loan Program (MSLP)
          Nebraska Student Loan Program (NSLP)
          New Jersey Higher Education Assistance Authority (NJOSA) New York State Higher Education Services Corporation (HESC) Northwest Education Loan Association (NELA)
          Rhode Island Higher Education Assistance Authority (RIHEA) Student Loan Guarantee Foundation of Arkansas (SLGFA)
          Texas Guaranteed Student Loan Corporation (TGSLC)


        Presented below is information with respect to each guarantee agency that guarantee 10% or more of the student loans pledged to the trust estate. Except as otherwise indicated, we have obtained the information regarding each guarantee agency from the guarantee agency. We have not independently verified this information.

        GUARANTY VOLUME. The following table sets forth the approximate aggregate principal amount of federally reinsured education loans (including PLUS Loans but excluding Federal Consolidation Loans) that have first become guaranteed by USAF, PHEAA, MGA and KHEAA in the federal fiscal years indicated:


                                 GUARANTY VOLUME
                                  (IN MILLIONS)

FEDERAL FISCAL YEAR              USAF        PHEAA        MGA        KHEAA
-------------------              ----        -----        ---        -----

1998.....................       $6,196      $1,784        $317        $302
1999.....................       $6,473      $1,801        $341        $357
2000.....................       $6,869      $2,076        $371        $420
2001.....................       $7,379      $2,252        $427        $536
2002.....................       $8,162      $2,530        $559        $652

        RESERVE RATIO. Each guarantee agency's reserve ratio is determined by dividing its cumulative cash reserves by the original principal amount of the outstanding loans it has agreed to guarantee.

        On October 7, 1998, President Clinton signed a bill to reauthorize the Higher Education Act for the next five years. The reauthorization bill requires guarantee agencies to establish two separate funds, a Federal Student Loan Reserve Fund and an Agency Operating Fund. Under the new funding model, the Federal Reserve Fund is considered the property of the Federal government and the Agency Operating Fund is considered the property of the guarantee agency.

        The Federal Reserve Fund was established on October 1, 1998 through the deposit of all existing funds, securities and other liquid assets previously identified as Federal Family Education Loan Program. The guarantee agencies will deposit into this fund all guarantee fees, the reinsurance received from the Department of Education, and the recovery of the non-reinsured portion of defaults and investment earnings. The Federal Reserve Fund is only to pay lender claims and default aversion fees into the Agency Operating Fund and for other limited purposes. Under certain circumstances, at the instruction of the Department of Education, account maintenance fees are paid to the Agency Operating Fund from this fund.

        The term "cumulative cash reserves" is equal to the difference of sources less uses of funds for the Federal Reserve Funds. Prior to enactment of the new model, "cumulative cash reserves" referred to cash reserves plus (i) the guarantee agency's quarterly report on sources of funds (including insurance premiums, state appropriations, federal advances, federal reinsurance payments, administrative cost allowances, collections on claims paid and investment earnings) minus (ii) the guarantee agency's quarterly report on uses of funds (including claims paid to lenders, operating expenses, lender fees, the Department of Education's share of collections on claims paid, returned advances and reinsurance fees).

        The "original principal amount of outstanding loans" consists of the original principal amount of loans guaranteed by such guarantee agency minus (i) the original principal amount of loans canceled, claims paid, loans paid in full and loan guarantees transferred from such guarantee agency to other guarantee agencies, plus (ii) the original principal amount of loan guarantees transferred to such guarantee agency from other guarantee agencies, excluding loan guarantees transferred to another agency pursuant to a plan of the Secretary in response to the insolvency of the agency. The following table sets forth the respective reserve ratios for USAF, PHEAA, MGA and KHEAA for the federal fiscal years indicated:


                                  RESERVE RATIO

FEDERAL FISCAL YEAR          USAF          PHEAA          MGA           KHEAA
-------------------          ----          -----          ---           -----

1998...................       1.40%         1.3%         2.41%          1.95%
1999...................       1.20%         1.2%         2.40%          1.52%
2000...................       0.95%         1.3%         2.70%          1.29%
2001...................       0.74%         1.1%         2.61%          0.94%
2002...................       0.55%         0.48%        1.29%          0.68%


        RECOVERY RATES. A guarantee agency's recovery rate, which provides a measure of the effectiveness of the collection efforts against defaulting borrowers after the guarantee claim has been satisfied, is determined by dividing the aggregate amount recovered from borrowers by the aggregate amount of default claims paid by the guarantee agency. The table below sets forth the recovery rates for USAF, PHEAA, MGA and KHEAA:


                                 RECOVERY RATES

FEDERAL FISCAL YEAR             USAF         PHEAA         MGA         KHEAA
-------------------             ----         -----         ---         -----

1998....................       44.29%        59.2%        53.21%        46.51%
1999....................       52.47%        62.1%        56.66%        53.79%
2000....................       64.19%        66.1%        66.47%        64.16%
2001....................       75.38%        70.7%        78.40%        76.78%
2002....................       82.40%        73.6%        84.70%        83.07%

        CLAIMS RATES. For the federal fiscal years 1997-2001, USAF, PHEAA, MGA and KHEAA respective claims rates listed below have not exceeded 5%, and as a result, all of their claims have been fully reimbursed at the maximum allowable level by the Department. See "DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM" in the prospectus for more detailed information concerning the federal program. Nevertheless, there can be no assurance the guarantee agencies will continue to receive full reimbursement for such claims. The following table sets forth the claims rates of USAF, PHEAA, MGA and KHEAA for the federal fiscal years indicated:

                                  CLAIMS RATES

FEDERAL FISCAL YEAR             USAF          PHEAA         MGA         KHEAA
-------------------             ----          -----         ---         -----

1998....................         3.96%         2.0%         2.33%       3.88%
1999....................         2.61%         1.6%         1.77%       2.30%
2000....................         2.04%         1.1%         1.74%       1.43%
2001....................         2.50%         1.7%         1.96%       1.62%
2002....................         1.97%         1.7%         2.29%       1.73%

            DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM

THE FEDERAL FAMILY EDUCATION LOAN PROGRAM

        The Federal Family Education Loan Program was established under the Higher Education Act to provide a program to encourage private lenders to make loans to students attending eligible educational institutions to pay the costs of attendance. The program provides lenders certain interest benefits and loan yield assurance payments, and for repayment of loans in the event of default through federal reinsurance of student loans that are guaranteed or insured by state agencies or private non-profit corporations. Stafford Loans, Unsubsidized Stafford Loans, PLUS Loans and Consolidation Loans meeting the requirements described below qualify for the benefits of the FFELP.

        The 1998 Amendments to the Higher Education Act extended the authorization for the Federal Family Education Loan Program through September 30, 2004. Congress has extended similar authorization dates in prior versions of the Higher Education Act. However, the current authorization dates may not again be extended and the other provisions of the Higher Education Act may not be continued in their present form.

        Generally, a student is eligible for loans made under the Federal Family Education Loan Program only if he or she:

     o has been accepted for enrollment or is enrolled in good standing at an eligible institution of higher education;

     o is carrying or planning to carry at least one-half the normal full-time workload for the course of study the student is pursuing as determined by the institution;

     o has agreed to promptly notify the holder of the loan of any address change; and

     o    meets the applicable "needs" requirements.

        Eligible institutions include higher educational institutions and vocational schools that comply with specific federal regulations. Each loan is to be evidenced by an unsecured note.

        The Higher Education Act also establishes maximum interest rates for each of the various types of loans. These rates vary not only among loan types, but also within loan types depending upon when the loan was made or when the borrower first obtained a loan under the Federal Family Education Loan Program. The Higher Education Act allows lesser rates of interest to be charged.

TYPES OF LOANS

        Four types of loans are currently available under the Federal Family Education Loan Program:

     o    Stafford Loans,

     o    Unsubsidized Stafford Loans,

     o    PLUS Loans and

     o    Consolidation Loans

These loan types vary as to eligibility requirements, interest rates, repayment periods, loan limits and eligibility for interest subsidies and special allowance payments. Some of these loan types have had other names in the past. References to these various loan types include, where appropriate, their predecessors

        The primary loan under the Federal Family Education Loan Program is the Subsidized Federal Stafford Loan. Students who are not eligible for Subsidized Stafford Loans based on their economic circumstances may be able to obtain Unsubsidized Federal Stafford Loans. Parents of students may be able to obtain Federal PLUS Loans. Consolidation Loans are available to borrowers with existing loans made under the Federal Family Education Loan Program and other federal programs to consolidate repayment of the borrower's existing loans. Prior to July 1, 1994, the Federal Family Education Loan Program also offered Federal Supplemental Loans for Students ("Federal SLS Loans") to graduate and professional students and independent undergraduate students and, under certain circumstances, dependent undergraduate students, to supplement their Stafford Loans.

SUBSIDIZED FEDERAL STAFFORD LOANS

        GENERAL. Subsidized Stafford Loans are eligible for reinsurance under the Higher Education Act if the eligible student to whom the loan is made has been accepted or is enrolled in good standing at an eligible institution of higher education or vocational school and is carrying at least one-half the normal full-time workload at that institution. Subsidized Stafford Loans have limits as to the maximum amount which may be borrowed for an academic year and in the aggregate for both undergraduate and graduate/professional study. Both aggregate limitations exclude loans made under the Federal SLS and Federal PLUS Programs. The Secretary of Education has discretion to raise these limits to accommodate students undertaking specialized training requiring exceptionally high costs of education.

        Subsidized Stafford Loans are generally made only to student borrowers who meet the needs tests provided in the Higher Education Act. Provisions addressing the implementation of needs analysis and the relationship between unmet need for financing and the availability of Subsidized Federal Stafford

Loan Program funding have been the subject of frequent and extensive amendment in recent years. Further amendment to such provisions may materially affect the availability of Subsidized Stafford Loan funding to borrowers or the availability of Subsidized Stafford Loans for secondary market acquisition.

        INTEREST RATES FOR SUBSIDIZED FEDERAL STAFFORD LOANS. For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note was signed, did not have an outstanding balance on a previous Federal Family Education Loan Program loan:

     (1) is 7% per annum for a loan covering a period of instruction beginning before January 1,1981;

     (2) is 9% per annum for a loan covering a period of instruction beginning on or before January 1, 1981, but before September 13, 1983;

     (3) is 8% per annum for a loan covering a period of instruction beginning on or after September 13, 1983, but before July 1, 1988;

     (4) is 8% per annum for the period from the disbursement of the loan to the date which is four years after the loan enters repayment, for a loan made prior to October 1, 1992, covering a period of instruction beginning on or after July 1, 1988, and thereafter shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 10% per annum); or

     (5) for a loan made on or after October 1, 1992 shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

        For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note evidencing the loan was signed, had an outstanding balance on a previous loan made insured or guaranteed under the Federal Family Education Loan Program:

     (6) for a loan made prior to July 23, 1992 is the applicable interest rate on the previous loan or, if the previous loan is not a Stafford Loan, 8% per annum or

     (7) for a loan made on or after July 23, 1992 shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum but not to exceed:

          o 7% per annum in the case of a Stafford Loan made to a borrower who has a loan described in clause (1) above;

          o    8% per annum in the case of

               o a Stafford Loan made to a borrower who has a loan described in clause (3) above,

               o a Stafford Loan which has not been in repayment for four years and which was made to a borrower who has a loan described in clause (4) above,

          o a Stafford Loan for which the first disbursement was made prior to December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan;

          o 9% per annum in the case of a Stafford Loan made to a borrower who has a loan described in clauses (2) or (5) above or a Stafford Loan for which the first disbursement was made on or after December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan; and

          o 10% per annum in the case of a Stafford Loan which has been in repayment for four years or more and which was made to a borrower who has a loan described in clause (4) above.

        The interest rate on all Stafford Loans made on or after July 1, 1994 but prior to July 1, 1998, regardless of whether the borrower is a new borrower or a repeat borrower, is the rate equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, except that the interest rate shall not exceed 8.25% per annum. For any Stafford Loan made on or after July 1, 1995, the interest rate is further reduced prior to the time the loan enters repayment and during any deferment periods. During deferment periods, the same formula is applied, except that 2.5% is substituted for 3.1%, and the rate shall not exceed 8.25% per annum.

        For Stafford Loans made on or after July 1, 1998 but before July 1, 2006, the applicable interest rate shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the proceeding June 1, plus 1.7% per annum prior to the time the loan enters repayment and during any deferment periods, and 2.3% per annum during repayment, but not to exceed 8.25% per annum.

        For loans the first disbursement of which is made on or after July 1, 2006, the applicable interest rate will be 6.8%. There can be no assurance that the interest rate provisions for these loans will not be further amended.

UNSUBSIDIZED FEDERAL STAFFORD LOANS

        GENERAL. The Unsubsidized Federal Stafford Loan Program was created by Congress in 1992 for students who do not qualify for Subsidized Stafford Loans due to parental and/or student income and assets in excess of permitted amounts. These students are entitled to borrow the difference between the Stafford Loan maximum and their Subsidized Stafford eligibility through the Unsubsidized Stafford program. The general requirements for Unsubsidized Stafford Loans are essentially the same as those for Subsidized Stafford Loans. The interest rate, the annual loan limits and the special allowance payment provisions of the Unsubsidized Stafford Loans are the same as the Subsidized Stafford Loans. However, the terms of the Unsubsidized Stafford Loans differ materially from Subsidized Stafford Loans in that the federal government will not make interest subsidy payments and the loan limitations are determined without respect to the expected family contribution. The borrower will be required to either pay interest from the time the loan is disbursed or capitalize the interest until repayment begins. Unsubsidized Stafford Loans were not available before October 1, 1992. A student meeting the general eligibility requirements for a loan under the Federal Family Education Loan Program is eligible for an Unsubsidized Stafford Loan without regard to need.

        INTEREST RATES FOR UNSUBSIDIZED FEDERAL STAFFORD LOANS. Unsubsidized Stafford Loans are subject to the same interest rate provisions as Subsidized Stafford Loans.

FEDERAL PLUS LOANS

        GENERAL. PLUS Loans are made only to borrowers who are parents and, under certain circumstances, spouses of remarried parents, of dependent undergraduate students. For PLUS Loans made on or after July 1, 1993, the parent borrower must not have an adverse credit history as determined pursuant to criteria established by the Department of Education. The basic provisions applicable to PLUS Loans are similar to those of Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, PLUS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the PLUS Loan program and special allowance payments are more restricted.

        INTEREST RATES FOR FEDERAL PLUS LOANS. The applicable interest rate depends upon the date of issuance of the loan and the period of enrollment for which the loan is to apply. The applicable interest rate on a PLUS Loan:

          o made on or after January 1, 1981, but before October 1, 1981, is 9% per annum;

          o made on or after October 1, 1981, but before November 1, 1982, is 14% per annum;

          o made on or after November 1, 1982, but before July 1, 1987, is 12% per annum;

          o made on or after July 1, 1987, but before October 1, 1992 shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 12% per annum);

          o made on or after October 1, 1992, but before July 1, 1994, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 10% per annum).

          o made on or after July 1, 1994, but before July 1, 1998, is the same as that for a loan made on or after October 1, 1992, but before July 1, 1994, except that such rate shall not exceed 9% per annum; or

          o made on or after July 1, 1998, but before July 1, 2006, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

          o the first disbursement of which is made on or after July 1, 2006, will be 7.9%.

        For any 12-month period beginning on July 1, 2001 or any succeeding year, the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the last calendar week before such June 26, will be substituted for the 52-week Treasury bill as the index for interest rate calculations.

FEDERAL SLS LOANS

        GENERAL. SLS Loans were limited to graduate or professional students, independent undergraduate students, and dependent undergraduate students, if the students' parents were unable to obtain a PLUS Loan and were also unable to provide the students' expected family contribution. Except for dependent undergraduate students, eligibility for SLS Loans was determined without regard to need. SLS Loans are similar to Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, SLS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the SLS Loan program and special allowance payments are more restricted.

        INTEREST RATES FOR FEDERAL SLS LOANS. The applicable interest rates on SLS Loans made prior to October 1, 1992 are identical to the applicable interest rates on PLUS Loans made at the same time. For SLS Loans made on or after October 1, 1992, the applicable interest rate is the same as the applicable interest rate on PLUS Loans, except that the ceiling is 11% per annum instead of 10% per annum.

FEDERAL CONSOLIDATION LOANS

        GENERAL. The Higher Education Act authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to Subsidized Stafford Loans. Federal Consolidation Loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the Federal Family Education Loan Program, excluding Federal PLUS Loans made to "parent borrowers", selected by the borrower, as well as loans made pursuant to the Perkins (formally "National Direct Student Loan") and Health Professional Student Loan Programs. To be eligible for a Consolidation Loan, a borrower must:

          o have outstanding indebtedness on student loans made under the Federal Family Education Loan Program and/or certain other federal student loan programs, and

          o    be in repayment status or in a grace period, or

          o be a defaulted borrower who has made arrangements to repay any defaulted loan satisfactory to the holder of the defaulted loan.

        If requested by the borrower, an eligible lender may consolidate SLS or PLUS Loans of the same borrower held by the lender under a single repayment schedule. The repayment period for each included loan shall be based on the commencement of repayment of the most recent loan. The consolidated loan shall bear interest at a rate equal to the weighted average of the rates of the included loans. Such a consolidation shall not be treated as the making of a new loan. In addition, at the request of the borrower, a lender may refinance an existing fixed rate SLS or PLUS Loan, including an SLS or PLUS Loan held by a different lender who has refused to refinance the loan, at a variable interest rate. In this case, proceeds of the new loan are used to discharge the original loan.

        A married couple who agree to be jointly liable on a Consolidation Loan, for which the application is received on or after January 1, 1993, may be treated as an individual for purposes of obtaining a Consolidation Loan. For Consolidation Loans disbursed prior to July 1, 1994 the borrower was required to have outstanding student loan indebtedness of at least $7,500. Prior to the adoption of the Higher Education Technical Amendments Act of 1993, PLUS Loans could not be included in the Consolidation Loan. For Consolidation Loans for which the applications were received prior to January 1, 1993, the minimum student loan indebtedness was $5,000 and the borrower could not be delinquent more than 90 days in the payment of such indebtedness. For applications received on or after January 1, 1993, borrowers may add additional loans to a Federal Consolidation Loan during the 180-day period following the origination of the Federal Consolidation Loan.

        INTEREST RATES FOR FEDERAL CONSOLIDATION LOANS. A Consolidation Loan made prior to July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest whole percent, but not less than 9% per annum. Except as described in the next sentence, a Consolidation Loan made on or after July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded upward to the nearest whole percent, but with no minimum rate. For a Consolidation Loan for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, the interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, but not to exceed 8.25% per annum. Notwithstanding these general interest rates, the portion, if any, of a Consolidation Loan that repaid a loan made under title VII, Sections 700-721 of the Public Health Services Act, as amended, has a different variable interest rate. Such portion is adjusted on July 1 of each year, but is the sum of the average of the T-Bill Rates auctioned for the quarter ending on the preceding June 30, plus 3.0%, without any cap on the interest rate. Consolidation Loans made on or after October 1, 1998 and before

July 1, 2006 will bear interest at a per annum rate equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. Consolidation Loans for which the application is received on or after July 1, 2006, will bear interest also at a rate per annum equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. For a discussion of required payments that reduce the return on Consolidation Loans, see "FEES - REBATE FEES ON CONSOLIDATION LOANS" in this prospectus.

MAXIMUM LOAN AMOUNTS

        Each type of loan is subject to limits on the maximum principal amount, both with respect to a given year and in the aggregate. Consolidation Loans are limited only by the amount of eligible loans to be consolidated. All of the loans are limited to the difference between the cost of attendance and the other aid available to the student. Stafford Loans are also subject to limits based upon needs analysis. Additional limits are described below.

        LOAN LIMITS FOR STAFFORD AND UNSUBSIDIZED STAFFORD LOANS. Stafford and Unsubsidized Stafford Loans are generally treated as one loan type for loan limit purposes. A student who has not successfully completed the first year of a program of undergraduate education may borrow up to $2,625 in an academic year. A student who has successfully completed the first year, but who has not successfully completed the second year may borrow up to $3,500 per academic year. An undergraduate student who has successfully completed the first and second year, but who has not successfully completed the remainder of a program of undergraduate education, may borrow up to $5,500 per academic year. For students enrolled in programs of less than an academic year in length, the limits are generally reduced in proportion to the amount by which the programs are less than one year in length. A graduate or professional student may borrow up to $8,500 in an academic year. The maximum aggregate amount of Stafford and Unsubsidized Stafford Loans, including that portion of a Consolidation Loan used to repay such loans, which an undergraduate student may have outstanding is $23,000. The maximum aggregate amount for a graduate and professional student, including loans for undergraduate education, is $65,500. The Secretary of Education is authorized to increase the limits applicable to graduate and professional students who are pursuing programs which the Secretary of Education determines to be exceptionally expensive.

        Prior to the enactment of the Higher Education Amendments of 1992, an undergraduate student who had not successfully completed the first and second year of a program of undergraduate education could borrow Stafford Loans in amounts up to $2,625 in an academic year. An undergraduate student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $4,000 per academic year. The maximum for graduate and professional students was $7,500 per academic year. The maximum aggregate amount of Stafford Loans which a borrower could have outstanding, including that portion of a Consolidation Loan used to repay such loans, was $17,250. The maximum aggregate amount for a graduate or professional student, including loans for undergraduate education, was $54,750. Prior to the 1986 changes, the annual limits were generally lower.

        LOAN LIMITS FOR PLUS LOANS. For PLUS Loans made on or after July 1, 1993, the amounts of PLUS Loans are limited only by the student's unmet need. Prior to that time PLUS Loans were subject to limits similar to those of SLS Loans applied with respect to each student on behalf of whom the parent borrowed.

        LOAN LIMITS FOR SLS LOANS. A student who had not successfully completed the first and second year of a program of undergraduate education could borrow an SLS Loan in an amount of up to $4,000. A student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $5,000 per year. Graduate and professional students could borrow up to $10,000 per year. SLS Loans were subject to an aggregate maximum of $23,000 ($73,000 for graduate and professional students). Prior to the 1992 changes, SLS Loans were available in amounts of $4,000 per academic year, up to a $20,000 aggregate maximum. Prior to the 1986 changes, a graduate or professional student could borrow $3,000 of SLS Loans per academic year, up to a $15,000 maximum, and an independent undergraduate student could borrow $2,500 of SLS Loans per academic year minus the amount of all other Federal Family Education Loan Program loans to such student for such academic year, up to the maximum amount of all Federal Family Education Loan Program loans to that student of $12,500. In 1989, the amount of SLS Loans for students enrolled in programs of less than an academic year in length were limited in a manner similar to the limits described above under "Subsidized Federal Stafford Loans".

DISBURSEMENT REQUIREMENTS

        The Higher Education Act now requires that virtually all Stafford Loans and PLUS Loans be disbursed by eligible lenders in at least two separate installments. The proceeds of a loan made to any undergraduate first-year student borrowing for the first time under the program must be delivered to the student no earlier than thirty days after the enrollment period begins.

REPAYMENT

        REPAYMENT PERIODS. Loans made under the Federal Family Education Loan Program, other than Consolidation Loans, must provide for repayment of principal in periodic installments over a period of not less than five nor more than ten years. After the 1998 Amendments, lenders are required to offer extended repayment schedules to new borrowers who accumulate outstanding loans of more than $30,000, in which case the repayment period may extend up to 25 years subject to certain minimum repayment amounts. A Consolidation Loan must be repaid during a period agreed to by the borrower and lender, subject to maximum repayment periods which vary depending upon the principal amount of the borrower's outstanding student loans, but may not be longer than 30 years. For Consolidation Loans for which the application was received prior to January 1, 1993, the repayment period could not exceed 25 years. Repayment of principal on a Stafford Loan does not commence while a student remains a qualified student, but generally begins upon expiration of the applicable grace period. Grace periods may be waived by borrowers. For Stafford Loans for which the applicable rate of interest is 7% per annum, the repayment period commences not more than twelve months after the borrower ceases to pursue at least a half-time course of study. For other Stafford Loans and Unsubsidized Stafford Loans, the repayment period commences not more than six months after the borrower ceases to pursue at least a half-time course of study. The six month or twelve month periods are the "grace periods".

        In the case of SLS, PLUS and Consolidated Loans, the repayment period commences on the date of final disbursement of the loan, except that the borrower of an SLS Loan who also has a Stafford Loan may defer repayment of the SLS Loan to coincide with the commencement of repayment of the Stafford or

Unsubsidized Stafford Loan. During periods in which repayment of principal is required, payments of principal and interest must in general be made at a rate of not less than the greater of $600 per year or the interest that accrues during the year, except that a borrower and lender may agree to a lesser rate at any time before or during the repayment period. A borrower may agree, with concurrence of the lender, to repay the loan in less than five years with the right subsequently to extend his minimum repayment period to five years. Borrowers may accelerate, without penalty, the repayment of all or any part of the loan.

        INCOME SENSITIVE REPAYMENT SCHEDULES. Since 1992, lenders of Consolidation Loans have been required to establish graduated or income-sensitive repayment schedules and lenders of Stafford and SLS Loans have been required to offer borrowers the option of repaying in accordance with graduated or income-sensitive repayment schedules. A trust may implement graduated repayment schedules and income-sensitive repayment schedules. Use of income-sensitive repayment schedules may extend the ten-year maximum term for up to five years. In addition, if the repayment schedule on a loan that has been converted to a variable interest rate does not provide for adjustments to the amount of the monthly installment payments, the ten-year maximum term may be extended for up to three years.

        DEFERMENT PERIODS. No principal repayments need be made during certain periods of deferment prescribed by the Higher Education Act. For loans to a borrower who first obtained a loan which was disbursed before July 1, 1993, deferments are available:

          o during a period not exceeding three years while the borrower is a member of the Armed Forces, an officer in the Commissioned Corps of the Public Health Service or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, an active duty member of the National Oceanic and Atmospheric Administration Corps;

          o During a period not in excess of three years while the borrower is a volunteer under the Peace Corps Act;

          o During a period not in excess of three years while the borrower is a full-time volunteer under the Domestic Volunteer Act of 1973;

          o During a period not exceeding three years while the borrower is in service, comparable to the service described above as a full-time volunteer for an organization which is exempt from taxation under Section 501(c)(3) of the Code;

          o During a period not exceeding two years while the borrower is serving an internship necessary to receive professional recognition required to begin professional practice or service, or a qualified internship or residency program;

          o During a period not exceeding three years while the borrower is temporarily totally disabled, as established by sworn affidavit of a qualified physician, or while the borrower is unable to secure employment by reason of the care required by a dependent who is so disabled;

          o During a period not to exceed twenty-four months while the borrower is seeking and unable to find full-time employment;

          o During any period that the borrower is pursuing a full-time course of study at an eligible institution (or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, is pursuing at least a half-time course of study for which the borrower has obtained a loan under the Federal Family Education Loan Program), or is pursuing a course of study pursuant to a graduate fellowship program or a rehabilitation training program for disabled individuals approved by the Secretary of Education;

          o During a period, not in excess of 6 months, while the borrower is on parental leave; and

          o Only with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, during a period not in excess of three years while the borrower is a full-time teacher in a public or nonprofit private elementary or secondary school in a "teacher shortage area" (as prescribed by the Secretary of Education), and during a period not in excess of 12 months for mothers, with preschool age children, who are entering or re-entering the work force and who are compensated at a rate not exceeding $1 per hour in excess of the federal minimum wage.

        For loans to a borrower who first obtains a loan on or after July 1, 1993, deferments are available:

          o During any period that the borrower is pursuing at least a half-time course of study at an eligible institution or a course of study pursuant to a graduate fellowship program or rehabilitation training program approved by the Secretary;

          o During a period not exceeding three years while the borrower is seeking and unable to find full-time employment; and

          o During a period not in excess of three years for any reason which the lender determines, in accordance with regulations under the Higher Education Act, has caused or will cause the borrower economic hardship. Economic hardship includes working full time and earning an amount not in excess of the greater of the minimum wage or the poverty line for a family of two. Additional categories of economic hardship are based on the relationship between a borrower's educational debt burden and his or her income.

        Prior to the 1992 changes, only certain of the deferment periods described above were available to PLUS Loan borrowers, and only certain deferment periods were available to Consolidation Loan borrowers. Prior to the 1986 changes, PLUS Loan borrowers were not entitled to certain deferment periods. Deferment periods extend the ten-year maximum term.

        FORBEARANCE PERIOD. The Higher Education Act also provides for periods of forbearance during which the borrower, in case of temporary financial hardship, may defer any payments. A borrower is entitled to forbearance for a period not to exceed three years while the borrower's debt burden under Title IV of the Higher Education Act (which includes the Federal Family Education Loan Program) equals or exceeds 20% of the borrower's gross income, and also is entitled to forbearance while he or she is serving in a qualifying medical or dental internship program or in a "national service position" under the National and Community Service Trust Act of 1993. In addition, mandatory administrative forbearances are provided in exceptional circumstances such as a local or national emergency or military mobilization, or when the geographical area in which the borrower or endorser resides has been designated a disaster area by the President of the United States or Mexico, the Prime Minister of Canada, or by the governor of a state. In other circumstances, forbearance is at the lender's option. Forbearance also extends the ten year maximum term.

        INTEREST PAYMENTS DURING GRACE, DEFERMENT AND FORBEARANCE PERIODS. The Secretary of Education makes interest payments on behalf of the borrower of certain eligible loans while the borrower is in school and during grace and deferment periods. Interest that accrues during forbearance periods and, if the loan is not eligible for interest subsidy payments, while the borrower is in school and during the grace and deferment periods, may be paid monthly or quarterly or capitalized not more frequently than quarterly.

FEES

        GUARANTEE FEE. A guarantee agency is authorized to charge a premium, or guarantee fee, of up to 1% of the principal amount of the loan, which must be deducted proportionately from each installment payment of the proceeds of the loan to the borrower. Guarantee fees may not currently be charged to borrowers of Consolidation Loans. However, borrowers may be charged an insurance fee to cover the costs of increased or extended liability with respect to Consolidation Loans. For loans made prior to July 1, 1994, the maximum guarantee fee was 3% of the principal amount of the loan, but no such guarantee fee was authorized to be charged with respect to Unsubsidized Stafford Loans.

        ORIGINATION FEE. An eligible lender is authorized to charge the borrower of a Stafford Loan, an Unsubsidized Stafford Loan or PLUS Loan an origination fee in an amount not to exceed 5% of the principal amount of the loan, and is required to charge the borrower of an Unsubsidized Stafford Loan or a PLUS Loan an origination fee in the amount of 3% of the principal amount of the loan. These fees must be deducted proportionately from each installment payment of the loan proceeds prior to payment to the borrower. These fees are not retained by the lender, but must be passed on to the Secretary of Education.

        LENDER ORIGINATION FEE. The lender of any loan under the Federal Family Education Loan Program made on or after October 1, 1993 is required to pay to the Secretary of Education a fee equal to 0.5% of the principal amount of such loan.

        REBATE FEE ON CONSOLIDATION LOANS. The holder of any Consolidation Loan made on or after October 1, 1993 is required to pay to the Secretary of Education a monthly fee equal to .0875% (1.05% per annum) of the principal amount of, and accrued interest on the Consolidation Loan. For loans made pursuant to applications received on or after October 1, 1998, and on or before January 31, 1999 the fee on consolidation loans of 1.05% is reduced to .62%.

INTEREST SUBSIDY PAYMENTS

        Interest subsidy payments are interest payments paid with respect to an eligible loan before the time that the loan enters repayment and during grace and deferment periods. The Secretary of Education and the guarantee agencies enter into interest subsidy agreements whereby the Secretary of Education agrees to pay interest subsidy payments to the holders of eligible guaranteed loans for the benefit of students meeting certain requirements, subject to the holders' compliance with all requirements of the Higher Education Act. Only Stafford Loans and Consolidation Loans for which the application was received on or after January 1, 1993, are eligible for interest subsidy payments. Consolidation Loans made after August 10, 1993 are eligible for interest subsidy payments only if all loans consolidated thereby are Stafford Loans, except that Consolidation Loans for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, are eligible for interest subsidy payments on that portion of the Consolidation Loan that repays Stafford Loans or similar subsidized loans made under the direct loan program. In addition, to be eligible for interest subsidy payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, and must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act.

        The Secretary of Education makes interest subsidy payments quarterly on behalf of the borrower to the holder of a guaranteed loan in a total amount equal to the interest which accrues on the unpaid principal amount prior to the commencement of the repayment period of the loan or during any deferment period. A borrower may elect to forego interest subsidy payments, in which case the borrower is required to make interest payments.

SPECIAL ALLOWANCE PAYMENTS

        The Higher Education Act provides for special allowance payments to be made by the Secretary of Education to eligible lenders. The rates for special allowance payments are based on formulas that differ according to the type of loan, the date the loan was originally made or insured and the type of funds used to finance the loan (taxable or tax-exempt).

        FEDERAL SUBSIDIZED AND UNSUBSIDIZED STAFFORD LOANS. The effective formulas for special allowance payment rates for Stafford and Unsubsidized Stafford Loans are summarized in the following chart. The T-Bill Rate mentioned in the chart refers to the average of the bond equivalent yield of the 91-day Treasury bills auctioned during the preceding quarter.


        Date of Loans                          Annualized SAP Rate
        -------------                          -------------------
On or after October 1, 1981       T-Bill Rate less Applicable Interest Rate + 3.5%

On or after November 16, 1986     T-Bill Rate less Applicable Interest Rate + 3.25%

On or after October 1, 1992       T-Bill Rate less Applicable Interest Rate + 3.1%

On or after July 1, 1995          T-Bill Rate less Applicable Interest Rate + 2.5%(1)

On or after July 1, 1998          T-Bill Rate less Applicable Interest Rate + 2.8%(2)

On or after January 1, 2000 and   3 Month Commercial Paper Rate less
before July 1,2003                Applicable(3) Interest Rate + 2.34%

........

     (1) Applies to Stafford and Unsubsidized Stafford Loans prior to the time such loans enter repayment and during any Deferment Periods.

     (2) Substitute 2.2% in this formula while such loans are in the grace period.

     (3) Substitute 1.74% in this formula while such loans are in-school, grace or deferment.

        The effective formulas for special allowance payment rates for Stafford Loans and Unsubsidized Stafford Loans differ depending on whether loans to borrowers were acquired or originated with the proceeds of tax-exempt obligations. There are minimum special allowance payment rates for Stafford Loans and Unsubsidized Stafford Loans acquired with proceeds of tax-exempt obligations, which rates effectively ensure an overall minimum return of 9.5% on such loans. However, loans acquired with the proceeds of tax-exempt obligations originally issued after September 30, 1993 are not assured of a minimum special allowance payment.

        FEDERAL PLUS AND SLS LOANS. For PLUS and SLS Loans which bear interest at rates adjusted annually, special allowance payments are made only in years during which the interest rate ceiling on such loans operates to reduce the rate that would otherwise apply based upon the applicable formula. See "INTEREST RATES FOR PLUS LOANS" and "INTEREST RATES FOR SLS LOANS" in this prospectus. Special allowance payments are paid with respect to PLUS Loans made on or after October 1, 1992 only if the rate that would otherwise apply exceeds 10% per annum. For PLUS Loans made after July 1, 1998 and before July 1, 2006, special allowance is paid only if the sum of the 91-day Treasury bill rate determined at an auction held on June 1 of each year plus 3.1% exceeds 9.0%. For PLUS Loans first disbursed on or after July 1, 2006, special allowance is paid for such loans in any 12-month period beginning on July 1 and ending on June 30 only if the sum of the average of the bond equivalent rates of the quotes of the 3-month Commercial Paper Rate for the last calendar week ending on or before such July 1 plus 2.64% exceeds 9.0%. The portion, if any, of a Consolidation Loan that repaid a loan made under Title VII, Sections 700-721 of the Public Health Services Act, as amended, is ineligible for special allowance payments.

        The Higher Education Act provides that if special allowance payments or interest subsidy payments have not been made within 30 days after the Secretary of Education receives an accurate, timely and complete request therefor, the special allowance payable to such holder shall be increased by an amount equal to the daily interest accruing on the special allowance and interest subsidy payments due the holder.

        Special allowance payments and interest subsidy payments are reduced by the amount which the lender is authorized or required to charge as an origination fee. In addition, the amount of the lender origination fee is collected by offset to special allowance payments and interest subsidy payments.

DIRECT LOANS

        The 1993 Amendments authorized a program of "direct loans," to be originated by schools with funds provided by the Secretary of Education. Under the direct loan program, the Secretary of Education is directed to enter into agreements with schools, or origination agents in lieu of schools, to disburse loans with funds provided by the Secretary. Participation in the program by schools is voluntary. The goals set forth in the 1993 Amendments call for the direct loan program to constitute 5% of the total volume of loans made under the Federal Family Education Loan Program and the direct loan program for academic year 1994-1995, 40% for academic year 1995-1996, 50% for academic years 1996-1997 and 1997-1998 and 60% for academic year 1998-1999. No provision is made for the size of the direct loan program thereafter. Based upon information released by the General Accounting Office, participation by schools in the direct loan program has not been sufficient to meet the goals for the 1995-1996 or 1996-1997 academic years. The 1998 Amendments removed references to the "phase-in" of the Direct Loan Program, including restrictions on annual limits for Direct Loan Program volume and the Secretary's authority to select additional institutions to achieve balanced school representation.

        The loan terms are generally the same under the direct loan program as under the Federal Family Education Loan Program, though more flexible repayment provisions are available under the direct loan program. At the discretion of the Secretary of Education, students attending schools that participate in the direct loan program (and their parents) may still be eligible for participation in the Federal Family Education Loan Program, though no borrower could obtain loans under both programs for the same period of enrollment.

                      DESCRIPTION OF THE GUARANTEE AGENCIES

        The student loans held in the trust estate are guaranteed by guarantee agencies authorized to guarantee student loans under The Higher Education Act. The following discussion relates to guarantee agencies under the Federal Family Education Loan Program.

        A guarantee agency guarantees loans made to students or parents of students by lending institutions such as banks, credit unions, savings and loan associations, certain schools, pension funds and insurance companies. A guarantee agency generally purchases defaulted student loans which it has guaranteed with its reserve fund. A lender may submit a default claim to the guarantee agency after the student loan has been delinquent for at least 270 days. The default claim package must include all information and documentation required under the Federal Family Education Loan Program regulations and the guarantee agency's policies and procedures.

        In general, a guarantee agency's reserve fund has been funded principally by administrative cost allowances paid by the Secretary of Education, guarantee fees paid by lenders, investment income on moneys in the reserve fund, and a portion of the moneys collected from borrowers on guaranteed loans that have been reimbursed by the Secretary of Education to cover the guarantee agency's administrative expenses.

        Various changes to the Higher Education Act have adversely affected the receipt of revenues by the guarantee agencies and their ability to maintain their reserve funds at previous levels, and may adversely affect their ability to meet their guarantee obligations. These changes include:

     o the reduction in reinsurance payments from the Secretary of Education because of reduced reimbursement percentages;

     o the reduction in maximum permitted guarantee fees from 3% to 1% for loans made on or after July 1, 1994;

     o the replacement of the administrative cost allowance with a student loan processing and issuance fee equal to 65 basis points (40 basis points for loans made on or after October 1, 1993) paid at the time a loan is guaranteed, and an account maintenance fee of 12 basis points (10 basis points for fiscal years 2001-2003) paid annually on outstanding guaranteed student loans;

     o the reduction in supplemental preclaims assistance payments from the Secretary of Education; and

     o the reduction in retention by a guarantee agency of collections on defaulted loans from 27% to 24% (23% beginning on October 1, 2003).

        Additionally, the adequacy of a guarantee agency's reserve fund to meet its guarantee obligations with respect to existing student loans depends, in significant part, on its ability to collect revenues generated by new loan guarantees. Future legislation may make additional changes to the Higher Education Act that would significantly affect the revenues received by guarantee agencies and the structure of the guarantee agency program.

        The Higher Education Act gives the Secretary of Education various oversight powers over guarantee agencies. These include requiring a guarantee agency to maintain its reserve fund at a certain required level and taking various actions relating to a guarantee agency if its administrative and financial condition jeopardizes its ability to meet its obligations. These actions include, among others, providing advances to the guarantee agency, terminating the guarantee agency's federal reimbursement contracts, assuming responsibility for all functions of the guarantee agency, and transferring the guarantee agency's guarantees to another guarantee agency or assuming such guarantees. The Higher Education Act provides that a guarantee agency's reserve fund shall be considered to be the property of the United States to be used in the operation of the Federal Family Education Loan Program or the Federal Direct Student Loan Program, and, under certain circumstances, the Secretary of Education may demand payment of amounts in the reserve fund.

        The 1998 Amendments mandate the recall of guarantee agency reserve funds by the Secretary of Education amounting to $85 million in fiscal year 2002, $82.5 million in fiscal year 2006, and $82.5 million in fiscal year 2007. However, certain minimum reserve levels are protected from recall, and under the 1998 Amendments, guarantee agency reserve funds were restructured to provide guarantee agencies with additional flexibility in choosing how to spend certain funds they receive. The new recall of reserves for guarantee agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced. Relevant federal laws, including the Higher Education Act, may be further changed in a manner that may adversely affect the ability of a guarantee agency to meet its guarantee obligations.

        Student loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. Student loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest.

        Under the Higher Education Act, if the Department of Education has determined that a guarantee agency is unable to meet its insurance obligations, the holders of loans guaranteed by such guarantee agency must submit claims directly to the Department of Education, and the Department of Education is required to pay the full guarantee payment due with respect thereto in accordance with guarantee claims processing standards no more stringent than those applied by the guarantee agency.

        There are no assurances as to the Secretary of Education's actions if a guarantee agency encounters administrative or financial difficulties or that the Secretary of Education will not demand that a guarantee agency transfer additional portions or all of its reserve fund to the Secretary of Education.

FEDERAL AGREEMENTS

        GENERAL. A guaranty agency's right to receive federal reimbursements for various guarantee claims paid by such guarantee agency is governed by the Higher Education Act and various contracts entered into between guarantee agencies and the Secretary of Education. Each guarantee agency and the Secretary of Education have entered into federal reimbursement contracts pursuant to the Higher Education Act, which provide for the guarantee agency to receive reimbursement of a percentage of insurance payments that the guarantee agency makes to eligible lenders with respect to loans guaranteed by the guarantee agency prior to the termination of the federal reimbursement contracts or the expiration of the authority of the Higher Education Act. The federal reimbursement contracts provide for termination under certain circumstances and also provide for certain actions short of termination by the Secretary of Education to protect the federal interest.

        In addition to guarantee benefits, qualified student loans acquired under the Federal Family Education Loan Program benefit from certain federal subsidies. Each guarantee agency and the Secretary of Education have entered into an Interest Subsidy Agreement under the Higher Education Act which entitles the holders of eligible loans guaranteed by the guarantee agency to receive interest subsidy payments from the Secretary of Education on behalf of certain students while the student is in school, during a six to twelve month grace period after the student leaves school, and during certain deferment periods, subject to the holders' compliance with all requirements of the Higher Education Act.

        United States Courts of Appeals have held that the federal government, through subsequent legislation, has the right unilaterally to amend the contracts between the Secretary of Education and the guarantee agencies described herein. Amendments to the Higher Education Act in 1986, 1987, 1992, 1993, and 1998, respectively

     o abrogated certain rights of guarantee agencies under contracts with the Secretary of Education relating to the repayment of certain advances from the Secretary of Education,

     o authorized the Secretary of Education to withhold reimbursement payments otherwise due to certain guarantee agencies until specified amounts of such guarantee agencies' reserves had been eliminated,

     o added new reserve level requirements for guarantee agencies and authorized the Secretary of Education to terminate the Federal
          Reimbursement Contracts under circumstances that did not previously warrant such termination,

     o expanded the Secretary of Education's authority to terminate such contracts and to seize guarantee agencies' reserves, and

     o    mandated the additional recall of guarantee agency reserve funds.

FEDERAL INSURANCE AND REIMBURSEMENT OF GUARANTEE AGENCIES

        EFFECT OF ANNUAL CLAIMS RATE. With respect to loans made prior to October 1, 1993, the Secretary of Education currently agrees to reimburse the guarantee agency for up to 100% of the amounts paid on claims made by lenders, as discussed in the formula described below, so long as the eligible lender has properly serviced such loan. The amount of reimbursement is lower for loans originated after October 1, 1993, as described below. Depending on the claims rate experience of a guarantee agency, such reimbursement may be reduced as discussed in the formula described below. The Secretary of Education also agrees to repay 100% of the unpaid principal plus applicable accrued interest expended by a guarantee agency in discharging its guarantee obligation as a result of the bankruptcy, death, or total and permanent disability of a borrower, or in the case of a PLUS Loan, the death of the student on behalf of whom the loan was borrowed, or in certain circumstances, as a result of school closures, which reimbursements are not to be included in the calculations of the guarantee agency's claims rate experience for the purpose of federal reimbursement under the Federal Reimbursement Contracts.

        The formula used for loans initially disbursed prior to October 1, 1993 is summarized below:

Claims Rate                                  Federal Payment
-----------                                  ---------------
0% up to 5%                        100%

5% up to 9%                        100% of claims up to 5%;
                                   90% of claims 5% and over

9% and over                        100% of claims up to 5%;
                                   90% of claims 5% and over, up to 9%;
                                   80% of claims 9% and over

        The claims experience is not accumulated from year to year, but is determined solely on the basis of claims in any one federal fiscal year compared with the original principal amount of loans in repayment at the beginning of that year.

        The 1993 Amendments reduce the reimbursement amounts described above, effective for loans initially disbursed on or after October 1, 1993 as follows:
100% reimbursement is reduced to 98%, 90% reimbursement is reduced to 88%, and 80% reimbursement is reduced to 78%, subject to certain limited exceptions. The 1998 Amendments further reduce the federal reimbursement amounts from 98% to 95%, 88% to 85%, and 78% to 75% respectively, for student loans first disbursed on or after October 1, 1998.

        The reduced reinsurance for federal guaranty agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced.

        REIMBURSEMENT. The original principal amount of loans guaranteed by a guarantee agency which are in repayment for purposes of computing reimbursement payments to a guarantee agency means the original principal amount of all loans guaranteed by a guarantee agency less:

     o the original principal amount of such loans that have been fully repaid, and

     o the original amount of such loans for which the first principal installment payment has not become due.

Guarantee agencies with default rates below 5% are required to pay the Secretary of Education annual fees equivalent to 0.51% of new loans guaranteed, while all other such agencies must pay a 0.5% fee. The Secretary of Education may withhold reimbursement payments if a guarantee agency makes a material misrepresentation or fails to comply with the terms of its agreements with the Secretary of Education or applicable federal law.

        Under the guarantee agreements, if a payment on a Federal Family Education Loan guaranteed by a guarantee agency is received after reimbursement by the Secretary of Education, the guarantee agency is entitled to receive an equitable share of the payment.

        Any originator of any student loan guaranteed by a guarantee agency is required to discount from the proceeds of the loan at the time of disbursement, and pay to the guarantee agency, an insurance premium which may not exceed that permitted under the Higher Education Act.

        Under present practice, after the Secretary of Education reimburses a guarantee agency for a default claim paid on a guaranteed loan, the guarantee agency continues to seek repayment from the borrower. The guarantee agency returns to the Secretary of Education payments that it receives from a borrower after deducting and retaining: a percentage amount equal to the complement of the reimbursement percentage in effect at the time the loan was reimbursed, and an amount equal to 24% of such payments for certain administrative costs. The Secretary of Education may, however, require the assignment to the Secretary of defaulted guaranteed loans, in which event no further collections activity need be undertaken by the guarantee agency, and no amount of any recoveries shall be paid to the guarantee agency.

        A guarantee agency may enter into an addendum to its Interest Subsidy Agreement that allows the guarantee agency to refer to the Secretary of Education certain defaulted guaranteed loans. Such loans are then reported to the IRS to "offset" any tax refunds which may be due any defaulted borrower. To the extent that the guarantee agency has originally received less than 100% reimbursement from the Secretary of Education with respect to such a referred loan, the guarantee agency will not recover any amounts subsequently collected by the federal government which are attributable to that portion of the defaulted loan for which the guarantee agency has not been reimbursed.

        REHABILITATION OF DEFAULTED LOANS. Under the Higher Education Act, the Secretary of Education is authorized to enter into an agreement with a guarantee agency pursuant to which the guarantee agency shall sell defaulted loans that are eligible for rehabilitation to an eligible lender. The guarantee agency shall repay the Secretary of Education an amount equal to 81.5% of the then current principal balance of such loan, multiplied by the reimbursement percentage in effect at the time the loan was reimbursed. The amount of such repayment shall be deducted from the amount of federal reimbursement payments for the fiscal year in which such repayment occurs, for purposes of determining the reimbursement rate for that fiscal year.

        For a loan to be eligible for rehabilitation, the guarantee agency must have received consecutive payments for 12 months of amounts owed on such loan. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred (except that a borrower's loan may only be rehabilitated once).

        ELIGIBILITY FOR FEDERAL REIMBURSEMENT. To be eligible for federal reimbursement payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, which must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in the Higher Education Act.

        Prior to the 1998 Amendments, a Federal Family Education Loan was considered to be in default for purposes of the Higher Education Act when the borrower failed to make an installment payment when due, or to comply with the other terms of the loan, and if the failure persists for 180 days in the case of a loan repayable in monthly installments or for 240 days in the case of a loan repayable in less frequent installments. Under the 1998 Amendments, the delinquency period required for a student loan to be declared in default is increased from 180 days to 270 days for loans payable in monthly installments on which the first day of delinquency occurs on or after the date of enactment of the 1998 Amendments and from 240 days to 330 days for a loan payable less frequently than monthly on which the delinquency occurs after the date of enactment of the 1998 Amendments.

        The guarantee agency must pay the lender for the defaulted loan prior to submitting a claim to the Secretary of Education for reimbursement. The guarantee agency must submit a reimbursement claim to the Secretary of Education within 45 days after it has paid the lender's default claim. As a prerequisite to entitlement to payment on the guarantee by the guarantee agency, and in turn payment of reimbursement by the Secretary of Education, the lender must have exercised reasonable care and diligence in making, servicing and collecting the guaranteed loan. Generally, these procedures require:

     o    that completed loan applications be processed;

     o a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made;

     o the borrower's responsibilities under the loan be explained to him or her;

     o    the promissory  note  evidencing the loan be executed by the borrower;
          and

     o that the loan proceeds be disbursed by the lender in a specified manner.

        After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferments and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform certain collection procedures, primarily telephone calls, demand letters, skiptracing procedures and requesting assistance from the applicable guarantee agency, that vary depending upon the length of time a loan is delinquent.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

        The new notes will consist of twenty-five series of our limited debt obligations to be issued in exchange for similarly titled notes:





o   $82,000,000 1998 Senior Series A1-1                o   $50,000,000 2000 Senior Series A1-13
o   $80,000,000 1998 Senior Series A1-2                o   $50,000,000 2000 Senior Series A1-14
o   $80,000,000 1998 Senior Series A1-3                o   $50,000,000 2000 Senior Series A1-15
o   $80,000,000 1998 Senior Series A1-4                o   $15,000,000 2000 Senior Subordinate Series B1-2
o   $28,000,000 1998 Senior Subordinate Series B1-1    o   $98,000,000 2000-I Senior Series A1-16
o   $75,000,000 1999 Senior Series A1-5                o   $98,000,000 2000-I Senior Series A1-17
o   $75,000,000 1999 Senior Series A1-6                o   $98,000,000 2000-I Senior Series A1-18
o   $60,000,000 1999-I Senior Series A1-7              o   $98,000,000 2000-I Senior Series A1-19
o   $60,000,000 1999-I Senior Series A1-8              o   $98,000,000 2000-I Senior Series A1-20
o   $55,000,000 1999-I Senior Series A1-9              o   $49,000,000 2000-I Senior Series A1-21
o   $70,000,000 2000 Senior Series A1-10               o   $49,000,000 2000-I Senior Series A1-22
o   $70,000,000 2000 Senior Series A1-11               o   $48,000,000 2000-I Senior Subordinate Series B1-3
o   $70,000,000 2000 Senior Series A1-12


The terms of the new notes are identical to the old notes for which they are being exchanged, except that the new notes will not contain certain restrictions on their transfer and certain terms of the new Series 1998 Notes have been changed so that interest is calculated in the same manner for all of the new notes.


        The new notes will be issued pursuant to the terms of the Trust Agreement dated as of May 15, 1998 as amended and supplemented and a related Sixth Terms Supplement between EMT Corp. and Zions First National Bank, as indenture trustee. What follows below is a summary of all of the material terms of the new notes. This summary is subject to and is qualified by reference to all of the provisions of the new notes and the Trust Agreement. The new notes are limited obligations secured by and payable solely from the revenues and assets pledged as security therefor under the Trust Agreement. See "SECURITY AND SOURCES OF PAYMENT FOR THE NOTES."


        The new notes are issuable solely in fully registered form and will initially be registered in the name of Cede & Co. as registered owner and nominee for DTC, as securities depository for the Notes. One fully-registered note certificate totaling the aggregate principal amount of each series will be issued and deposited with DTC. Exchanges of the old notes for the new notes will be made in book-entry-only form. Unless and until definitive notes are issued under the limited circumstances described herein, beneficial owners will not receive certificates evidencing their interests in the new notes. As long as Cede & Co. is the registered owner of the new notes, principal and interest payments on the new notes will be made by the Trustee by wire transfer to DTC, which in turn will remit such payments to DTC Participants for subsequent distribution to beneficial owners.

INTEREST ON THE NEW NOTES

        We will pay interest on the new notes in the same manner as we have paid interest on the old notes. Initially, the new notes will bear interest at the same rate as the rate of interest on the corresponding old notes. Thereafter, all of the new notes bear interest at a rate periodically determined by auction procedures described below in "DESCRIPTION OF THE NEW NOTES-SUMMARY OF AUCTION PROCEDURES."


        The interest rate and next auction date as of the date of this prospectus for the corresponding series of old notes, and the final legal maturity date for each series of new notes are as follows:

                                           Corresponding    Corresponding Old
                                             Old Notes'        Notes' Next            Final
                 Series                    Interest Rate       Auction Date       Maturity Date
                 ------                    -------------       ------------       -------------
1998 Senior Series A1-1                                                          December 1, 2030
1998 Senior Series A1-2                                                          December 1, 2030
1998 Senior Series A1-3                                                          December 1, 2030
1998 Senior Series A1-4                                                          December 1, 2030
1998 Senior Subordinate Series B1-1                                              December 1, 2030
1999 Senior Series A1-5                                                          December 1, 2030
1999 Senior Series A1-6                                                          December 1, 2030
1999-I Senior Series A1-7                                                        December 1, 2030
1999-I Senior Series A1-8                                                        December 1, 2030
1999-I Senior Series A1-9                                                        December 1, 2030
2000 Senior Series A1-10                                                         December 1, 2030
2000 Senior Series A1-11                                                         December 1, 2030
2000 Senior Series A1-12                                                         December 1, 2030
2000 Senior Series A1-13                                                         December 1, 2030
2000 Senior Series A1-14                                                         December 1, 2030
2000 Senior Series A1-15                                                         December 1, 2030
2000 Senior Subordinate Series B1-2                                              December 1, 2030
2000-I Senior Series A1-16                                                       December 1, 2030
2000-I Senior Series A1-17                                                       December 1, 2030
2000-I Senior Series A1-18                                                       December 1, 2030
2000-I Senior Series A1-19                                                       December 1, 2030
2000-I Senior Series A1-20                                                       December 1, 2030
2000-I Senior Series A1-21                                                       December 1, 2030
2000-I Senior Series A1-22                                                       December 1, 2030
2000-I Senior Subordinate Series B1-3                                            December 1, 2030

        The period of time between auctions for each series of new notes is shown below:

               Series A1-1 thru Series A1-9          28 days

               Series A1-10, Series A1-11 and Series  7 days

               A1-16

               Series A1-12 thru Series A1-15 and    28 days
               Series A1-17 thru A1-22

               Series B1-1                           Initial Period ends June 2,
                                                     2003, then 1 year

               Series B1-2                           28 days

               Series B1-3                           28 days


        The interest that must be paid on the new notes is subject to a cap. Interest may not exceed the lesser of 17% or the NET LOAN RATE as calculated for such auction period.


        For all of the new notes, the net loan rate is the greater of:

     o the rate of interest per annum equal to the applicable United States Treasury security rate, plus 1.50%; or

     o the weighted average interest rate on our student loans, less our applicable program expenses during such period, not to exceed 1.50% of the outstanding principal amount of the notes.

        For auction periods of 180 days or less, the applicable United States Treasury security rate is the rate for 91-day United States Treasury securities, and for auction periods of more than 180 days, the applicable United States Treasury security rate is the rate for one-year United States Treasury securities.

        The net loan rate for the new notes designated as Series 1998 Notes may, under certain circumstances, be different than for the old Series 1998 Notes. For the old Series 1998 Notes, the net loan rate is the rate of interest per annum equal to the applicable United States Treasury security rate, plus 1.50%.

        If on any auction date, an auction is not held for any reason, then the interest rate on such series of notes for the next interest period will be the net loan rate.

        Interest on the new notes will accrue daily and will be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days. For the new notes designated as Series 1998 Notes, the computation of interest is different than for the old notes designated as Series 1998 Notes. For the old notes designated as Series 1998 Notes, interest is calculated on the basis of the actual number days elapsed on the basis of a 360 day year.

        Interest payments will be made to holders of record of the new notes as of the business day prior to the auction date. Interest on each series of notes (other than the new 1998 Senior Subordinate Series B1-1 notes) will be payable on the first business day immediately following each auction date, and on the maturity date for each series of notes. Interest on the new 1998 Senior Subordinate Series B1-1 notes will be paid on the day following each June auction date for those notes and on each December 1.

        If the interest rate for a series of notes for any interest period is the net loan rate, the amount equal to the excess, if any of (i) the amount of interest on notes of such series that would have accrued in respect of such interest period had interest been calculated based on the auction rate over (ii) the amount of interest on notes of the series actually accrued in respect of such interest period at the net loan rate for such interest period, together with the unpaid portion of any such excess from prior interest periods (and interest accrued thereon) is payable to the note owners as carryover interest. Carryover interest will be paid on the notes of such series on the first payment date for such series for a subsequent interest period if and to the extent that
(i) during such interest period no additional interest carryover is accruing on such series and (ii) moneys are available pursuant to the terms of the Trust Agreement in an amount sufficient to pay all or a portion of such interest carryover, provided that, once a note of a series has been paid in full or has been deemed no longer outstanding, all accrued interest carryover (and all accrued interest thereon) that remains unpaid shall be cancelled. Carryover interest will be paid first, pro rata, to any outstanding series of senior notes, second, pro rata, to any outstanding series of senior subordinate notes and third, pro rata, to any outstanding series of junior subordinate notes. If the interest rate for a series of notes for any interest period is the net loan rate because no auction was held on the prior auction date, no carryover interest will be paid.


SUMMARY OF AUCTION PROCEDURES

        All of the new notes offered under this Prospectus are auction rate notes. By purchasing the old notes, whether in an auction or otherwise, and by agreeing to exchange the old notes for the new notes, you agree:

     o    to participate in auctions on the terms described in this  Prospectus;
          and

     o so long as the new notes are maintained in book-entry form, to sell, transfer or otherwise dispose of the new notes only pursuant to a bid or sell order in an auction conducted pursuant to the procedures described in this Prospectus or through a broker-dealer with notice to the auction agent.

        The following summarizes certain procedures that will be used in determining the interest rates on the new notes.

        The interest rate on the new notes will be determined periodically (generally, for periods ranging from 7 days to one year) by means of a "Dutch Auction." In this Dutch Auction, investors and potential investors submit orders through an eligible broker/dealer as to the principal amount of auction rate notes such investors wish to buy, hold or sell at various interest rates. The broker/dealers submit their clients' orders to the auction agent, who processes all orders submitted by all eligible broker/dealers and determines the interest rate for the upcoming interest period. The broker/dealers are notified by the auction agent of the interest rate for the upcoming interest period and are provided with settlement instructions relating to purchases and sales of auction rate notes.

        In the auction procedures, the following types of orders may be submitted:

     (1) Bid/Hold Orders - the minimum interest rate that a current investor is willing to accept in order to continue to hold some or all of its auction rate notes for the upcoming interest period;

     (2) Sell Orders - an order by a current investor to sell a specified principal amount of auction rate notes, regardless of the upcoming interest rate; and

     (3) Potential Bid Orders - the minimum interest rate that a potential investor (or a current investor wishing to purchase additional auction rate notes) is willing to accept in order to buy a specified principal amount of auction rate notes.

        If an existing investor does not submit orders with respect to all its auction rate notes of the applicable Class, the investor will be deemed to have submitted a Hold Order at the new interest rate for that portion of the auction rate notes for which no order was received.

        In connection with each auction, auction rate notes will be purchased and sold between investors and potential investors at a price equal to their then outstanding principal balance, plus any accrued interest. The following example helps illustrate how the above-described procedures are used in determining the interest rate on the auction rate notes.

     (1)  Assumptions:

        (a)  Denominations (Units) $100,000
        (b)  Interest Period = 28 Days
        (c)  Principal Amount Outstanding = $50 Million (500 Units)

     (2)  Summary of All Orders Received For The Auction

              Bid/Hold Orders         Sell Orders        Potential Bid Orders
              ---------------         -----------        --------------------

             10 Units at 5.90%       50 Units Sell         20 Units at 5.95%
             30 Units at 6.02%       50 Units Sell         30 Units at 6.00%
             60 Units at 6.05%      100 Units Sell         50 Units at 6.05%
            100 Units at 6.10%      --------------         50 Units at 6.10%
            100 Units at 6.12%      200 Units Total        50 Units at 6.11%
            ------------------                             50 Units at 6.14%
              300 Units Total                              -----------------
                                                            350 Units Total

Total units under existing Bid/Hold Orders and Sell Orders always equal issue size (in this case 500 units).

     (3)  Auction Agent Organizes Orders In Ascending Order

Order   Number    Cumulative     Order    Number   Cumulative    Total
Number of Units  Total (Units)     %      Number    of Units    (Units)     %
------ --------  -------------     -      ------    --------    -------     -

  1     10(W)         10         5.90%      7        100(W)       300     6.10%
  2     20(W)         30         5.95%      8         50(W)       350     6.10%
  3     30(W)         60         6.00%      9         50(W)       400     6.11%
  4     30(W)         90         6.02%      10       100(W)       500     6.12%
  5     50(W)         140        6.05%      11        50(L)               6.14%
  6     60(W)         200        6.05%      12       100(L)               6.15%

     (W)    Winning Order (L) Losing Order


        Order #10 is the order that clears the market of all available units. All winning orders are awarded the winning rate (in this case, 6.12%) as the interest rate for the next period that interest will accrue (each an "Interest Period"), when another auction will be held. Losing orders do not receive any notes in the auction. Multiple orders at the winning rate are allocated units on a pro rata basis. Notwithstanding the foregoing, in no event will the interest rate exceed the lesser of the net loan rate or the maximum auction rate.


        The above example assumes that a successful auction has occurred (i.e., all Sell Orders and all Bid/Hold Orders below the new interest rate were fulfilled). In certain circumstances, there may be insufficient Potential Bid Orders to purchase all the auction rate notes offered for sale. In such circumstances, the interest rate for the upcoming Interest Period will equal the lesser of the net loan rate and the maximum auction rate. Also, if all the auction rate notes are subject to Hold Orders (i.e., each holder of auction rate notes wishes to continue holding its auction rate notes, regardless of the interest rate) the interest rate for the upcoming interest period will equal the lesser of the net loan rate and the all hold rate.


        For each series of the new notes, the "maximum auction rate" equals the LIBOR rate for a period comparable to that series' auction period plus a margin ranging from 1.50% to 3.50% depending on the ratings of that series of notes. Similarly, for each series of the new notes, the "all hold rate" equals the LIBOR rate for a period comparable to that series' auction period less 0.20%.


        By purchasing the old notes, whether in an auction or otherwise, and by agreeing to exchange the old notes for the new notes, each prospective purchaser will be deemed to have agreed: (1) to participate in Auctions on the terms described herein; and (ii) so long as the beneficial ownership of the notes are maintained in book-entry form to sell, transfer or otherwise dispose of the notes only pursuant to a bid or sell order in an auction conducted pursuant to the procedures described herein or to or through a specified broker-dealer (as described herein); provided that, in the case of all transfers other than those pursuant to an auction, either the beneficial owner of the note so transferred, its participant or specified broker-dealer advises the agent conducting the auction of such transfer.

PRINCIPAL DISTRIBUTIONS PRIOR TO MATURITY

        No principal distributions will be made on the new notes during the revolving period. The revolving period currently ends on December 1, 2003, but is subject to extension if we receive a rating confirmation. After the revolving period, on each payment date and provided no additional senior notes have been issued which are entitled to earlier distributions of principal prior to maturity, to the extent we determine funds are available in the revenue account and loan account, we will make principal payments, first, to the Series A1-1 notes through the Series A1-22 notes, sequentially in that order, so that no series of notes will receive a payment until the principal amount of each series bearing a lower numerical designation has been reduced to zero, second, to the Series B1-1 notes until paid in full, third, to the Series B1-2 notes until paid in full, and fourth, to the Series B1-3 notes, until paid in full.

        Distributions of principal will be made only in amounts equal to $50,000 and integral multiples of $50,000 in excess thereof.

REDEMPTION

        The new notes are subject to redemption in our sole discretion, in whole or in part, on any interest payment date at a redemption price equal to the principal amount of the notes being redeemed, plus interest accrued, if any, to the date of redemption. See "-NOTICE AND PARTIAL REDEMPTION OF NOTES" below for a discussion of the order in which notes of any series may be redeemed.

NOTICE AND PARTIAL REDEMPTION OF NOTES

        The trustee will mail notice of any redemption to the note owners and the auction agent not less than fifteen days prior to the redemption date.

        If less than all of the notes are to be redeemed, and, assuming no additional notes are issued in the future which have earlier priority of redemption provisions, the notes will be redeemed in the following order of priority: first the Series A1-1 Notes through Series A1-22 Notes, sequentially in that order, so that no series of notes will receive a payment until the principal amount of each series bearing a lower numerical designation has been reduced to zero, then the Series B1-1 Notes, the Series B1-2 Notes and the Series B1-3 Notes, sequentially in that order, until the principal amount of each series bearing a lower numerical designation has been reduced to zero, then to any junior subordinate notes. If less than all of the notes of any series are to be redeemed, the specific notes of such series to be redeemed will be selected by DTC or any other securities depository by lot in such manner as DTC or such other securities depository in its discretion shall determine.

ACCELERATED MATURITY OF NOTES

        If an event of default occurs, the trustee may declare, or upon the written direction:

     o by the owners of at least two-thirds of the outstanding principal amount of notes (and in no event less than two-thirds of the outstanding principal amount of senior notes) or

     o if no senior notes are outstanding under the Trust Agreement, by the owners of at least two-thirds of the outstanding principal amount of subordinate notes, shall declare,

the entire principal amount of all notes issued and outstanding under the Trust Agreement and accrued interest, immediately due and payable.

ADDITIONAL NOTES

        We may, upon complying with the provisions of the Trust Agreement, authenticate and deliver from time to time notes in addition to the new notes or enter into exchange agreements. Such additional notes or exchange agreements may be secured by the assets pledged to the trust estate on a basis which is on a parity with or subordinate to the senior notes, or on a parity with the senior subordinate notes. These additional senior notes may be issued with maturity dates that are earlier than the maturity date of the new notes and with the right to distributions of principal prior to maturity earlier than the new notes.

        Additional notes may also be issued on a basis subordinate to the senior subordinate notes. Any additional notes may also be subject to optional, mandatory or other redemption provisions different from those applicable to the new notes. If we issue additional notes or enter into an exchange agreement we will obtain a rating confirmation prior to doing so.

        No additional notes will be issued under the Trust Agreement until the following conditions have been satisfied:

     o We have entered into a supplemental trust agreement with the Trustee (which supplemental trust agreement will not require the approval of the owners of any of the outstanding notes), providing the terms and forms of the additional notes, including the designation of such additional notes as senior notes, senior subordinate notes or junior subordinate notes and which adopts the applicable provisions of the Trust Agreement.

     o Written evidence from each rating agency which has assigned a rating or ratings to any outstanding series for our notes that such rating or ratings will not be reduced or withdrawn as a result of the issuance of the proposed additional notes.

     o Opinions of counsel and orders and certificates from our officers as required by the Trust Agreement.


WEIGHTED AVERAGE LIFE OF THE NOTES

        The weighted average life of the new notes will generally be influenced by the rate at which the principal balances of the related student loans are paid, which payment may be in the form of scheduled amortization or prepayments. For this purpose, the term "prepayments" includes prepayments in full or in part (including pursuant to Federal consolidation loans), as a result of (i) borrower default, death, disability or bankruptcy, (ii) a closing of or a false certification by the borrower's school and (iii) subsequent liquidation or collection of guarantee payments with respect thereto and as a result of student loans being repurchased by the respective sellers as a result of a breach of a representation or warranty. All of the student loans are prepayable at any time without penalty to the borrower. The rate of prepayment of student loans is influenced by a variety of economic, social and other factors, including as described under "RISK FACTORS-PREPAYMENT CONSIDERATIONS."

        On the other hand, scheduled payments with respect to, and maturities of, the student loans may be extended, including pursuant to applicable grace, deferral and forbearance periods. The rate of payment of principal of the notes and the yield on the notes may also be affected by the rate of defaults resulting in losses on student loans, by the severity of those losses and by the timing of those losses, which may affect the ability of the Guarantee Agencies to make guarantee payments with respect thereto.


        Neither we nor any of our affiliates have tracked the rate of prepayments on the student loans securing the old notes.


EXCHANGE AGREEMENTS


        We are authorized under the indenture to enter into an exchange agreement under which we become obligated to pay to a counterparty on specified payments dates certain amounts in exchange for the counterparty's obligation to make payments to us on specified payment dates in specified amounts. Our obligation to make payments in connection with an exchange agreement may be secured by a pledge of and lien on the trust estate. We will not enter into an exchange agreement unless the trustee has received a confirmation from each rating agency providing a rating for our notes that an exchange agreement will not adversely affect the rating on any of the notes. No such exchange rate agreements are currently in place, and we have no present intention to enter into any exchange rate agreement.


BOOK-ENTRY-ONLY SYSTEM

        Investors acquiring beneficial ownership interests in the notes issued in book-entry form will hold their notes through The Depository Trust Company in the United States, or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of these systems, or indirectly through organizations which are participants in these systems. The book-entry notes will be issued in one or more instruments which equal the aggregate principal balance of a series of notes and will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's name on the books of its respective depositary which in turn will hold positions in customers' securities accounts in such depositary's name on the books of The Depository Trust Company. Citibank N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear. Except as described below, no person acquiring a book-entry note will be entitled to receive a physical certificate representing the notes. Unless and until definitive certificates are issued, it is anticipated that the only holder of the notes will be Cede & Co., as nominee of The Depository Trust Company.

        The Depository Trust Company is a New York-chartered limited-purpose trust company that performs services for its participants, some of which, and/or their representatives, own The Depository Trust Company. In accordance with its normal procedures, The Depository Trust Company is expected to record the positions held by each of its participants in notes issued in book-entry form, whether held for its own account or as nominee for another person. In general, beneficial ownership of book-entry notes will be subject to the rules, regulations and procedures governing The Depository Trust Company and its participants as in effect from time to time.

        Purchases of the notes under The Depository Trust Company system must be made by or through direct participants, which are to receive a credit for the notes on The Depository Trust Company's records. The ownership interest of each actual purchaser of each series of notes, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners shall not receive written confirmation from The Depository Trust Company of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners shall not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for a series of notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by participants with The Depository Trust Company are registered in the name of The Depository Trust Company's partnership nominee, Cede & Co. The deposit of such notes with The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of notes; The Depository Trust Company's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by The Depository Trust Company to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of a class of the notes of any series are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the interest of each Direct Participant in such class to be redeemed.

        Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the notes of any series. Under its usual procedures, The Depository Trust Company mails an omnibus proxy to EMT Corp., or the trustee, as appropriate, as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date.

        Principal and interest payments on the notes are to be made to The Depository Trust Company. The Depository Trust Company's practice is to credit direct participant's accounts on the due date in accordance with their respective holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payment on the due date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and shall be the responsibility of the participant and not of The Depository Trust Company, the trustee or EMT Corp., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to The Depository Trust Company is the responsibility of EMT Corp., or the trustee. Disbursement of such payments to direct participants shall be the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

        The Depository Trust Company may discontinue providing its services as securities depository with respect to the notes of any series at any time by giving reasonable notice to EMT Corp. or the trustee. In the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered.

        Clearstream Banking, societe anonyme, Luxembourg, formerly Cedelbank ("Clearstream, Luxembourg"), has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations. Clearstream, Luxembourg facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (the "CSSF"). Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

        Euroclear has advised that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear operator has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian Bank, it is regulated by the Belgian Banking Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. The Terms and Conditions govern transfers of securities and cash within the Euroclear, withdrawals of securities and cash from the Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to notes held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream, Luxembourg participant or Euroclear participant only in accordance with the relevant rules and procedures and subject to the relevant Depositary's ability to effect such actions on its behalf through The Depository Trust Company.

        Noteholders may hold their notes in the United States through The Depository Trust Company or in Europe through Clearstream, Luxembourg or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems.

        The notes will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of The Depository Trust Company. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank of New York will act as depositary for Euroclear.

        Transfers between participants will occur in accordance with The Depository Trust Company Rules. Transfers between Clearstream, Luxembourg participants and Euroclear participants will occur in accordance with their respective rules and operating procedures.

        Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following The Depository Trust Company settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg participant or Euroclear participant to a participant will be received with value on The Depository Trust Company settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in The Depository Trust Company.

        Cross-market transfers between persons holding directly or indirectly through The Depository Trust Company, on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected in The Depository Trust Company in accordance with The Depository Trust Company Rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions to the depositaries.

        Depository Trust Company has advised that it will take any action permitted to be taken by a noteholder under the trust agreement only at the direction of one or more participants to whose accounts with The Depository Trust Company the notes are credited. Clearstream, Luxembourg or Euroclear will take any action permitted to be taken by a noteholder under the trust agreement on behalf of a participant only in accordance with their relevant rules and procedures and subject to the ability of the relevant depositary to effect these actions on its behalf through DTC.

        Although The Depository Trust Company, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of The Depository Trust Company, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

        Neither we, nor any of our affiliates will have any responsibility or obligation to any The Depository Trust Company participants, Clearstream, Luxembourg participants or Euroclear participants or the persons for whom they act as nominees with respect to

     o the accuracy of any records maintained by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant,

     o the payment by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant of any amount due to any beneficial owner in respect of the principal amount or interest on the notes,

     o the delivery by any The Depository Trust Company participant, participant or Euroclear participant of any notice to any beneficial owner which is required or permitted under the terms of the trust agreement to be given to noteholders or

     o    any other action taken by The Depository Trust Company.

We may decide to discontinue use of the system of book entry transfers through The Depository Trust Company or a successor securities depository. In that event, note certificates are to be printed and delivered.

                 SECURITY AND SOURCES OF REPAYMENT FOR THE NOTES

THE TRUST ESTATE

        The new notes, together with any interest rate exchange agreements, and carryover interest, if any, on the new notes are secured by and payable solely from the assets in the trust estate. The property in the trust estate includes:

     o    all available funds derived from amounts in the trust estate;

     o the balances of all accounts established under the Trust Agreement, whether derived from proceeds of sale of the old notes, from available funds or from any other sources;

     o all of our rights and the rights of the related eligible lender trustee in and to the student loans and the guarantee agreements with respect to the student loans;

     o all of our rights and the rights of the related eligible lender trustee under each loan purchase agreement;

     o the eligible investments, each loan purchase agreement, the servicing agreement, the administrative agreement, the custodian agreement and the pledge agreement;

     o    any  interest  rate  exchange   agreement  and  related   counterparty
          guarantee that we may enter into; and

     o    any proceeds from the above.

NO ASSETS OTHER THAN THE ASSETS OF THE TRUST ESTATE ARE PLEDGED TO THE PAYMENT OF THE NOTES.

        To secure payment of principal, interest and carryover interest, if any, on the new notes we have, and the eligible lender trustee on our behalf has, granted a first priority perfected security interest in, and pledged and assigned to the indenture trustee all of our and the eligible lender trustee's rights in the trust estate for the equal and ratable benefit:

               FIRST, of the holders of the senior notes issued under the Trust Agreement and the exchange counterparties under any related senior interest rate exchange agreement; and

               SECOND, of the holders of any senior subordinate notes issued under the Trust Agreement and the exchange counterparties under any related subordinate interest rate exchange agreement.

        Because our payment obligations under any senior interest rate exchange agreement would be on a parity with payment of the senior notes, an event of default with respect to the senior interest rate exchange agreements could result in an event of default giving rise to an acceleration of the notes and other potentially adverse effects on the payment of the notes.

        Under the Trust Agreement, we have granted to the indenture trustee a first-priority security interest in the assets pledged to the trust estate. Such security interest will only be effective to the extent that:

     o the trust estate consists of assets as to which a security interest can be created or perfected under law by either:

          o the due filing of appropriate Uniform Commercial Code financing statements; or

          o the Trustee's possession or constructive possession of the assets;

     o either a filing or possession is sufficient under law to create and continue a security interest which is prior to all other security interests; and

     o either the act of filing or the act of possession, as applicable, has in fact been taken by the indenture trustee.


        Pursuant to the Trust Agreement, we may at any time sell, assign, transfer or otherwise dispose of student loans in the trust estate at a price equal to the outstanding principal balance of such student loans, plus accrued interest and special allowance payments:

     o when the amounts on deposit in the accounts established under the Trust Agreement at least equal the outstanding principal balance of our outstanding notes;

     o    to pay principal or interest due on our outstanding notes; or

     o to the seller of such student loans pursuant to our loan purchase agreement with such seller.

In addition, under the Trust Agreement at any time that the value of all of the accounts established under the Trust Agreement have an aggregate value of more than 101% of the outstanding balance of all of our outstanding obligations under the Trust Agreement, we may transfer the amount above such 101% free and clear of the lien created by the Trust Agreement.


SUBORDINATION OF THE SENIOR SUBORDINATE NOTES

        The rights of the holders of the senior subordinate notes to receive principal (under some circumstances) and interest payments will be subordinated to the rights of the holders of the senior notes and to exchange counterparties under senior interest rate exchange agreements. This subordination is intended to enhance the likelihood of regular receipt of principal and interest by the holders of the senior notes and the payment of any senior issuer exchange payments.

        The rights of the holders of the senior notes are on a parity with the rights of any exchange counterparty under any senior interest rate exchange agreement. The rights of the holders of all senior notes and exchange counterparties under any senior interest rate exchange agreements are superior to the rights of the holders of the senior subordinate notes and the rights of any exchange counterparty under any subordinate exchange agreement with respect to the trust.

RESERVE ACCOUNT

        A reserve account was created with respect to the old notes and we deposited a portion of the proceeds from the sale of the old notes into the reserve account in an amount equal to the reserve account requirement. We will deposit additional amounts to the reserve account on each interest payment date to the extent necessary to replenish the reserve account to the reserve account requirement when funds are available. Amounts on deposit in the reserve account exceeding the reserve account requirement may be distributed to us under the terms of the Trust Agreement.

        The reserve account is intended to enhance the likelihood of timely receipt by the note owners of the full amount of principal and interest due on the legal final maturity of the notes or a date when the notes are to be redeemed in whole and to decrease the likelihood that the note owners will experience losses. In some circumstances, however, the reserve account could be depleted. If the amount required to be withdrawn from the reserve account to cover shortfalls in the amount of available funds exceeds the amount of cash in the reserve account, a temporary shortfall in the amount of principal and interest distributed to the note holders could result. This shortfall could, in turn, increase the average life of the notes. Amounts on deposit in the reserve account other than amounts in excess of the reserve account requirement balance will not be available to cover any unpaid carryover interest.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our assets consist almost entirely of student loans. Variable rate student loans are subject to market risk in that the cash flows generated by the variable rate student loans can be affected by changes in interest rates. The variable rate student loans generally bear interest at a rate equal to the average bond equivalent rates of weekly auctions of 91-day Treasury bills (the "91 day Treasury Bill Rate") plus a margin specified for each variable rate student loan. Thus, if interest rates generally increase, we would expect to earn greater interest on our variable rate student loans, and if interest rates generally decrease, we would expect the interest that we earn to be reduced. We do not hold any assets for trading purposes.

        We attempt to manage interest rate risk by funding our portfolio of variable rate student loans with variable rate debt instruments. The notes bear interest at a variable rate that is reset periodically by means of auction procedures. By funding variable rate student loans with variable rate notes, we attempt to maintain a positive "spread" between the interest earned on our variable rate student loans and our interest payment obligations under the variable rate notes. Thus, in an environment of generally declining interest rates, we should earn less interest on our variable rate student loans, but the interest expense on our variable rate notes should also be lower.

        The interest rates on each series of notes is based generally on the outcome of each auction of such series of notes. The variable rate student loans, however, generally bear interest at the 91-day Treasury bill rate plus margins specified for such variable rate student loans. As a result of the differences between the methods used to determine the interest rates on variable rate student loans and the interest rates on the variable rate notes, there could be periods of time when the rates on variable rate student loans are inadequate to generate sufficient cash flow to cover the interest on the variable rate notes and the expenses required to be paid under the Trust Agreement. In a period of rapidly rising interest rates, auction rates may rise more quickly than the 91-day Treasury bill rate. If there is a decline in the rates on variable rate student loans, the funds deposited into the trust estate created under the Trust Agreement may be reduced and, even if there is a similar reduction in the variable interest rates applicable to any series of notes, there may not necessarily be a similar reduction in the other amounts required to be paid out of such funds (such as administrative expenses).

        As shown by the chart below, we have conducted a sensitivity analysis to determine what effect different changes in the interest rates on student loans and the notes would have on our cash flows and our resulting ability to pay the principal and interest due on the notes. Historically, our notes have borne interest at a rate that approximates One-Month LIBOR. Generally, student loans bear interest at a rate based on the 91-day Treasury bill rate. Thus, our analysis of the effect of different interest rates on our cash flow was prepared assuming spreads of 10, 30, 40, 60, 80 and 100 basis points between 91-day Treasury bills and One-Month LIBOR (the "Ted Spread"). The Ted Spreads were then applied at different rates of interest to determine their effect of the "spread" between the interest we earn on the student loans and our interest payment obligations under the notes (the "Net Spread").

  ----------------- ------------------------------------------------------------------
         T-BILL*                          EMT CORP. NET SPREAD
  ----------------- --------- -------- --------- -------- --------- --------- --------
          6.00%      0.53%    0.43%      0.33%    0.23%    0.03%     -0.17%     -0.37%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          5.00%      0.58%    0.48%      0.38%    0.28%    0.08%     -0.12%     -0.32%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          4.00%      0.72%    0.62%      0.52%    0.42%    0.22%      0.02%     -0.18%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          3.00%      0.91%    0.81%      0.71%    0.61%    0.41%      0.21%      0.01%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          2.00%      1.13%    1.03%      0.93%    0.83%    0.63%      0.43%      0.23%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          1.50%      1.23%    1.13%      1.03%    0.93%    0.73%      0.53%      0.33%
  ----------------- --------- -------- --------- -------- --------- --------- --------
          1.00%      1.34%    1.24%      1.14%    1.04%    0.84%      0.64%      0.44%
  ----------------- --------- -------- --------- -------- --------- --------- --------
        EMT Corp       10       20        30       40        60        80       100
      Ted Spread**
  ----------------- --------- -------- --------- -------- --------- --------- --------

  *     91 Day T-Bill (Yield)
  **    1 Month LIBOR vs. 91 Day T-Bill (Yield)

        Generally, increases in the Ted Spread have the effect of reducing the Net Spread, and correspondingly, our cash flows. For example, as of November 18, 2002, the 1 Month LIBOR rate was 1.38% and the 91-day Treasury bill rate was 1.21%. Thus, the Ted Spread was approximately seventeen basis points (1.38%-1.21%) and the Net Spread was approximately 124 basis points. If, at the same interest rate the Ted Spread is increased to 100, our cash flows are significantly reduced, as evidenced by a Ted Spread of 44 basis points. We, however, believe that a Ted Spread of 100 is unlikely to occur.


                               THE TRUST AGREEMENT


        We will issue the notes pursuant to the Trust Agreement, between us and Zions Bank, as indenture trustee, and a related Sixth Terms Supplement to the Trust Agreement. The terms of the new notes will be identical to the terms of the old notes, except for the elimination of certain transfer restrictions relating to the old notes from the Trust Agreement and the revision of certain terms of the new Series 1998 Notes so that interest is calculated in the same manner on all of the new notes. The following is a summary of some of the provisions of the Trust Agreement. This summary is not comprehensive and reference should be made to the Trust Agreement for a full and complete statement of its provisions.

COVENANT TO PAY NOTES

        We will duly and punctually pay or cause to be paid, solely from assets pledged to the trust estate, all principal and interest due and owing on the notes, at the dates and places and in the manner stated in the notes.


EXCHANGE AGREEMENTS

        We are authorized under the trust agreement to enter into agreements with financial institutions pursuant to which we will agree to make payments from the trust estate in exchange for the financial institution agreeing to make payments to the trust estate. We may only enter into such exchange rate agreements if we notify the rating agencies then rating our notes and receive a ratings confirmation.

EXISTENCE

        We will keep in full effect our existence and rights under Indiana law and will obtain and preserve our qualification to do business in each jurisdiction in which such qualification is, or shall be, necessary to protect the validity and enforceability of the Trust Agreement, the notes, and every other instrument or agreement pledged to the trust estate.

PERFORMANCE OF OBLIGATIONS:  SERVICING OF LOANS

        We will not take any actions and will use our best efforts not to permit any action to be taken by others that would release any person from any material covenants or obligations under an instrument or agreement pledged to the trust estate or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement unless otherwise expressly provided in the Trust Agreement. We may contract with other persons to assist us in performing our duties under the Trust Agreement and any performance of such duties by such person, if identified to the Trustee in an officer's certificate, shall be deemed to be action taken by us. We will punctually perform and observe all other obligations and agreements under the Trust Agreement, the Servicing Agreement, the Administrative Agreement, the Custodian Agreement, the Pledge Agreement and each Loan Purchase Agreement (the "Basic Documents").


        Generally, we will not waive, amend, modify, supplement or terminate the Basic Documents without the consent of either the Trustee or the owners of at least the majority of the outstanding principal amount of notes (including at least a majority of the outstanding principal amount of the senior notes).



        If we have knowledge of the occurrence of a default under the Servicing Agreement or the Administrative Agreement, we will promptly notify in writing the Trustee and the rating agencies of such default. If such a default arises out of the servicer's failure to perform any of its duties or obligations under the Servicing Agreement or the servicer's failure to perform any of its duties or obligations under the Administrative Agreement with respect to the loans, we will take all reasonable steps available to enforce our rights under the respective agreements. As promptly as possible after giving notice of termination to the servicer or the administrator, we will appoint a successor servicer or a successor administrator.


LOAN PROGRAM

        We will do all acts and things as shall be necessary to receive and collect revenues (including special allowance payments) and recoveries of principal sufficient to pay the notes and the expenses of our student loan program and will take all actions reasonably necessary to protect our rights with respect to the student loans, use our best efforts to maintain any insurance and to enforce all terms, covenants and conditions of our student loans.

     No student loan will be financed unless we have determined that:

     o the payment of the principal of and interest on such student loan under the Federal Family Education Loan Program is guaranteed by a guarantor and is reinsured by the Department of Education;

     o the interest borne by the student loan at the time of acquisition is not less than the maximum rate permitted under the Higher Education Act, provided that we may institute borrower incentive programs with respect to student loans under which we may agree to collect less than the interest rate borne by such student loans, so long as we obtain a rating confirmation in connection with such borrower incentive programs;

     o the student loan, if originated by a party other than us, is subject to being repurchased by the seller if such student loan does not comply with the provisions of our student loan program at the time of purchase; and

     o absent a rating confirmation contemplating such financing, the student loan was not

          o    originated by a lender of last resort acting in such capacity,

          o guaranteed as to less than 98% of the principal amount thereof, and interest thereon, or

          o a rehabilitated consolidation loan which consolidated one or more defaulted loans.

        We will not acquire any loan evidenced by a master promissory note prescribed by the Higher Education Act unless the loan is purchased from the initial lender and we take actual possession of the promissory note evidencing the loan.

        We may at any time sell, assign, transfer, or otherwise dispose of student loans, at an aggregate price at least equal to the principal amount thereof plus accrued interest and special allowance payments:

     o when the amounts on deposit in the accounts under the Trust Agreement at least equal the outstanding principal amount of our notes,

     o    to pay current debt service on the notes, or

     o to the seller from which it was purchased in accordance with our Loan Purchase Agreements.

NEGATIVE COVENANTS

        So long as any notes are outstanding, we will not:


     o generally sell, transfer, exchange or otherwise dispose of any of the assets pledged to the trust estate unless

          o amounts on deposit in the accounts established under the Trust Agreement at least equal the outstanding principal balance of our outstanding notes, or

          o necessary to pay principal or interest due on our outstanding notes, and


     o claim any credit owed, or make any deduction from the principal of or interest on any of the notes (other than amounts properly withheld from such payments under the Internal Revenue Code or applicable state law) or assert any claim against any present or former note owner by reason of the payment of the taxes levied or assessed upon any part of the assets pledged to the trust estate,

     o permit the validity or effectiveness of the Trust Agreement to be impaired, or permit the lien of the Trust Agreement to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the notes under the Trust Agreement, except as may be expressly permitted by the Trust Agreement,

     o permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of the Trust Agreement) to be created on, or extend to, or otherwise arise upon, or burden the assets pledged to the trust estate, or

     o permit the lien of the Trust Agreement not to constitute a valid first priority security interest in the assets pledged to the trust estate.

MERGER OR CONSOLIDATION

     We will not consolidate or merge with or into any other entity, unless

     o the entity formed by or surviving such consolidation or merger is an entity organized and existing under the laws of the United States of America or any state and shall expressly assume the due and punctual payment of the principal of, and interest on, the notes and the performance or observance of every agreement and covenant of the Trust Agreement;

     o immediately after giving effect to such transaction, no default shall have occurred and be continuing;

     o    we shall have received a rating confirmation;

     o we shall have received an opinion of counsel to the effect that such transaction shall not have any material adverse federal or state tax consequence to us or to a note owner;

     o any action as is necessary to maintain the lien and security interest created by the Trust Agreement shall have been taken; and

     o we shall have delivered to the Trustee an officer certificate and an opinion of counsel each stating that such consolidation or merger complies with the Trust Agreement and that all conditions precedent provided for, or relating to such transaction have been complied with.

        Upon our consolidation or merger as described above, the entity formed by such consolidation or merger will succeed to, and be substituted for, and may exercise our rights and powers under the Trust Agreement with the same effect as if that entity had been a party to the Trust Agreement.

        We will not convey or transfer all or substantially all of our properties or assets, including those assets pledged to the trust estate, to any person or entity, unless

     o the person or entity that acquires by conveyance or transfer our properties and assets, shall

          o be a United States citizen or an entity organized and existing under the laws of the United States of America or any state;

          o expressly assume the due and punctual payment of the principal of and interest on the notes and the performance or observance of every agreement and covenant of the Trust Agreement;

          o expressly agree that all right, title and interest so conveyed or transferred shall be subject and subordinate to the rights of the note owners;

          o unless otherwise provided, expressly agreed to indemnify, defend and hold us harmless against, and from, any loss, liability or expense arising under or relating to the Trust Agreement and the notes;

     o immediately after giving effect to such transaction, no event of default shall have occurred and be continuing;

     o we shall have received a rating confirmation with respect to such transaction;

     o we shall have received an opinion of counsel to the effect that such transaction will not have any material adverse federal or state consequence to us or any note owner;

     o any action as is necessary to maintain the lien and security interest created by the Trust Agreement shall have been taken; and

     o we shall have delivered to the Trustee an officer's certificate and an opinion of counsel each stating that such conveyance or transfer and such supplemental instrument comply with the Trust Agreement and that all conditions precedent provided for in the Trust Agreement relating to such transaction, have been complied with.

        Upon a conveyance or transfer of all of our assets and properties as described above, we will be released from every covenant and agreement of the Trust Agreement to be observed or performed on our part with respect to the notes immediately upon our delivery to the Trustee of a written notice stating that we are to be so released.

ADDITIONAL COVENANTS

        We shall keep, or cause to be kept, proper books of record and account in which complete and accurate entries shall be made of all our transactions relating to our student loans and the accounts established under the Trust Agreement which shall at all times be subject to inspection by the Trustee, and the owners of an aggregate of not less than 5% of the principal amount of the outstanding notes.

        We shall annually within 120 days after the close of each fiscal year, file with the Trustee and the rating agencies then rating our notes, a copy of an annual report as to our operations and activities during such fiscal year, and financial statements for such fiscal year.

PROTECTION OF PLEDGED ASSETS

        We will from time to time execute and deliver any supplements and amendments to the Trust Agreement and any financing statements, continuation statements, instruments of further assurance or other instruments, and will take such other action necessary or advisable to

     o maintain or preserve the lien and security interest (and the priority thereof) of the Trust Agreement or to carry out more effectively the purposes of the Trust Agreement;

     o perfect, publish notice of or protect the validity of any grant made or to be made by the Trust Agreement or any supplemental trust agreement;

     o    enforce any of the student loans or other basic documents; or

     o preserve and defend title to the assets pledged to the trust estate and the rights of the trustees and note owners in such assets against the claims of all persons and parties.

ACCOUNTS AND INVESTMENT THEREOF

        The Trust Agreement creates a loan account, a revenue account and a reserve account. Monies in any account shall be continuously invested and reinvested by the Trustee at our direction in the highest yield investment securities that may be reasonably known to the Trustee, with a view toward maximizing yield (with proper preservation of principal) and minimizing the instances of uninvested funds. The investment securities purchased will be held by the Trustee in trust for the benefit of the note owners. Investment securities purchased as an investment of monies in any account held by the Trustee under the provisions of the Trust Agreement shall be deemed at all times to be a part of such account but the income or interest earned and gains realized in excess of losses suffered by an account due to the investment of such money shall be deposited in the Revenue Account or shall be credited as revenues to the Revenue Account from time to time and reinvested.

DEFAULTS AND REMEDIES

        Each of the following events is an "Event of Default" under the Trust
Agreement:

     o our failure to pay principal of or any installment of interest on any note or the purchase price thereof when and as the same shall become due, whether at maturity or otherwise, provided that, for so long as any senior notes are outstanding, failure to pay principal of or interest on any senior subordinate note or junior subordinate obligation will not give rise to an event of default if the principal of an interest due on all senior notes has been paid;

     o our failure or refusal to comply with the provisions of the Trust Agreement or our default in the performance or observance of any of the covenants, agreements or conditions contained in the Trust Agreement or the notes, and such failure, refusal or default continues for a period of 45 days after written thereof by the Trustee or the owners of not less than 25% of the outstanding principal amount of the notes.

        Upon the occurrence of any Event of Default, the Trustee may, and shall, at the direction of the owners of two-thirds of the outstanding principal amount of notes (and in no event less than two-thirds of the outstanding principal amount of senior notes) by notice in writing delivered to the Trustee declare the entire principal amount of the notes then outstanding under the Trust Agreement, and the interest accrued thereon, due and payable. Upon such a declaration, the notes will, without further action, become immediately due and payable, notwithstanding anything in the Trust Agreement or the notes to the contrary.

OTHER REMEDIES UPON DEFAULT

        If any Event of Default as described in the first bullet point above shall have occurred, the Trustee will proceed, or if any Event of Default described in the second bullet point above shall have occurred, the Trustee may proceed (and upon written request of the owners of not less than 25% of the outstanding principal amount of notes and in no event less than 25% of the outstanding principal amount of senior notes, shall proceed) in its own name, to protect and enforce the rights of the note owners by any of the following remedies the Trustee deems most effective to protect and enforce such rights:

     o by mandamus or other suit, action or proceeding at law or in equity, to enforce all rights of the note owners, including the right to require us to receive and collect revenues adequate to carry out the covenants and agreements as to the student loans and to assign the student loans to the Trustee, and to further require us to carry out any other covenants or agreements with note owners and to perform its duties as prescribed by law;

     o    by bringing suit upon the notes;

     o by action or suit in equity, to require us to account as if we were the trustee of an express trust for the owners of the notes;

     o by action or suit in equity to enjoin any acts or things which may be unlawful or in violation of the rights of the owners of the notes;

     o by selling or otherwise disposing of loans and investment securities (provided that, prior to selling student loans the Trustee shall have received evidence satisfactory to it of the written consent to such sale of the owners of a majority of the outstanding senior notes and a majority of the outstanding senior subordinate notes); or

     o    by any other remedy the Trustee deems to be legal and appropriate.

        In the enforcement of any rights and remedies under the Trust Agreement, the Trustee is entitled to, sue for and receive any and all amounts then, due and unpaid from us for principal, interest or otherwise, under any provisions of the Trust Agreement or of the notes, with interest on any overdue payments payable at the rate of interest specified in such notes, together with any and all costs and expenses of collection, without prejudice to any other right or remedy of the Trustee or of the note owners. Upon the occurrence of an Event of Default, and upon the filing of a suit or other commencement of judicial proceedings to enforce the rights of the note owners under the Trust Agreement, the Trustee is entitled to receive payment of the revenues and recoveries of principal directly from the servicer and to enforce the Servicing Agreement.

PRIORITY OF PAYMENTS AFTER DEFAULT

        Upon the occurrence and continuance of an Event of Default, and in the event that the funds held by the Trustee are insufficient for payment of the principal and interest then due on the notes, after making provision for the payment of any necessary expenses, any additional amounts the Trustee receives shall be applied as follows:

     o Unless the principal of all of the notes shall become or have been declared due and payable:

          FIRST: to the payment of all installments of interest then due on senior notes in the order of maturity of such installments, provided that if the amount available is insufficient to pay any installment in full, then amounts shall be paid pro rata; and

          SECOND: to the payment of the unpaid principal amount of any senior notes which shall have become due, provided that if the amount available is insufficient to pay in full all of the notes due, then to the payment of such principal amounts pro rata; and

          THIRD: to the payment thereto of all installments of interest then due on senior subordinate notes in the order of the maturity of such installments, provided that if the amount available is insufficient to pay in full any installment, then such payments shall be made pro rata; and

          FOURTH: to the payment of the unpaid principal of any senior subordinate notes which shall have become due, provided that, if the amounts available are insufficient to pay in full all of the notes due, then to the payment of such principal amount pro rata; and

          FIFTH: to the payment of all installments of carryover interest then due, first, on senior notes and, second on senior subordinate notes, in the order of maturity of such installments, provided that the amount available is insufficient to pay in full any installment, then to the payment thereof pro rata.

     o If the principal of all of the notes shall become due or have been declared immediately due and payable, to the payment of the principal and interest then due and unpaid on the notes without preference or priority of principal over interest or of interest over principal, or of any note over any other note, provided that in all events the principal and interest due on senior notes are to be paid prior to payment of the principal and interest due on senior subordinate notes, and that installments of carryover interest are to be paid only to the extent the payment of principal and interest due on the senior notes and senior subordinate notes have been made in full. If any carryover interest is paid, it shall be paid first on senior notes and second on senior subordinate notes.

LIMITATION ON RIGHTS OF NOTE OWNERS

        The owners of the notes have no right to institute any suit, action, mandamus or other proceeding with respect to the Trust Agreement or for the protection or enforcement of any right under the Trust Agreement unless:

     o such owner has given written notice of the Event of Default or breach of duty to the Trustee;

     o the owners of not less than 25% of the outstanding principal amount of the notes (including not less than 25% of the outstanding principal amount of senior notes) has made a written request of the Trustee that the right to exercise such power or rights of action has accrued;

     o the owners have afforded the Trustee a reasonable opportunity either to proceed to exercise the powers granted under the Trust Agreement or the law or to institute such action, suit or proceeding in its name;

     o the owners shall have offered the Trustee reasonable security and indemnity against the costs, expenses and liabilities to be incurred thereby; or

     o the Trustee has refused or neglected to comply with such requests within a reasonable time.

        The owners of the notes have no right to take any action which will affect, disturb or prejudice the security of the Trust Agreement, or to enforce any right with respect to the notes or the Trust Agreement, except in the manner provided in the Trust Agreement and for the benefit of all owners of the notes.

NO WAIVER OF DEFAULT

        No delay or omission of the Trustee or any note owner to exercise any right or power accruing upon any default shall constitute a waiver of any such default and every power and remedy provided for in the Trust Agreement to the Trustee and the note owners, respectively, may be exercised from time to time and as often as may be deemed expedient. Notwithstanding the foregoing, an Event of Default may be waived by the Trustee, if the Trustee believes such waiver is in the best interest of the note owners, or by the note owners holding more than 50% of the outstanding principal amount of notes (including not less than 50% of the outstanding principal amount of senior notes).

THE TRUSTEE

        The Trustee is under no obligation or duty to perform any acts which would involve it in expense or liability or to institute or defend any suit in respect of the Trust Agreement, or to advance any of its own money, unless properly indemnified. The Trustee will not be liable in connection with the performance of its duties except for its own negligence or default.

        The Trustee, and any successor trustee, shall not be liable to us, the note owners, or any other person or any act or omission done or omitted to be done by the Trustee in reliance upon any instruction, direction or certification received by the Trustee pursuant to the Trust Agreement or for any act or omission done or omitted in good faith and without willful or reckless misconduct.

        COMPENSATION. We will pay to the Trustee from time to time reasonable compensation for the services it renders, and all reasonable expenses, charges, counsel fees and other disbursements incurred as a result of the performance of its duties under the Trust Agreement.

        RESIGNATION OF TRUSTEE. The Trustee may at any time resign and be discharged of its duties under the Trust Agreement by giving not less than 60 days written notice to us and to the note owners specifying the date when such resignation shall take effect. The Trustee's resignation will take effect unless a successor has been appointed in which case such resignation shall take effect immediately upon the acceptance of such successor, or no such successor shall have been appointed in which case such resignation shall take effect immediately upon, but not until, the acceptance of such successor.

        REMOVAL OF TRUSTEE. We must remove the Trustee if a majority of the outstanding principal amount of notes (including a majority in outstanding principal amount of senior notes) make such request in writing. In addition, we may remove the Trustee at any time in our discretion, except during the existence of an Event of Default, by filing with the Trustee an instrument of appointment and the acceptance by a successor trustee.

        APPOINTMENT OF SUCCESSOR TRUSTEE. We have agreed to appoint a successor trustee at any time the Trustee shall resign or shall be removed or become incapable of acting as Trustee or at such time as the Trustee shall be adjudged a bankrupt or insolvent, or if a receiver, liquidation or conservator of the Trustee, or of its property, has been appointed, or if any public officer shall take charge or control of the Trustee or its property or affairs.

        ELIGIBILITY OF SUCCESSOR TRUSTEE. Any successor trustee must be a trust company or bank having a capital surplus and undivided profits aggregating at least $75,000,000 and which is willing and able to accept the office on reasonable and customary terms and authorized by law to perform all the duties imposed upon it by the trust agreement.

SUPPLEMENTAL TRUST AGREEMENT

        SUPPLEMENTAL TRUST AGREEMENTS NOT REQUIRING CONSENT OF NOTE OWNERS. Without the consent of, or notice to, any of the note owners, we may enter into an agreement or agreements supplemental to the Trust Agreement for any one or more of the following purposes:

     o to provide limitations and restrictions in addition to the existing limitations and restrictions contained in the Trust Agreement on the authentication and delivery of notes;

     o to add to the covenants and agreements we have made in the Trust Agreement other covenants and agreements that are not inconsistent with the Trust Agreement;

     o to add to the limitations and restrictions that we observe in the Trust Agreement other limitations and restrictions not contrary to or inconsistent with the Trust Agreement;

     o to surrender any right, power or privilege reserved to or conferred upon us by the Trust Agreement, so long as such surrender is not contrary to or inconsistent with our covenants and agreement in the Trust Agreement;

     o to confirm any pledge under, and subjection to any lien or pledge created by the Trust Agreement, the pledge of the assets pledged to the trust estate;

     o to cure any ambiguity, supply any omission, or cure or correct any defect or inconsistent provision in the Trust Agreement;

     o to insert provisions clarifying matters or questions arising under the Trust Agreement that are necessary or desirable and are not contrary to or inconsistent with the Trust Agreement;

     o to provide for the acquisition of student loans made other than under the Federal Family Education Loan Program, subject to a rating confirmation;

     o to provide for additional duties of the Trustee in connection with the student loans or for a successor trustee; or

     o    to provide for the issuance of additional notes.

SUPPLEMENTAL TRUST AGREEMENT REQUIRING CONSENT OF NOTE OWNERS

        With the consent of the owners of at least two-thirds of the outstanding principal amount of notes (and in no event less than a majority of the outstanding principal amount of senior notes), we may enter into a supplemental trust agreement for the purpose of modifying or amending the trust agreement in any way. If any modification or amendment will not take effect so long as any particular notes remain outstanding, the consent of the owners of such notes are not required and such notes will not be deemed to be outstanding for purposes of any calculation of outstanding notes in respect of such modification or amendment. No modification or amendment shall, without the consent of the owner of each outstanding note effected thereby:

     o change the terms of maturity of the principal of any outstanding note or installment of interest thereon; or

     o reduce the principal amount of any note or the rate of interest thereon.

DEFEASANCE

        At such time as we shall pay or cause to be paid to the owners of the notes, the principal and interest then due or to become due thereon at the times and in the manners stipulated in the notes and in the trust agreement, the pledge of the assets pledged to the trust estate, including any revenues, recoveries of principal and other monies, securities, funds and property pledged under the trust agreement and other rights granted under the trust agreement in favor of the note owners shall be discharged and satisfied. In such event, the trustee shall pay over or deliver to us all monies or securities held pursuant to the trust agreement which are not required for the payment of notes. Upon payment of all amounts due and owing to the owners of all notes, the notes shall cease to be entitled to any lien, benefit or security under the trust agreement and all of our covenants, agreements and obligations to the owners of such notes will cease, terminate and become void and be discharged and satisfied.

                         FEDERAL INCOME TAX CONSEQUENCES

        Set forth below is a summary of the material federal income tax consequences of the exchange of the old notes for the new notes and the purchase, ownership and disposition of the new notes. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and the judicial and administrative rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. The statutory provisions, regulations, and interpretations on which this discussion is based are subject to change, and any change could apply retroactively. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"), and there can be no assurance that the IRS will agree with any of the statements and conclusions expressed herein.

        The discussion does not purport to deal with all aspects of federal income taxation that may affect particular investors in light of their individual circumstances, nor with specific categories of investors subject to special treatment under the federal income tax laws. For example, it does not discuss the tax treatment of particular holders that are insurance companies, regulated investment companies, dealers in securities, tax-exempt organizations, financial institutions, foreign corporations and persons who are not citizens or residents of the United States. This discussion focuses primarily on investors who will hold new notes as "capital assets" (generally assets held for investment) within the meaning of Section 1221 of the Code. The discussion does not address the state, local or foreign tax consequences to investors of purchasing, owning or disposing of the new notes. Consequently, potential purchasers of new notes should consult their own tax advisors concerning the particular federal, state, local or foreign tax consequences to them of the purchase, holding, or disposition of the new notes.

PAYMENTS RECEIVED ON NEW NOTES

        Payments received by holders on new notes will be accorded the same tax treatment under the Code as payments received on other taxable debt instruments. Except as described below for new notes received in exchange for old notes that were acquired with market discount or at a premium, interest paid on a new note will be treated as ordinary income to the holder and a principal payment on a new note will be treated as a return of capital. Interest paid to holders who report their income on the cash receipts and disbursements method should be taxable to them when received. Interest earned by holders who report their income on the accrual method will be taxable when accrued, regardless of when it is actually received.

EXCHANGE OFFER

        The exchange of an old note for a new note under the exchange offer will not constitute a "significant modification" of the old note for federal income tax purposes. Accordingly, the exchange will be disregarded and the new note received will be treated as a continuation of the old note in the hands of each holder of a new note. As a result, there will be no federal income tax consequences to a holder who exchanges an old note for a new note under the exchange offer. Each holder will have the same adjusted tax basis and holding period in the new note as that holder had in the old note immediately before the exchange. Although the exchange of an old note for a new note will not create additional "market discount" or "amortizable premium," to the extent that a holder acquired an old note at a market discount or with amortizable premium, such discount or premium would generally carry over to the new note received in exchange for the old note. See discussions below of market discount and amortizable premium.

CHARACTERIZATION OF THE NOTES AS INDEBTEDNESS

        Based on the assumptions and representations of the issuer set forth in the following sentence, the new notes will be characterized as debt of the issuer for federal income tax purposes. The assumptions and representations on which this conclusion is based are:

     (1) the pertinent provisions of the Code, the Treasury Regulations promulgated thereunder, and the judicial and administrative rulings and decisions now in effect remain in effect and are not otherwise amended, revised, reversed, or overruled;


     (2) the Sixth Terms Supplement to the Trust Agreement, dated as of April __, 2003, by and between the issuer and Zions First National Bank, and the new notes, are executed and delivered in substantially the form attached as Exhibits hereto;


     (3)  there are no changes to the terms of the new notes; and

     (4) the issuer and the holders treat the new notes as indebtedness of the issuer for federal income tax purposes.

        This characterization will not be binding on the courts or the IRS. The issuer and the holders, by accepting the new notes have agreed to treat the new notes as indebtedness of the issuer for federal income tax purposes. The issuer intends to treat this transaction as a financing reflecting the new notes as its indebtedness for tax and financial accounting purposes.

MARKET DISCOUNT

        A subsequent purchaser of a new note at a discount from its outstanding principal amount will acquire the note with market discount. The purchaser generally will be required to recognize the market discount as ordinary income as provided below.

        A new note will not be considered to have market discount if the amount of the market discount is de minimis, i.e., less than the product of: (i) 0.25% of the remaining principal amount, multiplied by (ii) the number of complete years to maturity remaining after the date of purchase. Regardless of whether the subsequent purchaser of a new note with more than a de minimis amount of market discount is a cash-basis or accrual-basis taxpayer, market discount generally will be taken into income as principal payments are received, equal to the lesser of

     o    the amount of the principal payment received or

     o the amount of market discount that has "accrued," but that has not yet been included in income.

        ELECTIONS. Market discount generally accrues ratably (in equal amounts) on a daily basis from the day following the date of purchase to maturity, although the purchaser of a new note may elect to accrue market discount on the note under the constant yield method (in amounts increasing over time). The purchaser of a new note with market discount may also separately make an election, which applies to all market discount instruments held or acquired by the purchaser in the taxable year of election or afterwards, to recognize market discount currently as it accrues.

        SALE OR EXCHANGE OF A NEW NOTE WITH MARKET DISCOUNT. A holder who has acquired a new note with market discount generally will be required to treat a portion of any gain on a sale or exchange of the note as ordinary income to the extent of the market discount accrued to the date of disposition, less any accrued market discount previously reported as ordinary income. Moreover, the holder generally must defer interest deductions attributable to any indebtedness incurred or continued to purchase or carry the new note to the extent they exceed income on the note. Any deferred interest expense, in general, is allowed as a deduction no later than the year in which the related market discount income is recognized. If a holder makes the election to recognize market discount currently as it accrues, the interest deferral rule will not apply.

        As Treasury Regulations implementing the market discount rules have not yet been issued, and uncertainty exists with respect to many aspects of those rules, it is suggested that prospective investors consult their own tax advisors regarding the application of the market discount rules to the new notes.

AMORTIZABLE PREMIUM

        A subsequent holder of a note who purchases the note at a premium over its outstanding principal amount will acquire the note with amortizable premium. Such holder may elect to amortize the premium on the constant yield method (in amounts increasing over time). Under Treasury Regulations, a holder of a new note amortizes premium by offsetting the interest income allocable to an accrual period with the premium allocable to that period. Moreover, the Treasury Regulations generally provide that in the case of notes subject to optional redemption, the holder is deemed to exercise or not exercise the option in the manner that maximizes the holder's yield on the note and the issuer is deemed to exercise or not exercise a call option in the manner that maximizes the holder's yield on the note.

GAIN OR LOSS ON DISPOSITION

        If a new note is sold, the holder will recognize gain or loss equal to the difference between the amount realized on the sale and the holder's adjusted basis in the note. The adjusted basis of a new note will equal the cost of the note to the holder, increased by any market discount previously included in the holder's gross income with respect to the note and reduced by the portion of the basis of the note allocable to payments on the note previously received by the holder and by any previously amortized premium. Similarly, a holder who receives a scheduled or prepaid principal payment with respect to a new note will recognize gain or loss equal to the difference between the amount of the payment and the allocable portion of the holder's adjusted basis in the note. Except to the extent that the market discount rules apply, any gain or loss on the sale or other disposition of a new note generally will be capital gain or loss. This gain or loss will be long-term gain or loss if the note is held as a capital asset for the applicable long-term holding period.

BACKUP WITHHOLDING

        The indenture trustee will be required in certain cases to withhold tax at the applicable backup withholding rate (currently 30%) from amounts of interest and principal paid to any holder of new notes who has provided either an incorrect tax identification number or no number at all, who is subject to backup withholding by the IRS for failure to report the receipt of interest or dividend income properly, or who has failed to certify that it is not subject to backup withholding or that it is a corporation or other "exempt recipient."

        Backup withholding is not an additional tax, and any amounts withheld will be credited against the holder's federal income tax liability (or otherwise refunded) upon filing of a tax return with the IRS.

        Due to the complexity of the federal income tax rules applicable to holders and the uncertainty that exists with respect to some aspects of those rules, potential investors are urged to consult their own tax advisors regarding the tax treatment of the acquisition, ownership, and disposition of the new notes.

                            STATE TAX CONSIDERATIONS

        In addition to the federal income tax consequences described in "Federal Income Tax Consequences," potential investors should consider the state income tax consequences of the acquisition, ownership, and disposition of the notes. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. Therefore, potential investors should consult their own tax advisors with respect to the various state tax consequences of an investment in the notes.

                              ERISA CONSIDERATIONS

        Fiduciaries of employee benefit plans and other retirement plans and arrangements that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or corresponding provisions of the Code, including individual retirement accounts and annuities, Keogh plans and collective investment funds in which these plans, accounts, annuities or arrangements are invested, persons acting on behalf of a plan, or persons using the assets of a plan, should review carefully with their legal advisors whether the purchase or holding of any series of notes could either give rise to a transaction that is prohibited under ERISA or the Code or cause the assets of the trust to be treated as plan assets for purposes of regulations of the Department of Labor set forth in 29 C.F.R. 25 10.3-101.

        The acquisition or holding of the notes by or on behalf of a plan could be considered to give rise to a prohibited transaction if the parties to the transaction, or any of their respective affiliates, is or becomes a party in interest or a disqualified person with respect to the plan. Parties in interest and disqualified persons that participate in a prohibited transaction may be subject to a penalty (or excise tax) imposed pursuant to Section 502(i) of ERISA or Section 4975 of the Code unless a statutory or administrative exemption is available. Section 502(1) of ERISA requires the Secretary of the U.S. Department of Labor to assess a civil penalty against a fiduciary who violates any fiduciary responsibility under ERISA or commits any other violation of part 4 of Title I of ERISA, or any person who knowingly participates in such breach or violation.

        One or more exemptions may be available with respect to prohibited transaction rules of ERISA and might apply in connection with the initial purchase, holding and resale of the notes, depending in part on the type of plan fiduciary making the decision to acquire notes and the circumstances under which a decision is made. Those exemptions include, but are not limited to: (i) Prohibited Transaction Class Exemption (PTCE) 95-60, regarding investments by insurance company general accounts; (ii) PTCE 91-38, regarding investments by bank collective investment funds; (iii) PTCE 90-1, regarding investments by insurance company pooled separate accounts; or (iv) PTCE 84-14, regarding transactions negotiated by qualified professional asset managers. Before purchasing notes, a plan subject to the fiduciary responsibility provisions of ERISA or described in Section 4975(e)(l) (and not exempt under Section 4975(g)) of the Internal Revenue Code should consult with its counsel to determine whether the conditions of any exemption would be met. A purchaser of a note should be aware, however, that even if the conditions specified in one or more exemptions are met, the scope of the relief provided by an exemption might not cover all acts that might be construed as prohibited transactions.

                                  LEGAL MATTERS


        Legal matters relating to the issuer, the notes and federal income tax matters will be passed on by Ballard Spahr Andrews & Ingersoll, LLP. Legal matters relating to the validity of the new notes will be passed on by Perry Guthery Haase & Gessford, P.C., L.L.O.


                                     RATINGS

        Each series of the new Series A1 notes has been rated "AAA" by Standard and Poor's and Fitch. The new Series B1 notes have been rated "A" by Standard and Poor's and Fitch. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. The ratings of the notes address the likelihood of the ultimate payment of principal of and interest on the notes under their terms. The rating agencies do not evaluate, and the ratings on the notes do not address, the likelihood of prepayments on the notes or the likelihood of payment of the carryover interest.

        We have furnished and will continue to furnish to the rating agencies information and materials, some of which have not been included in this prospectus. Generally, a rating agency bases its rating on this information and materials and investigations, studies and assumptions furnished to and obtained and made by the rating agency. There is no assurance that any rating will apply for any given period of time or that it will not be lowered or withdrawn entirely if, in the judgment of the rating agency, circumstances so warrant.

        A rating is not a recommendation to buy, sell or hold the notes and any rating should be evaluated independently. Each rating is subject to change or withdrawal at any time and any change or withdrawal may affect the market price or marketability of the notes. The initial purchasers have undertaken no responsibility either to bring to the attention of the holders any proposed change in or withdrawal of any rating of the notes or to oppose any change or withdrawal.

                              PLAN OF DISTRIBUTION

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders (other than any holder which is our "affiliate" within the meaning of Rule 405 under the 1933 Act) without compliance with the registration and prospectus delivery provisions of the 1933 Act. However, this applies only if the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the new notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter (available June 5, 1991), "Exxon Capital Holdings Corporation" SEC No-Action Letter (available May 13, 1988) and "Shearman & Sterling" SEC No-Action Letter (available July 2, 1993).

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business 120 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an underwriter within the meaning of the 1933 Act, and any profit on any resale of new notes and any commissions or concessions received by any persons may be underwriting compensation under the 1933 Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the 1933 Act, a broker-dealer will not be admitting that it is an underwriter within the meaning of the 1933 Act.

        For a period of 120 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers. We have agreed to indemnify' holders of the notes (including any broker-dealers) against liabilities, including liabilities under the 1933 Act.

                     INDEX TO EMT CORP. FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report................................................ F-2

Report of Independent Accountants........................................... F-3

Balance Sheets as of December 31, 2002 and 2001 and as of June 30, 2001..... F-4

Statements of Income for the year ended December 31, 2002 and periods from  December  22, 2001 to December  31, 2001 and from July 1, 2001 to
   December 21, 2001 and for the years ended June 30, 2001 and 2000......... F-5

Statements of Stockholder's Equity for the year ended December 31,
   2002 and periods  from  December 22, 2001 to December 31, 2001 and from
   July 1, 2001 to  December  21,  2001 and for the years  ended  June 30,
   2001 and 2000............................................................ F-6

Statements of Cash Flows for the year ended December 31, 2002 and periods  from  December  22, 2001 to December 31, 2001 and from
   July 1, 2001 to  December  21,  2001 and for the years  ended
   June 30, 2001 and 2000................................................... F-7

Notes to Financial Statements............................................... F-8

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
EMT Corp.


We have audited the accompanying balance sheets of EMT Corp. as of December 31, 2002 and 2001, and the statements of income, stockholder's equity, and cash flows for the year ended December 31, 2002 and for the periods from December 22, 2001 to December 31, 2001 and from July 1, 2001 to December 21, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EMT Corp. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and for the periods from December 22, 2001 to December 31, 2001 and from July 1, 2001 to December 21, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                  /s/ KPMG LLP



March 21, 2003
Lincoln, Nebraska

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
EMT Corp.

In our opinion, the accompanying balance sheet and the related statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of EMT Corp. at June 30, 2001, and the results of its operations and its cash flows for the years ended June 30, 2001 and June 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PricewaterhouseCoopers LLP
Indianapolis, Indiana
August 8, 2001

                                    EMT CORP.

                                 Balance Sheets

                  December 31, 2002 and 2001 and June 30, 2001



                                                              DECEMBER 31,     DECEMBER 31,      JUNE 30,
                          ASSETS                                  2002             2001            2001

Cash and cash equivalents                                   $      657,847   $      438,120  $      237,906
Student loans receivable, net of allowance of $2,860,014
        in 2002 and $3,004,000 at December 31, 2001 and
        $2,710,000 at June 30, 2001                          1,635,280,159    1,685,681,894   1,629,016,030
Accrued interest receivable                                     29,922,782       36,946,717      43,354,204
Restricted cash - held by trustee                               97,040,237       49,050,396      40,862,138
Debt issuance costs, net of accumulated amortization of
        $4,973,883 in 2002 and $3,379,132 at December 31,
        2001 and $2,579,398 at June 30, 2001                     1,408,794        3,003,545       3,803,279
Prepaids and other assets                                          821,373           46,389          13,425
Due from affiliates                                              4,620,753        4,246,119           --
                                                            --------------   --------------  --------------
               Total assets                                 $1,769,751,945   $1,779,413,180  $1,717,286,982
                                                            ==============   ==============  ==============

           LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
        Notes payable                                       $1,686,000,000   $1,686,000,000  $1,686,000,000
        Accrued interest payable                                 1,087,046        1,757,131       2,358,214
        Due to affiliates                                           --               --             803,043
        Other liabilities                                       11,007,531        2,309,302       1,589,539
                                                             -------------    -------------   -------------
               Total liabilities                             1,698,094,577    1,690,066,433   1,690,750,796
                                                             -------------    -------------   -------------
Stockholder's equity:
        Common stock, no par value. Authorized 1,000
        shares; issued and
          outstanding 1,000 shares                                   1,000            1,000           1,000
        Additional paid-in capital                              55,877,159       88,837,620      14,000,000
        Retained earnings                                       15,779,209          508,127      12,535,186
                                                                ----------       ----------      ----------
               Total stockholder's equity                       71,657,368       89,346,747      26,536,186
                                                                ----------       ----------      ----------
Commitments and contingencies
               Total liabilities and stockholder's equity   $1,769,751,945   $1,779,413,180  $1,717,286,982
                                                            ==============   ==============  ==============

See accompanying notes to financial statements.



                                    EMT CORP.

                               Statement of Income


                  Year ended December 31, 2002 and periods from
                     December 22, 2001 to December 31, 2001
                   and from July 1, 2001 to December 21, 2001
                 and for the years ended June 30, 2001 and 2000

                                                          2001
                                             --------------------------------
                                              DECEMBER 22 TO     JULY 1 TO     JUNE 30,     JUNE 30,
                                   2002        DECEMBER 31      DECEMBER 21      2001         2000
                               -----------------------------------------------------------------------
Revenues:
    Loan interest               $75,096,128     $2,323,561    $45,601,700    $126,789,204   $57,372,778
    Investment interest             705,602         24,307        555,135       1,849,463     1,153,501
    Late fees                       679,300         15,978        316,296         749,592       353,125
                                -----------     ----------    -----------    ------------   -----------
           Total revenues        76,481,030      2,363,846     46,473,131     129,388,259    58,879,404
                                -----------     ----------    -----------    ------------   -----------
Expenses:
    Interest on notes payable    33,421,900      1,086,604     26,514,003     101,654,664    45,447,563
    Loan servicing fees to
    related
      parties                     6,890,569        251,960      4,475,056       9,524,214     4,504,351
    Trustee and broker fees       4,614,055        118,200      2,097,386       4,223,332     2,061,586
    Amortization of debt
    issuance
      costs                       1,594,751         43,165        756,569       1,584,106       639,347
    Provision for loan losses       428,000         15,806        501,314         577,056     1,244,443
    Management fees to
    related
      parties                     4,887,320         27,419        482,581       1,020,000     1,020,000
    Other general and
    administrative                    6,353            565          6,184          17,756        35,940
                                -----------     ----------    -----------    ------------   -----------
        Total expenses           51,842,948      1,543,719     34,833,093     118,601,128    54,953,230
                                -----------     ----------    -----------    ------------   -----------
        Income before
          income tax
          expense                24,638,082        820,127      11,640,038       10,787,131     3,926,174

 Income tax expense               8,767,000        312,000          --                --           --
                                -----------     ----------     -----------     ------------   -----------
              Net income        $15,871,082       $508,127     $11,640,038      $10,787,131    $3,926,174
                                ===========     ==========     ===========     ============   ===========

See accompanying notes to financial statements.

                                    EMT CORP.

                       Statements of Stockholder's Equity

                  Year ended December 31, 2002 and periods from
                     December 22, 2001 to December 31, 2001
                   and from July 1, 2001 to December 21, 2001
                 and for the years ended June 30, 2001 and 2000

                                                         ADDITIONAL                        TOTAL
                                            COMMON         PAID-IN         RETAINED    STOCKHOLDER'S
                                            STOCK          CAPITAL         EARNINGS       EQUITY
Balance at July 1, 1999                       $1,000     $8,700,000     $2,364,781      $11,065,781
Net income                                       --           --         3,926,174        3,926,174
Capital contribution                             --       5,300,000          --           5,300,000
Dividends paid - $2,142 per share                --           --        (2,142,900)      (2,142,900)
                                          ----------     ---------      -----------     -----------
Balance at June 30, 2000                       1,000     14,000,000      4,148,055       18,149,055
Net income                                       --           --        10,787,131       10,787,131
Dividends paid - $2,400 per share                --           --        (2,400,000)      (2,400,000)
                                          ----------     ---------      -----------     -----------
Balance at June 30, 2001                       1,000     14,000,000     12,535,186       26,536,186
Net income for period                            --           --        11,640,038       11,640,038
Dividends paid - $500 per share                  --           --          (500,000)        (500,000)
                                          ----------     ---------      -----------     -----------
Balance at December 21, 2001                   1,000     14,000,000     23,675,224       37,676,224
Net income for period                            --           --           508,127          508,127
Acquisition entries:
  Close retained earnings to
        additional paid-in capital               --      22,175,224    (22,175,224)           --
  Excess consideration over
        carrying value of net assets
acquired                                         --      52,662,396           --         52,662,396
Dividends paid - $1,500 per share                --           --        (1,500,000)      (1,500,000)
                                          ----------     ---------      -----------     -----------
Balance at December 31, 2001                   1,000     88,837,620        508,127       89,346,747
Net income                                       --           --        15,871,082       15,871,082
Distributions to Nelnet, Inc.                    --     (32,960,461)          --        (32,960,461)
Dividends paid - $600 per share                  --           --          (600,000)        (600,000)
                                          ----------     ---------      -----------     -----------
Balance at December 31, 2002              $    1,000    $55,877,159     $15,779,209     $71,657,368
                                          ==========    ===========     ===========     ===========


See accompanying notes to financial statements

                                    EMT CORP.

                            Statements of Cash Flows

                  Year ended December 31, 2002 and periods from
                     December 22, 2001 to December 31, 2001
                   and from July 1, 2001 to December 21, 2001
                 and for the years ended June 30, 2001 and 2000


                                                                          Successor                               Predecessor
                                                        -------------------------------------------------  -------------------------
                                                                                       2001
                                                                      ---------------------------------
                                                                        December 22 to    July 1 to       June 30,       June 30,
                                                               2002       December 31   December 21        2001            2000
                                                         ------------- --------------- --------------- -------------  -------------
Net income                                              $  15,871,082   $    508,127   $  11,640,038   $ 10,787,131   $   3,926,174
Adjustments to reconcile net income to net
      cash provided by(used in)
      operating activities:
         Amortization of loan premiums,
           lender fees, and debt
           issuance costs                                  17,954,257        288,557      10,251,388     10,533,914       3,935,134
         Deferred income tax expense                            9,000        164,000            --             --             --
         Provision for loan losses                            428,000         15,806         501,314        577,056       1,244,443
         Decrease (increase) in accrued
           interest receivable                              7,023,934        (63,594)      6,471,081     (2,837,260)    (27,843,636)
         (Increase) decrease in prepaids and
           other assets                                      (869,637)        (6,276)        (26,689)       (11,332)          1,885
         (Increase) decrease in due from affiliates          (374,633)    (1,638,459)     (3,410,702)      (267,651)        779,033
         Increase (decrease) in accrued
           interest payable                                  (670,085)       (88,955)       (512,128)    (2,376,946)      3,577,929
         Increase in other liabilities                      8,689,229        298,787         256,976        557,232         294,041
                                                           -----------       --------      ----------     ----------      ---------
                  Net cash provided by (used in)
                    operating activities                   48,061,147       (522,007)     25,171,278     16,962,144     (14,084,997)
                                                           -----------      ---------   -------------  -------------    ------------
Cash flows from investing activities:
         Purchases of student loans                      (392,148,606)    (9,514,123)   (159,994,103)  (293,757,359) (1,266,365,481)
         Proceeds from sales of student loans
            to affiliates                                  42,120,856            --              --            --            --

         Net proceeds from student loan
             principal payments                           383,736,632      8,673,688     146,573,739    276,363,406     125,242,308
         (Increase) decrease in restricted
             cash - held by trustee                       (47,989,841)      (184,691)     (8,003,567)     2,791,519     (31,107,813)
                                                          ------------      ---------   ------------- -------------- ---------------
                  Net cash used in investing activities   (14,280,959)    (1,025,126)    (21,423,931)   (14,602,434) (1,172,230,986)
                                                          ------------    -----------  -------------- -------------- ---------------
Cash flows from financing activities:
         Distributions to Nelnet, Inc.                    (32,960,461)           --              --            --            --
         Proceeds from issuance of debt                           --             --              --            --     1,181,752,235
         Proceeds from capital contribution                       --             --              --            --         5,300,000
         Dividends paid                                      (600,000)    (1,500,000)       (500,000)    (2,400,000)     (2,142,900)
                                                             ---------    -----------     -----------  -------------  --------------
                  Net cash provided by (used in) in
                      financing activities                (33,560,461)    (1,500,000)       (500,000)    (2,400,000)  1,184,909,335
                                                          ------------    -----------     -----------  ------------- ---------------
                  Net increase (decrease) in cash
                      and cash equivalents                    219,727     (3,047,133)      3,247,347        (40,290)     (1,406,648)
Cash and cash equivalents, beginning of period                438,120      3,485,253         237,906        278,196       1,684,844
                                                              --------     ----------      ----------     ----------  --------------
Cash and cash equivalents, end of period                      657,847        438,120       3,485,253        237,906         278,196
                                                              ========     ==========    ============     ==========  ==============
Supplemental disclosures of cash flow information:

         Interest paid                                    $34,196,165       $806,978     $27,397,337   $104,030,491    $ 41,869,634
                                                          ============    ===========  ==============  ============   ==============
         Income taxes paid to parent                      $    --              --                --         --               --
                                                          ============    ===========  ==============  ============   ==============

See accompanying notes to financial statements.

                                    EMT CORP.

                          Notes to Financial Statements

                  December 31, 2002 and 2001 and June 30, 2001

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

      (a)  DESCRIPTION OF BUSINESS

           EMT Corp. (the Company), a wholly owned subsidiary of EFS Finance Co., which is a wholly owned subsidiary of EFS, Inc., which is a wholly owned subsidiary of Nelnet, Inc. (the Parent or Nelnet), is a C corporation which invests in eligible student loans issued under Title IV of the Higher Education Act of 1965, as amended (the Act). EFS, Inc. provides managerial and administrative support to the Company. Student loans beneficially owned by the Company include those originated under the Stafford Loan Program (SLP), the Parent Loan Program for Undergraduate Students (PLUS) program, the Supplemental Loans for Students (SLS) program, and loans which consolidate certain borrower obligations (Consolidation). Title to the student loans is held by an eligible lender trustee under the Act for the benefit of the Company. The financed eligible student loan borrowers are geographically located throughout the United States. The notes payable outstanding are payable primarily from interest and principal payments on the student loans receivable.

           The Parent is a holding company organized for the purpose of establishing and owning the stock of corporations like the Company engaged in the securitization of financial assets. The Company was acquired by the Parent on December 22, 2001 through a purchase of EFS, Inc. for total consideration of approximately $141 million. As a result of the acquisition, the Company's fiscal year end changed from June 30 to December 31. The purchase price of EFS, Inc. was allocated to the Company's assets and liabilities based on fair values on the acquisition date as shown below.

           Cash and cash equivalents and restricted cash      $    52,350,958
           Student loans receivable                             1,685,102,657
           Accrued interest receivable and other assets            42,586,686
           Notes payable                                       (1,686,000,000)
           Accrued interest payable and other liabilities          (3,701,681)
                                                               ---------------
           EFS, Inc. purchase price allocated to the Company  $    90,338,620
                                                               ===============

           The excess consideration over carrying value of net assets acquired of $52,662,396 related to premiums paid on student loans.

           The allocation of the purchase price resulted in a new basis of accounting. Consequently, the statements of income, stockholder's equity, and cash flows for the period from July 1, 2001 to December 21, 2001 and from December 22, 2001 to December 31, 2001 are presented separately.

      (b)  CASH EQUIVALENTS

           For purposes of the statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

      (c)  STUDENT LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

           Investments in student loans, including premiums, are recorded at cost, net of premium amortization and the allowance for loan losses. Premiums are amortized over the estimated principal life of the related loans.

           The allowance for loan losses is estimated and established through a provision charged to expense. Losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recovery of amounts previously charged off is credited to the allowance for loan losses. The charge to operations is estimated and based on management's evaluation of the loan portfolio, including such factors as the volume and character of loans outstanding, past loan loss experience, and general economic conditions.

           Management believes that the allowance for loan losses is adequate. While management uses available information to recognize probable losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.

      (d)  INTEREST ON STUDENT LOANS

           Interest on student loans is accrued when earned and is either paid by the Department of Education or the borrower depending on the status of the loan at the time of accrual. In addition, the Department of Education makes quarterly interest subsidy payments on certain qualified Title IV loans until the student is required under the provisions of the Act to begin repayment. Repayment on guaranteed student loans normally begins within six months after completion of their course of study, leaving school, or ceasing to carry at least one-half the normal full-time academic load as determined by the educational institution. Repayment of PLUS loans normally begins within 60 days from the date of loan disbursement and repayment of SLS loans begins within one month after completion of course study, leaving school, or ceasing to carry at least the normal full-time academic load as determined by the educational institution.

      (e)  DEBT ISSUANCE COSTS

           Debt issuance costs are amortized straight-line through December 31, 2003.

      (f)  INCOME TAXES

           The Company files a consolidated Federal tax return with Nelnet Loan Services, Inc. (NLS), the legal parent of Nelnet. The financial statements subsequent to December 21, 2001, reflect income taxes computed as if the Company filed a separate tax return. Prior to the acquisition by Nelnet, the Company was an S corporation under the provisions of the Internal Revenue Code. As a result, the Company was not subject to federal or state income taxes, and the results of its operations were allocated and reported in the personal income tax returns of the parent company's stockholders.

           Subsequent to December 21, 2001, income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the accounting period that includes the enactment date.

      (g)  USE OF ESTIMATES

           The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of revenues and expenses, and other disclosures. Actual results could differ from those estimates.

      (h)  COMPREHENSIVE INCOME

           The Company has no sources of other comprehensive income. Therefore, the Company's comprehensive income consists solely of its net income.

(2)   RESTRICTED CASH - HELD BY TRUSTEE

      The Company's restricted cash, consisting primarily of U.S. Treasury securities and money market funds, is held by the trustee in various accounts subject to use restrictions imposed by the indenture of the trust. These trustee funds include: the recycling account fund which is used to maintain excess funds for future operating needs, if necessary, and purchases of eligible student loans; the reserve fund which is used to cure any deficiencies in the debt service requirement; and the revenue fund which is used for the receipt of interest payments on eligible student loans and investment securities and to pay fees and expenses incurred under the indenture.

(3)   STUDENT LOANS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

      Guaranteed loans may be made under the insured student loan program by certain lenders as defined by the Act. These loans, including related accrued interest, are guaranteed at their maximum level permitted under the Act by an authorized guarantee agency, which has a contract of reinsurance with the Department of Education. The terms of the loans, which vary on an individual basis, generally provide for repayment in monthly installments of principal and interest over a period of up to 20 years. Interest rates on loans may be fixed or variable, and will vary based on the average of the 91-day U.S. Treasury bill rate, and currently range from 3.0% to 12.0% (the weighted average rate was 5.3% at December 31, 2002) dependent upon type, terms of loan agreements, and date of origination. For Title IV loans, the Company has entered into a trust agreement in which an unrelated financial institution will serve as the eligible lender trustee. As an eligible lender trustee, the financial institution acts as the eligible lender in acquiring certain eligible student loans as an accommodation to the Company who holds a beneficial interest in the student loan assets as the beneficiary of such trust.

      Substantially all student loan principal and related accrued interest are guaranteed as defined by the Act. These guarantees are made subject to the performance of certain loan servicing procedures stipulated by applicable regulations. If these procedures are not met, affected student loans may not be covered by the guarantees should the borrower default. The Company retains and enforces recourse provisions against servicers and lenders under certain circumstances. Such loans are subject to "cure" procedures and reinstatement of the guarantee under certain circumstances. Also, in accordance with the Student Loan Reform Act of 1993, loans disbursed prior to October 1, 1993 are fully insured and loans disbursed subsequent to October 1, 1993 (approximately 90%, 88% and 86% of the student loans at December 31, 2002 and 2001 and June 30, 2001, respectively) are insured up to 98%.

      The Company has provided for an allowance for loan losses related to those loans only guaranteed up to 98% for principal and interest. The provision is based upon historical default rates for such loans. Activity in the allowance for loan losses is shown below.

                                                           2001
                                  Year ended   ----------------------------  Year ended     Year ended
                                 December 31,  December 22 to    July 1 to    June 30,       June 30,
                                     2002        December 31    December 21     2001           2000
                                -------------- --------------  ------------ ------------  -------------
Beginning balance               $  3,004,000       3,000,190    2,710,000     2,554,000       685,000
Provision for loan losses            428,000          15,806      501,314       577,056     1,244,443
Purchase of reserve from parent          --              --           --            --        792,500
Loans charged off,
     net of recoveries              (571,986)        (11,996)    (211,124)     (421,056)     (167,943)
                                -------------- --------------  ------------ ------------  -------------
Ending balance                  $  2,860,014       3,004,000    3,000,190     2,710,000     2,554,000
                                ============== ==============  ============ ============  =============


(4)   STUDENT LOAN INTEREST MARGIN SECURITIES TRANSACTION

      Effective December 2001, NELnet Group Trust II (the Trust) issued student loan interest margin securities (SLIMS). In connection with that transaction, the Company transferred to the Trust its rights to receive future excess residual cash flows and a portion of the administrative fees that are permitted to be withdrawn from the Company's trust estate created under the Company's trust indenture. Those revenues will be used by the Trust to make payments of principal and interest due on the Trust's securities. Nelnet is the sole beneficial owner of the Trust. The proceeds from the issuance of the Trust's securities which were attributed to the transfer to the Trust made by the Company were paid to Nelnet. The future excess residual cash flows of the Company's trust estate represent funds which would normally be available for the payment of dividends by the Company to Nelnet. After the obligations of the Trust are satisfied in full, Nelnet will receive any remaining excess cash flows as the sole beneficial owner of the Trust which will be reflected as dividends/distributions to Nelnet from the Company. Distributions to Nelnet in 2002 were excess parity withdrawals under the SLIMS and is reflected in the statement of stockholder's equity as distributions to Nelnet. Nelnet has agreed to provide the administrative services necessary for administration of the Company's trust estate. The Trust securities are not obligations of the Company or Nelnet.

(5)   NOTES PAYABLE

      The Company periodically issues taxable student loan asset-backed notes to finance the acquisition of student loans. All notes are primarily secured by the student loans receivable, related accrued interest, and other property and funds held in trust. The notes are variable rate notes with interest rates reset periodically based upon auction rates.

      The table below summarizes outstanding notes payable at December 31, 2002 and 2001 and June 30, 2001 by issue.

                                                       December 31, 2002           December 31, 2001          June 30, 2001
                                                 ----------------------------  ---------------------------   ---------------
                                      Final          Carrying       Interest       Carrying      Interest       Carrying
                                    maturity          amount         rate           amount         rate          amount
                                   ------------  ---------------  -----------  ---------------  ----------   ---------------
Senior Auction Series A-1            12/1/2030   $   82,000,000     1.50%      $   82,000,000     2.20%     $   82,000,000
Senior Auction Series A-2            12/1/2030       80,000,000     1.50%          80,000,000     2.20%         80,000,000
Senior Auction Series A-3            12/1/2030       80,000,000     1.50%          80,000,000     2.15%         80,000,000
Senior Auction Series A-4            12/1/2030       80,000,000     1.50%          80,000,000     2.25%         80,000,000
Senior Auction Series A-5            12/1/2030       75,000,000     1.65%          75,000,000     2.25%         75,000,000
Senior Auction Series A-6            12/1/2030       75,000,000     1.55%          75,000,000     2.40%         75,000,000
Senior Auction Series A-7            12/1/2030       60,000,000     1.58%          60,000,000     2.12%         60,000,000
Senior Auction Series A-8            12/1/2030       60,000,000     1.65%          60,000,000     2.20%         60,000,000
Senior Auction Series A-9            12/1/2030       55,000,000     1.68%          55,000,000     2.30%         55,000,000
Senior Auction Series A-10           12/1/2030       70,000,000     1.50%          70,000,000     2.15%         70,000,000
Senior Auction Series A-11           12/1/2030       70,000,000     1.50%          70,000,000     2.15%         70,000,000
Senior Auction Series A-12           12/1/2030       70,000,000     1.52%          70,000,000     2.18%         70,000,000
Senior Auction Series A-13           12/1/2030       50,000,000     1.68%          50,000,000     2.30%         50,000,000
Senior Auction Series A-14           12/1/2030       50,000,000     1.68%          50,000,000     2.27%         50,000,000
Senior Auction Series A-15           12/1/2030       50,000,000     1.55%          50,000,000     2.40%         50,000,000
Senior Auction Series A-16           12/1/2030       98,000,000     1.50%          98,000,000     2.18%         98,000,000
Senior Auction Series A-17           12/1/2030       98,000,000     1.50%          98,000,000     2.20%         98,000,000
Senior Auction Series A-18           12/1/2030       98,000,000     1.55%          98,000,000     2.35%         98,000,000
Senior Auction Series A-19           12/1/2030       98,000,000     1.50%          98,000,000     2.35%         98,000,000
Senior Auction Series A-20           12/1/2030       98,000,000     1.50%          98,000,000     2.35%         98,000,000
Senior Auction Series A-21           12/1/2030       49,000,000     1.70%          49,000,000     2.33%         49,000,000
Senior Auction Series A-22           12/1/2030       49,000,000     1.58%          49,000,000     2.20%         49,000,000
Sr. Subordinate Auction Series B-1   12/1/2030       28,000,000     2.77%          28,000,000     4.22%         28,000,000
Sr. Subordinate Auction Series B-2   12/1/2030       15,000,000     1.65%          15,000,000     2.25%         15,000,000
Sr. Subordinate Auction Series B-3   12/1/2030       48,000,000     1.60%          48,000,000     2.30%         48,000,000
                                                 ---------------               ---------------              ---------------
                                                 $1,686,000,000                $1,686,000,000               $1,686,000,000
                                                 ===============               ===============              ===============

      Generally, the notes can be redeemed on any interest payment date at par plus accrued interest. Subject to note provisions, all notes are subject to redemption prior to maturity at the option of the Company, without a prepayment penalty.

      The indenture of trust contains, among other requirements, covenants related to the restriction of funds to be maintained in a reserve fund. Management believes the Company is in compliance with all covenants of the note agreements at December 31, 2002 and 2001 and June 30, 2001.

(6)   INCOME TAXES

      Components of income tax expense for the year ended December 31, 2002 and for the period from December 22, 2001 to December 31, 2001 are shown below:
                                                           Period from
                                                          December 22 to
                                                           December 31,
                                              2002              2001
                                           -----------   ---------------
                 Current:
                      Federal              $ 8,020,619       135,540
                      State                    737,381        12,460
                                           -----------   ---------------
                                             8,758,000       148,000
                                           -----------   ---------------
                 Deferred:
                      Federal                    8,290       150,686
                      State                        710        13,314
                                           -----------   ---------------
                                                 9,000       164,000
                                           -----------   ---------------
                                           $ 8,767,000       312,000
                                           ===========   ===============


      The actual income tax expense differs from the "expected" income tax expense, computed by applying the Federal statutory corporate tax rates to income before income tax expense as shown below.

                                                              Period from
                                                             December 22 to
                                                              December 31,
                                                    2002         2001
                                                -----------  --------------
                                               $ 8,376,948       278,843

                                                   487,140        17,011
                                                   (97,088)       16,146
                                                -----------  --------------
                Actual income tax expense      $ 8,767,000       312,000
                                                ===========  ==============

      As discussed in note 1, prior to the acquisition by Nelnet, the Company was a S corporation under the provisions of the Internal Revenue Code.

      The Company's net deferred tax liability at December 31, 2002 and 2001 resulted from the taxes (benefit) related to the differences in reporting certain items for tax and book purposes as follows:

                                                       2002           2001
                                                   -----------   ------------
    Deferred tax (assets) liabilities:
         Loan premium amortization                $   954,608      1,275,480
         Allowance for loan losses                 (1,058,208)    (1,111,480)
         Amortization of lender origination fees      276,600            --
                                                   -----------   ------------
                     Net deferred tax liability   $   173,000        164,000
                                                   ===========   ============

      Management believes that it is more likely than not that the Company will generate sufficient future taxable income to fully recover the deferred tax asset and, therefore, no valuation allowance is required.

      Included in other liabilities on the accompanying balance sheets is $173,000 net deferred tax liability and $8,906,000 current tax liability at December 31, 2002 and $164,000 net deferred tax liability and $148,000 current income tax liability at December 31, 2001.

(7)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates, methods, and assumptions are set forth below.

           CASH AND CASH EQUIVALENTS, RESTRICTED CASH - HELD BY TRUSTEE, AND ACCRUED INTEREST RECEIVABLE/PAYABLE

           The carrying amount approximates fair value due to the variable rate of interest and/or the short maturities of these instruments.

           STUDENT LOANS RECEIVABLE

           The fair value of student loans receivable is estimated at amounts recently paid by Nelnet to acquire loans in the market. The fair value of the student loans receivable approximates $1.6 billion, $1.7 billion and $1.6 billion at December 31, 2002, December 31, 2001, and June 30, 2001, respectively.

      NOTES PAYABLE

           The fair value of the notes payable is based on market prices for securities that possess similar credit risk and interest rate risk at or near December 31, 2002 and 2001 and June 30, 2001. The terms of the arrangements specify that the outstanding debt is callable at par at specified interest payment dates. The estimated fair value of the notes payable at December 31, 2002 and 2001 and June 30, 2001 approximates carrying value.

           LIMITATIONS

           Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

 (8)  GUARANTEE AGENCIES

      As of December 31, 2002 and 2001 and June 30, 2001, United Student Aid Funds, Inc., Pennsylvania Higher Education Assistance Authority, Kentucky Higher Education Assistance Authority, and Michigan Guaranty Authority were the primary guarantors, guaranteeing approximately 87%, 90% and 90%, respectively, of the total student loans beneficially owned by the Company. Management periodically reviews the financial condition of its guarantors and does not believe the level of concentration creates an unusual or unanticipated credit risk. In addition, management believes that based on the Higher Education Amendments of 1998, the security for and payment of any of the Company's obligations would not be materially adversely affected as a result of legislative action or other failure to perform on its obligations on the part of any guarantee agency. The Company, however, offers no assurances to that effect.

(9)   RELATED PARTIES

      Under the terms of an agreement, the Company contracted all loan servicing through EFS Services, Inc. through November 20, 2002, and servicing converted to NLS through December 31, 2002. Servicing fees amounted to approximately $6,891,000, $252,000, $4,475,000, $9,524,000 and $4,504,000
      for the year ended December 31, 2002, for the period from December 22, 2001 to December 31, 2001, for the period from July 1, 2001 to December 21, 2001, and for the years ended June 30, 2001 and 2000, respectively. At December 31, 2002 and 2001 and June 30, 2001, approximately $508,000, $781,000 and $728,000, respectively, were payable to EFS Services, Inc. or NLS for loan servicing and are included in the amounts due from affiliates on the accompanying balance sheets.

      During 2002, the Company sold student loans, including unamortized premiums, to the following wholly owned subsidiaries of the Parent. No gains or losses were recognized, as sales between wholly owned subsidiaries of the Parent were made at amortized cost, which approximated fair value.

      NELNET Student Loan Corporation-2                     $  8,200,000
      NELNET Student Loan Warehouse Corporation-1             35,400,000


      During 2002, the Company purchased student loans of $52.8 million from NELNET Student Loan Warehouse Corporation-1. Premiums paid on these loans totaled $1.1 million.

      The Company incurred fees to EFS, Inc. for managerial and administrative support for the operations of the Company based on a management agreement that requires .0083% of the outstanding loan balance to be paid monthly. These fees amounted to approximately $4.9 million, $27,000, $483,000, $1.0 million and $1.0 million for the year ended December 31, 2002, for the period from December 22, 2001 to December 31, 2001, for the period from July 1, 2001 to December 21, 2001 and for the years ended June 30, 2001 and 2000, respectively. At December 31, 2002, approximately $132,000 was payable to EFS, Inc. for management fees and is included in the amounts due from affiliates on the accompanying balance sheet.


(10)  TRANSITION REPORTS (UNAUDITED)

      The following information is being provided for comparative purposes in connection with the Company's transition reports for the periods July 1, 2001 to December 21, 2001 and December 22, 2001 to December 31, 2001 and has not been audited.


                                           Period December 22, 2000   Period July 1, 2000 to
                                             to December 31, 2000       December 21, 2000
                                             --------------------       -----------------
Revenues:
     Loan interest                                $3,551,022                 $63,602,429
     Investment interest                              60,550                   1,013,994
     Late fees                                        18,446                     357,397
                                                   ---------                  ----------
               Total revenues                      3,630,018                  64,973,820
                                                   ---------                  ----------
Expenses:
     Interest on notes payable                     3,170,115                  53,972,699
     Loan servicing fees to related party            258,962                   4,433,571
     Trustee and broker fees                         125,861                   2,211,234
     Amortization of debt issuance costs              43,165                     745,924
     Provision for loan losses                        11,613                     204,387
     Management fees to related parties               27,419                     482,581
     Other general and administrative                    759                      13,251
                                                   ---------                  ----------
               Total expenses                      3,637,894                  62,063,647
                                                   ---------                  ----------
               Income (loss) before
               income tax expense                    (7,875)                   2,910,172
                                                       --                          --
Income tax expense                                  --------                  ----------
               Net income (loss)                    $(7,875)                  $2,910,172
                                                    ========                  ==========



                                    EMT CORP.
                                     ISSUER


                              OFFER TO EXCHANGE ITS
                         AUCTION RATE SECURITIES FOR ANY
                           AND ALL OF ITS OUTSTANDING
                             AUCTION RATE SECURITIES



                               ------------------

                                   PROSPECTUS

                               -------------------






        Until _____________, 2003 (90 days after this Prospectus), all dealers effecting transactions in the new notes offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                       ________________________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         The Indiana Business Corporation Law authorizes EMT Corp. to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act.

         EMT's By-laws include provisions that indemnify its directors and officers to the full extent permitted by Indiana law. In addition, Article IX of its First Restated Articles of Incorporation provides:

                                   Article IX
                                 INDEMNIFICATION

        (a) To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article IX.

        (b) The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Act, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

        (c) The rights of indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter by entitled under any statute, this Certificate of Incorporation, the By-Laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        (d) The rights of indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

        (e) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provision of this Article IX, or the By-Laws, or any other provision of law.

        (f) The provisions of this Article IX shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article IX is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article IX shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        (g) The rights of indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IX shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) that such person is not entitled to such indemnification or reimbursement or advancement or expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

        (h) Any Director or officer of the Corporation serving in any capacity
(a) in another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) in any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

        (i) Any person entitled to be indemnified or to reimbursement or advancement or expenses as a matter of right pursuant to this Article IX may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of the expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

                                      * * *

         EMT also has insurance coverage for losses by any person who is or hereafter may be a director or officer arising from claims against that person for any wrongful act (subject to certain exceptions) in his capacity as a director or officer. The policy also provides for reimbursement to EMT for indemnification it gives, pursuant to common statutory law or its Articles of Incorporation or By-laws, to any such person arising from any such claim. The policy's coverage is limited to a maximum of $3,000,000 for each loss and each policy year and there is a deductible of $1,000,000 for EMT.


Item 21.  Exhibits and Financial Statement Schedules.


Exhibit
 Number              Description


3.1     Articles of Incorporation of EMT Corp.*

3.2     First Restated Articles of Incorporation of EMT Corp.*

3.3     Bylaws of EMT Corp.*

4.1 Trust Agreement, dated as of May 15, 1998, by and between EMT Corp. and NBD Bank, N.A.*

4.2 First Terms Supplement to the Trust Agreement, dated as of May 15, 1998, by and between EMT Corp. and NBD Bank, N.A.*

4.3 Second Terms Supplement to the Trust Agreement, dated as of January 1, 1999, by and between EMT Corp. and NBD Bank, N.A.*

4.4 Third Terms Supplement to the Trust Agreement, dated as of September 1, 1999, by and between EMT Corp. and NBD Bank, N.A.*

4.5 Fourth Terms Supplement to the Trust Agreement, dated as of April 1, 2000, by and between EMT Corp. and Bank One Trust Company, N.A.*

4.6 Fifth Terms Supplement to the Trust Agreement, dated as of June 1, 2000, by and between EMT Corp. and Bank One Trust Company, N.A.*

4.7 Form of Sixth Terms Supplement to the Trust Agreement, by and between EMT Corp. and Zions First National Bank.*

5.1 Opinion and related consent of Perry Guthery Haase & Gessford, P.C. as to the legality of the new notes.**

8.1 Opinion and related consent of Ballard Spahr Andrews & Ingersoll, LLP, with respect to Federal Tax matters.**

10.1 Servicing Agreement, dated as of May 15, 1998, by and between EMT Corp. and EFS Services, Inc.*

10.2 Subservicing Agreement, dated as of February 1, 2002, by and between EFS Services, Inc. and Nelnet Loan Services, Inc.*

10.3 Eligible Lender Trust Agreement, dated as of April 15, 1998, by and between EMT Corp. and KeyBank Indiana, N.A.*

10.4 Pledge Agreement, dated as of May 15, 1998, by and among EMT Corp., NBD Bank, N.A. and KeyBank Indiana, N.A.*

10.5    Administrative Services Agreement between EMT Corp. and EFS, Inc.*

12.1    Calculation of Ratios of Earnings to Fixed Charges.**

16.1 Letter from PricewaterhouseCoopers LLP regarding change in certifying accountant.**

23.1    Consent of Perry Guthery Haase & Gessford, P.C. (included in Exhibit
        5.1).

23.2    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit
        8.1).

23.3    Consent of KPMG LLP.**

23.4    Consent of PricewaterhouseCoopers LLP.**

24.1    Power of Attorney (included on signature page).*

25.1 Statement of eligibility and qualification of Zions First National Bank under the Trust Indenture Act of 1939.***

99.1    Letters of Transmittal.*

    *Previously filed.

   **Filed herewith.

  ***To be filed separately by Zions First National Bank no later than the second business day following the initial date of public offering of Registrant's notes pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, and Rule 5b-3 thereunder.


Item 22.  Undertakings.

                  The undersigned Company hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10
                  (a) (3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                  The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of the request.

                  The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on April 28, 2003.

                                      EMT Corp.


                                      By:  /s/ Cheryl E. Watson
                                         --------------------------------
                                          Cheryl E. Watson
                                          President and Principal Executive
                                             Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                     Title                       Date
            ---------                     -----                       ----

   /s/ Cheryl E. Watson           President and Principal         April 28, 2003
---------------------------       Executive Officer
Cheryl Watson


*                                 Treasurer and Chief Financial   April 28, 2003
---------------------------       Officer
Terry J. Heimes


*                                 Director                        April 28, 2003
---------------------------
David Bottegal


*                                 Director                        April 28, 2003
---------------------------
Stephen F. Butterfield


*                                 Director                        April 28, 2003
---------------------------
Michael S. Dunlap


*                                 Director                        April 28, 2003
---------------------------
John Breslow


                                          *By  /s/ Jeffrey R. Noordhoek
                                               --------------------------------
                                               Jeffrey R. Noordhoek
                                               Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
 Number              Description

5.1 Opinion and related consent of Perry Guthery Haase & Gessford, P.C. as to the legality of the new notes.

8.1 Opinion and related consent of Ballard Spahr Andrews & Ingersoll, LLP, with respect to Federal tax matters.

12.1    Calculation of Ratios of Earnings to Fixed Charges.

16.1    Letter from PricewaterhouseCoopers LLP.

23.1    Consent of Perry Guthery Haase & Gessford, P.C. (included in Exhibit
        5.1).

23.2    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit
        8.1).

23.3    Consent of KPMG LLP.

23.4    Consent of PricewaterhouseCoopers LLP.